UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
IDEXX Laboratories, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Notice of 2020 Annual Meeting of Shareholders & Proxy Statement

Our PURPOSE

Our GUIDING PRINCIPLES

Achieve and sustain market leadership
Exceed the expectations of our customers
Empower and reward our employees
Innovate with intelligence
Cultivate entrepreneurial spirit
Contribute to our communities

Lawrence D. Kingsley Independent Non-Executive Board Chair
March 26, 2020
Dear Shareholders and Other Stakeholders,
In November 2019, I assumed the role of independent Non-Executive Board Chair, succeeding Jon Ayers, who stepped down, after serving for more than 17 years as Board Chair, President and Chief Executive Officer (CEO) of IDEXX, following a cycling accident that resulted in a paralyzing spinal cord injury.
The Board is grateful to Jon for his leadership, vision and unwavering commitment over his distinguished and long tenure with IDEXX. Under his stewardship, IDEXX created significant long-term value and built a strong foundation for continued and enduring growth. We are pleased that Jon remains an IDEXX Director and serves as an external Senior Advisor to the Company.
In October 2019, the Board appointed Jay Mazelsky – who was our Executive Vice President responsible for the North American Companion Animal Group business since August 2012 – as our President and CEO and a Director, following a four-month intensive and thorough succession- and transition-planning process led by the Board, during which time Jay served as Interim President and CEO. Jay is an exceptionally talented and well-respected leader with a deep understanding of IDEXX, our markets, our customer-driven focus and our innovative products and services. Jay brings a compelling strategic vision for continued long-term, sustainable growth at IDEXX, and the Board looks forward to the Company’s continued success under his leadership.
Our recent leadership transition was effected without disruption to our business, results and long-term strategy to drive sustainable and enduring value-creation for our stakeholders. The smooth and seamless transition is a testament to executive succession-planning and talent development at IDEXX, which has built a deep and strong senior management bench.
Our Board has a consistent focus on Board refreshment and diversity, and we believe our Directors possess a wide variety of relevant skills, backgrounds, experiences and perspectives to enable the Board to effectively oversee our innovative businesses in rapidly evolving markets. We have added seven new independent Directors in the past eight years, including the addition of Sam Samad, the Chief Financial Officer of Illumina, Inc., in July 2019. We are also proud that 30 percent of our Board is composed of women and 30 percent of our Directors were born and raised outside the United States.
It is my privilege to serve as IDEXX’s independent Non-Executive Board Chair, and I look forward to working closely with the Board, Jay and the senior leadership team to continue IDEXX’s successful track record of creating exceptional long-term value for our customers, employees and shareholders.
Sincerely,

4 | 2020 Proxy Statement

Jonathan J. Mazelsky President and Chief Executive Officer
March 26, 2020
Dear Colleagues, Shareholders and Other Stakeholders,
As I continue in my first full year as President and Chief Executive Officer of IDEXX, I remain excited to lead this extraordinary Company in the next phase of its growth and development. Through innovation and customer focus, we support and partner with veterinarians around the world in advancing the science and practice of veterinary medicine in pursuit of our Purpose – To be a great company that creates exceptional long-term value for our customers, employees, and shareholders by enhancing the health and well-being of pets, people and livestock. We see tremendous runway for sustained double-digit organic revenue growth supported by a global addressable companion animal diagnostics market opportunity estimated to be over $30 billion.
During 2019, IDEXX delivered another year of strong growth and financial performance, with 9% revenue growth over the prior year, driven by 10% organic revenue growth, and growth of diluted earnings per share (EPS) of 15% (or comparable constant currency EPS growth of 21%).1 In addition, our annual total shareholder return in 2019 was 40%, which outperformed the benchmark S&P 500® Index by 9% and the S&P 500® Healthcare Index by 19%.2
To satisfy our long-term strategy of innovation and global customer focus, we are building on our strong foundation to further strengthen our Purpose-driven culture in support of advancing pet healthcare standards of care around the world. For example:

•
Sustained Track Record of Innovation – Our substantial R&D investments over the years have resulted in novel, proprietary diagnostic and software product and service introductions, such as our IDEXX SDMA® Test, the SediVue Dx® Urine Sediment Analyzer and our IDEXX Digital CytologyTM service launched in North America in February 2020, as well as the addition of eight important new real-time tests to the Catalyst Dx® and Catalyst One® chemistry analyzers’ test menus in eight years, including our Bile Acids test announced commercially in January 2020.

•
Senior Leadership Evolution Supporting Global Commercial Efforts and Growth – In January 2020, we announced senior leadership changes that resulted in some of our most talented senior executives, with more than 50 combined years of leadership experience at IDEXX, assuming new global roles or additional responsibilities. These new global roles – including a Chief Commercial Officer and a Chief Marketing Officer – and changes in responsibilities among the members of my leadership team will support global development of Companion Animal Group (CAG) market segments, enhance our global CAG commercial efforts and foster greater integration and efficiencies across regions.

•
Enabling Our People and Organization to Do Business Ethically and in Alignment with Our Purpose – In 2019, we hired a Head of Corporate Responsibility to lead our global corporate responsibility strategy and activities, and we hired a Head of Diversity and Inclusion to further enhance our strategic plan for global diversity and inclusion. We also rolled out a new Global Whistleblower Policy that supplements our Code of Ethics and clearly describes how any IDEXXer may report ethical or other concerns and our strict non-retaliation policy and an updated, innovative training for all our managers to enable our leaders to work with their teams to put our Purpose into practice and to “live” our Code of Ethics.

Our success has always depended on the efforts of our dedicated and talented employees, and I thank our more than 9,000 employees around the world who enable us to achieve our Purpose every day.
Finally, on behalf all IDEXXers, we thank Jon Ayers, who served as our Board Chair, President and Chief Executive Officer for more than 17 years, for his visionary leadership that laid the foundation for our continued success and growth. I am pleased to work with Jon as a fellow Director and in his role as a Senior Advisor to the Company.
Thank you for your continued support of IDEXX and our Purpose. We look forward to joining you at our 2020 Annual Meeting on May 6, 2020.
Sincerely,

1	Information regarding organic revenue growth and comparable constant currency EPS growth, which are non-GAAP financial measures, and their calculation is provided in Appendix A.

2	Based on total return to shareholders, assuming dividend reinvestment for those companies issuing dividends, for the twelve-month period ended December 31, 2019.

2020 Proxy Statement | 5

Table of Contents

	Page			Page
Proxy Summary		7	Executive Compensation		53
Notice of the 2020 Annual Meeting of Shareholders		21	PROPOSAL THREE	Advisory Vote to Approve
Corporate Governance		22	Executive Compensation		53
PROPOSAL ONE	Election of Directors	22	Executive Officers		54
Board Refreshment and Succession Planning		22	Compensation Discussion and Analysis		56
Director Nomination Process		23	Executive Summary		56
Criteria and Experiences, Qualifications and Skills		23	Key Compensation Practices and Policies		62
Shareholder Recommendation and Nomination of Directors		24	How We Determine Compensation		63
Majority Voting and Director Resignation		24	Compensation Benchmarking and Peer Group		66
Director Nominees and Board Biographies		25	How We Paid Our NEOs in 2019		68
Our Corporate Governance Framework		31	How We Manage Risk and Governance		74
Corporate Governance at a Glance		31	Compensation Committee Report		76
Board of Directors and Its Oversight of IDEXX		32	Executive Compensation Tables		77
Board Meetings and Attendance		32	CEO Pay Ratio		83
Director Independence		32	Equity Compensation Plan Information		85
Related Person Transactions		33	Stock Incentive Plans		85
Compensation Committee Interlocks and			Executive Bonus Recovery Policy		86
Insider Participation		34	Potential Payments Upon Termination or Change in Control		87
Board Leadership Structure		34	General Information about the 2020 Annual
Independent Non-Executive Board Chair		35	Meeting and Voting		92
Annual Board Self-Assessment		35	The Proxy Statement and How Proxies Work		92
Board’s Oversight of Our Strategy		36	Who Can Vote		92
Board’s Role in Risk Management Oversight		36	Notice of Internet Availability (Notice and Access)		92
Talent Management and Executive Succession Planning		37	How to Vote		93
Board Committees		38	Revoking a Proxy		93
Corporate Governance Guidelines and Code of Ethics		40	Quorum		93
Anti-Hedging and Short Sale and Anti-Pledging Policies		41	Votes Needed		93
Shareholder Communication		41	Broker Non-Votes		94
Virtual Shareholder Meeting		41	Conduct of the 2020 Annual Meeting		94
Non-Employee Director Compensation		42	Pre-Meeting Forum and Submitting Questions		94
2019 Non-Employee Director Compensation Table		45	Virtual 2020 Annual Meeting		94
Stock Ownership Information		46	Voting on Other Matters		95
Stock Ownership of Directors and Officers		46	Solicitation of Proxies		95
Director and Officer Stock Ownership Guidelines		47	Householding of Annual Meeting Materials		95
Stock Ownership of Certain Beneficial Owners		48	Requirements for Submission of Proxy Proposals,
Delinquent Section 16(a) Reports		48	Nomination of Directors and
Audit Committee Matters		49	Other Business of Shareholders		96
PROPOSAL TWO	Ratification of Appointment of		Proposals Submitted Under Rule 14a-8		96
Independent Registered Public Accounting Firm		49	Proposals Submitted Outside of Rule 14a-8		96
Audit Committee Report		50	Forward-Looking Statements		97
Independent Auditors’ Fees		51	Other Matters		97
Independent Auditor Fee Approval Policy		52	Appendix A – Reconciliation of Non-GAAP
			Financial Measures		98

BASIS OF PRESENTATION
IDEXX Laboratories, Inc. is a Delaware corporation incorporated in 1983 with principal executive offices located at One IDEXX Drive, Westbrook, Maine 04092. Unless the context indicates otherwise, references in this Proxy Statement to “we”, “us”, “our”, the “Company” or “IDEXX” refer to IDEXX Laboratories, Inc. and its consolidated subsidiaries. Our website is located at www.idexx.com. References to our website in this Proxy Statement are inactive textual references only, and the contents of our website are not incorporated by reference into this Proxy Statement for any purpose.

6 | 2020 Proxy Statement

PROXY SUMMARY

Proxy Summary
This summary highlights selected information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider prior to voting your shares. You should carefully read both this entire Proxy Statement and our 2019 Annual Report on Form 10-K filed with the SEC on February 14, 2020 before voting.
2020 Annual Meeting Information

DATE AND TIME: Wednesday, May 6, 2020, 10:00 a.m., Eastern Time
PRE-MEETING FORUM: Our online pre-meeting forum can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in writing in advance of our 2020 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2020 Annual Meeting and access copies of proxy materials and our annual report.

LOCATION: Online virtual meeting at www.virtualshareholdermeeting.com/IDXX2020.
Virtual Shareholder Meeting
After holding a virtual-only annual meeting of shareholders in 2017, 2018, and 2019, the Board determined, after discussion and consideration, to continue with this format for our 2020 annual meeting of shareholders. In making this determination, the Board considered a number of factors, including our global shareholder base and the technology available to support our virtual meeting format, which is designed to assure our shareholders the same rights and opportunities to ask questions and participate in our virtual 2020 Annual Meeting as they would at an in-person meeting.
A more detailed description regarding the format of the virtual 2020 Annual Meeting and how to ask questions and participate in the meeting is provided in the Notice of 2020 Annual Meeting of Shareholders on page 21, under “Virtual Shareholder Meeting” on page 41 and under “General Information about the 2020 Annual Meeting and Voting” on page 92.
Shareholder Voting Matters Summary

Proposal	Board Vote Recommendation	Page Number for More Information
Proposal One – Election of Directors	FOR each nominee	22
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	49
Proposal Three – Advisory Vote to Approve Executive Compensation	FOR	53

2020 Proxy Statement | 7

How to Vote
It is important that your shares be represented and voted at the 2020 Annual Meeting. You can submit a proxy by telephone or via the Internet. Alternatively, you may request a paper proxy card by calling the appropriate number set forth below, which you may complete, sign and return by mail. Registered holders and beneficial owners of our stock will be able to vote their shares electronically at the annual meeting, which will be a completely online virtual meeting of shareholders.

For registered holders: (Your shares are registered in your name with our transfer agent American Stock Transfer & Trust Company)	For beneficial owners: (You hold your shares in a brokerage account or by a bank or other holder of record (that is, in “street name”))
BY TELEPHONE In the U.S., you can vote your shares toll-free by calling 1-800-690-6903.*	BY TELEPHONE You can vote your shares toll-free by calling 1-800-454-8683.*
BY INTERNET You can vote your shares online before the meeting at www.proxyvote.com. During the meeting, you can vote your shares at www.virtualshareholdermeeting.com/IDXX2020.*	BY INTERNET You can vote your shares online before the meeting at www.proxyvote.com. During the meeting, you can vote your shares at www.virtualshareholdermeeting.com/IDXX2020.*
BY MAIL You can vote by mail using a paper proxy card, which you may request by calling 1-800-579-1639, or by email at sendmaterial@proxyvote.com.
BY MAIL
You can vote by mail by using the paper proxy card or voting instruction form. Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

*	You will need your 16-digit control number available from the Notice sent to you from Broadridge.
Whether you are a registered holder or a beneficial owner, you may vote online at the 2020 Annual Meeting. You will need to enter your control number (included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2020 Annual Meeting. Even if you plan to attend the virtual 2020 Annual Meeting, we encourage you to vote in advance by telephone, over the Internet or by mail as described above. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting.

8 | 2020 Proxy Statement

PROXY SUMMARY

About IDEXX
IDEXX was incorporated in Delaware in 1983 and is headquartered in Westbrook, Maine. IDEXX is included in the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services in our Companion Animal Group (CAG) business. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk and sells a line of portable electrolytes and blood gas analyzers for the human point-of-care medical diagnostics market.
Our CAG business is our largest business segment, representing 88% of our revenues in 2019, and we offer a full CAG diagnostic solution, including innovative and proprietary products and services available only from IDEXX.
Generating Long-Term Value
We aim to generate long-term value by successfully executing our Purpose-driven, long-term strategy:

•    Focus on Growing, Highly Attractive Markets, Including the Global Pet Healthcare Market – We serve global markets with excellent long-term secular growth characteristics. In fact, we estimate that the total global addressable companion animal diagnostics market opportunity is over $30 billion. We focus on expanding our core markets by bringing unique product and service innovations to market and driving their broad adoption.
•    Sustained Investment in Innovation – We aim to advance global pet healthcare standards of care through innovation, supporting the long-term development of our largest market. Our substantial R&D investments since 1998 enable our novel, proprietary diagnostic and software product and service introductions, afford unparalleled new product development capability and result in a robust pipeline. In addition, our innovative diagnostic solutions are fully backed by peer-reviewed and third-party studies, where possible, that confirm their unique claims and capabilities.
•    Customer Focus – We have the largest and most-experienced companion animal diagnostics field-based professional organization in the world, which enables us to develop and strengthen our relationships with our customers, including individual veterinarians, and drive faster adoption of our unique innovations and advances in pet healthcare standards, and we continue to invest in our customer development capabilities.
•    Expansion of Our Recurring Revenue Business Model – Our business is designed around a durable, recurring revenue business model, with robust growth and profit characteristics and supported by our extraordinary customer loyalty and retention rates, which range from 96% to 99.9%, depending on the product line and geography. We estimate that our recurring revenue has grown from 81% of our total revenue in 2010 to 89% in 2019, and the largest contributor is our CAG Diagnostics business, which constituted 76% of our total 2019 revenue.

Highly Attractive Global Pet Healthcare Market

Global pet healthcare is our largest market.
Some factors driving its long-term growth include:
•    The enduring bond between pets and their owners, viewed by many as family members.
•    The growing strength and importance of this bond for successive generations of pet owners.
•    Owners’ ever-increasing desire to support the health and well-being of their pets and their willingness to commit their time and money toward veterinary care.
•    Veterinary care providers’ ever-advancing ability to provide a high medical standard of pet care.
•    Our innovations in diagnostic insights, which:
•    Expand the veterinarian’s medical toolkit.
•    Enable pets – who cannot speak for
themselves – to communicate more
precisely their health status and problems.
•    The increasing emphasis on preventive care for pets – including the growing use of diagnostics as a cost-effective part of routine annual preventive care protocols – which enables earlier detection of important medical conditions and may improve the pets’ prognoses.

•
Commitment to Sustained Growth in Financial Performance – As we invest in innovation and customer development capabilities, we remain committed to delivering strong financial results that drive growth in shareholder value. We have a consistent track record of organic revenue growth, operating margin expansion, strong free cash flow generation and a disciplined approach to capital allocation. As a result, our after-tax return on invested capital, excluding cash and investments, in 2019 was 46%.*

_______________

*	Information regarding after-tax return, excluding cash and investments, and its calculation is provided in Appendix A.

2020 Proxy Statement | 9

We believe that successful execution of this strategy will result in delivery of our long-term financial goals, as reflected in our long-term financial potential model:**

Revenue Growth 10%+	+	Operating Margin Expansion 50 – 100 bps	+	Capital Allocation Leverage 1% – 2% Incremental EPS Growth	Long-Term EPS Growth Potential 15% – 20%
Leadership Succession and Transitions
This past year, IDEXX accomplished a critically important and smooth leadership transition. On June 27, 2019, Jonathan Ayers suffered a paralyzing spinal cord injury from a cycling accident. Due to his injury and ongoing rehabilitation needs, Mr. Ayers stepped down as our Board Chair, President and CEO, while remaining a Board member and becoming a Senior Advisor to IDEXX.
Jonathan (Jay) Mazelsky, who had been serving as our Executive Vice President responsible for the North American CAG business since August 2012, was appointed our Interim President and CEO, effective June 28, 2019, in accordance with the Board’s emergency succession plan. In addition, in support of this transition, our Chief Financial Officer Brian McKeon assumed additional oversight responsibilities for certain business lines, while continuing to serve as our CFO.
Following an intensive and thorough succession and transition planning process that spanned nearly four months, the Board appointed Mr. Mazelsky as our President and CEO and elected him as a Director, effective October 23, 2019. In addition, the Board appointed Lawrence Kingsley, who had served as our independent Lead Director since May 2018, as our independent Non-Executive Board Chair, effective November 1, 2019.
The Board believes that this leadership structure best serves the needs of the Board, IDEXX and our shareholders and other stakeholders at this time and effectively allocates responsibility and oversight between management and the Board based on the current characteristics, facts and circumstances relevant to IDEXX. Going forward, the Board will continue to evaluate its leadership structure in order to ensure it aligns with and appropriately supports the evolving needs and circumstances of the Board, IDEXX and our shareholders and other stakeholders.
For more information, see the “CEO Transition” section of this Proxy Statement beginning on page 57 and the “Board Leadership Structure” section of this Proxy Statement beginning on page 34.
Key Business Highlights
IDEXX’s Innovation Built on Decades of Sustained R&D Investment and Capability Development
Consistent with our Guiding Principle to innovate with intelligence, we have made significant R&D investments for decades, which, combined with our deep knowledge of our customers and their needs, have enabled us to introduce a steady stream of innovative, proprietary CAG diagnostic and software products and services.
Our product innovations increasingly integrate and leverage machine learning and other forms of artificial intelligence (AI). Because of the information-based nature of diagnostics, we believe that the further application of AI, combined with the possibilities of our already developed global-installed base of analyzers connected real-time with IDEXX, present vast opportunities for future innovations.

_______________

**
Our long-term financial potential model represents our projected annual gains, assuming that foreign currency exchange rates remain the same and excluding year-over-year changes in share-based compensation tax benefits and non-recurring or unusual items.

10 | 2020 Proxy Statement

PROXY SUMMARY

Some CAG Product Innovations

Unique, Differentiated Assay Development
IDEXX SDMA® Test – Detecting the renal biomarker SDMA helps veterinarians identify impairment of a patient’s renal glomerular filtration rate, or GFR, which is a serious medical condition that may result from various medical conditions and diseases. With early detection, veterinarians have more options to diagnose, treat and manage disease. In October 2019, SDMA-based staging guidelines were included in the International Renal Interest Society’s chronic kidney disease staging guidelines, in recognition of how SDMA reflects kidney function. We believe our proprietary IDEXX SDMA Test highly differentiates our offering.

Instrument Platform Development
Catalyst One® Chemistry Analyzer – Delivers real-time chemistry, electrolytes and immunoassay results from a blood sample drawn during a patient visit. Integrates with most customer practice management systems, while also being connected real-time with IDEXX for support and continued software upgrades, as part of our Technology for Life approach.
Catalyst Dx® and Catalyst One Chemistry Analyzers Test Menu Expansion – Part of our Technology for Life commitment to our customers, eight important new real-time tests have been added to the test menu in eight years, including our Bile Acids Test announced commercially in January 2020.
Catalyst® SDMA Test – Launched in 2018, enables real-time measurement of SDMA as part of a routine chemistry test panel on our Catalyst Dx and Catalyst One analyzers. We have achieved a rapid rate of adoption with more than half of our Catalyst Dx and Catalyst One analyzer customers globally having run Catalyst SDMA.

Customer-Facing Software
IDEXX Cornerstone® Software – A veterinary practice management system that incorporates features streamlining veterinary clinic workflows and enabling efficient operations and revenue capture. In March 2019, we upgraded IDEXX Cornerstone software to version 9.1, which significantly improves the user experience, and well over half of the installed base upgraded by the end of 2019.

Connectivity Systems
Rapid IDEXX Digital Cytology Service – Launched in February 2020 in North America, uses whole-slide imaging technology to capture and digitally transmit high-resolution slide images, enabling veterinarians to obtain cytology results and interpretations from IDEXX’s world-class global network of veterinary clinical pathologists in 2 hours or less, 24 hours a day, 7 days a week, 365 days a year, through VetConnect® Plus software. Providing earlier cytology results enhances faster veterinary clinical decision-making, eases pet owner uncertainty and advances the standard of care.

AI and Machine Learning
SediVue Dx® Urine Sediment Analyzer – Automates urine sediment analysis, a traditionally laborious and variable process, while expanding its clinical value by finding more underlying disease and finding it earlier. The SediVue Dx analyzer uses proprietary neural network algorithms similar to facial recognition technology to identify clinically relevant urine sediment particles and captures high-contrast digital images that become part of the permanent patient record. By using a growing image bank, now including 350 million images from five million patient samples, IDEXX leverages its algorithmic software and machine learning, a form of AI, to continuously improve the algorithms’ ability to identify abnormalities in urine samples.
IDEXX Web PACS Diagnostic Imaging Platform –  Launching in the first quarter of 2020, leverages AI to implement “hanging protocols” on this platform, automatically correcting image orientation and sorting images by body part. This will be the first use of AI in veterinary radiology, saving administrative time for veterinarians, veterinary staff and radiologists. All of our digital imaging systems work with our cloud-based IDEXX Web PACS software, now in use at over 4,500 locations, to securely store images and view images on any device.

IDEXX Preventive Care – An Innovative, Customer-Focused Product and Service Offering
As veterinary medicine advances, supported by IDEXX diagnostic innovations, the relevance and medical benefits of running diagnostic tests on pets during wellness visits as part of a preventive care protocol are growing. Leveraging medical insights supported by big data studies and our deep understanding of our customers’ needs and concerns, we created an innovative, customer-focused turnkey solution for our customers that want to implement preventive care protocols:
IDEXX Preventive Care.

2020 Proxy Statement | 11

IDEXX Preventive Care combines our proprietary diagnostic tests in preventive care profiles that are uniquely designed for well patient testing, together with staff training and consultation services and pet owner communications materials to assist and support veterinary practices that want to implement preventive care protocols for their patients. IDEXX Preventive Care not only supports the advancement of veterinary standards of care, it also represents a significant growth opportunity for us with a total addressable U.S. market that we estimate to be $3.0 billion. Since the launch of IDEXX Preventive Care in 2017, we have enrolled over 3,800 practices in North America in IDEXX Preventive Care.

2019 Global Premium Instrument Placements
•    More than 7,500 Catalyst One and Catalyst Dx chemistry instruments –Catalyst instruments represent over 75% of our more than 56,000 chemistry instruments global installed base.
•    Almost 4,000 premium hematology instruments, resulting in an ~31,500 global installed base.
•    Almost 2,400 SediVue Dx Urine Sediment Analyzers, resulting in an ~8,900 global installed base.

Expanded Customer Development Capability
We believe that developing and deepening strong relationships with our veterinarian customers help to deliver better care to patients, drive broader adoption of our products and services and maintain high customer loyalty. To advance our U.S. customer presence, in 2015 we transitioned to a model in which we directly market our CAG products to veterinarians. We also executed similar all-direct strategies in international segments in recent years. Today, almost 99% of our CAG products and services are sold in countries where we have a direct presence.
In addition, in recent years, we have expanded our global field organization to levels required to execute our growth strategy. Since the end of 2011, our global CAG field-based professional staffing has grown almost 2.5 times, from 390 to 950.

Senior Leadership Evolution Supporting Global Commercial Efforts and Growth
In January 2020, we announced senior leadership changes to support global development of CAG market segments, enhance our global CAG commercial efforts and foster greater integration and efficiencies across regions:

•
James Polewaczyk, who previously led our North America CAG commercial operations since our U.S. all-direct initiative described above, became our Chief Commercial Officer overseeing CAG commercial operations globally.

•
Kathy Turner, who previously led our CAG commercial operations in Europe and Asia, became our Chief Marketing Officer, responsible for our commercial marketing efforts worldwide, including global medical affairs and global marketing centers of excellence.

•	Michael Erickson, who previously led our Veterinary Software and Services line of business, now leads Global Corporate Accounts to support these strategic partners on an increasingly global basis.

•	Tina Hunt, who leads our in-clinic CAG Diagnostics portfolio globally, also took on responsibility for worldwide operations.

•	Michael Lane, who leads our Global Reference Laboratories business, assumed additional responsibility for our worldwide information technology organization.
Commitment to Corporate Responsibility, Sustainability and Diversity and Inclusion
Corporate responsibility is core to our culture and reflected in our environmental, social and governance (ESG) activities. We prioritize investments aligned with our Purpose, conduct ourselves with the highest ethical standards, empower and reward our employees, promote a culture that values diversity and inclusion and seek to enhance sustainability in our facilities and operations. We believe our corporate responsibility activities benefit the communities where we live and work and enable our continued, long-term value-creation for the benefit of all our stakeholders.
As part of our commitment to human capital management, we partner with organizations that promote human-animal connections and science, technology, engineering and math (STEM) education. For example, IDEXX is a founding partner in The Roux Institute at Northeastern University, a new professional graduate school and research institute to be located in Portland, Maine and designed to educate generations of talent for the digital and life sciences sector and drive economic growth in Portland and northern New England – one of the communities and regions where we live and work.
In 2019, we hired a Head of Corporate Responsibility to lead our global corporate responsibility strategy and activities, and we hired a Head of Diversity and Inclusion to further enhance our strategic plan for global diversity and inclusion. These important additions to the Company will help us advance our effort to incorporate material ESG issues into our strategy and business operations in support of our long-term financial performance.
To learn more about corporate responsibility at IDEXX, please visit the Corporate Responsibility section of our website (www.idexx.com).

12 | 2020 Proxy Statement

PROXY SUMMARY

2019 Financial Performance Highlights‡
For more complete information, review our 2019 Annual Report on Form 10-K filed with the SEC on February 14, 2020, which can be accessed on our website (www.idexx.com).

+11% growth in CAG Diagnostics recurring revenue, or +12% organic revenue growth, over 2018	23% of revenue +80 bps over 2018 on reported basis +120 bps over 2018 on comparable constant currency basis	+21% over 2018 on comparable constant currency basis

OPERATING CASH FLOW	FREE CASH FLOW	ROIC
$459 million	$304 million	46%
+15% over 2018	+7% over 2018 and 71% of net income

CAPITAL ALLOCATED TO SHARE REPURCHASES, 2014 – 2019†
$1.7 billion	14%	$123.43
Capital allocated to share repurchases	Percentage of outstanding shares repurchased	Average share repurchase price

Comparison of Cumulative Five-Year Total Shareholder Return*

‡
Information regarding the following non-GAAP financial measures and their calculation is provided in Appendix A: organic revenue growth, comparable constant currency operating margin improvement, comparable constant currency EPS growth, free cash flow, ratio of free cash flow to net income and after-tax return on invested capital, excluding cash and investments (ROIC).

†
For the period from December 31, 2014 to December 31, 2019. The average purchase price per share of our stock has been adjusted for the effect of the two-for-one split of our common stock effected in the form of a common stock dividend paid on June 15, 2015.

*
Assumes the investment of $100 on December 31, 2014 in IDEXX’s common stock, the S&P 500 Index, the S&P 500 Health Care Index and the NASDAQ Stock Market Index (U.S. Companies) (NASDAQ Index) and the reinvestment of dividends, if any.

2020 Proxy Statement | 13

PROPOSAL ONE

Election of Directors
The Board has nominated Rebecca M. Henderson, PhD, Lawrence D. Kingsley and Sophie V. Vandebroek, PhD to serve as Class II Directors with a term expiring at the 2023 Annual Meeting.

Name	Age	Director Since	Independent	Committees	Other Current Public Company Board Service
Rebecca M. Henderson, PhD	59	July 2003		Compensation Finance (Chair)	Amgen, Inc.
Lawrence D. Kingsley	57	October 2016		Compensation Nominating and Governance	Polaris Industries Inc. Rockwell Automation Inc.
Sophie V. Vandebroek, PhD	58	July 2013		Finance Nominating and Governance	None

The Board of Directors recommends a vote “FOR” the three Director nominees up for election
See page 25 for further information about our Director nominees
Board Composition and Skills
The following summarizes key information regarding the composition and qualifications of our Board as described in our Directors’ biographical information under “Director Nominees and Board Biographies” beginning on page 25.

Director Independence	Gender Diversity	Born and Raised Outside U.S.	Former or Current CEOs

Director Age	Average Age 61 years 50 57 57 58 58 59 59 64 67 68 69	Director Skills and Qualifications

Director Tenure	Average Tenure 7 years 1 1 3 4 5 6 7 8 17 18

14 | 2020 Proxy Statement

PROXY SUMMARY

Notable Corporate Governance Highlights
We believe that our commitment to high ethical standards and good governance practices contributes to our creation of long-term stakeholder value by:

•	Strengthening Board and management accountability and effectiveness;

•	Promoting alignment with the long-term interests of our shareholders and other stakeholders; and

•	Helping to maintain our shareholders’ and other stakeholders’ trust in our Company.
Our engaged and diverse Board has implemented and maintained strong corporate governance policies. In addition, the Board actively oversees the development and execution by management of long-term strategies for durable growth and stakeholder value-creation, and the Board plays a key oversight role in risk management. We believe that the Board’s stewardship in these areas and our strong governance policies and practices summarized below have enabled IDEXX to achieve strong financial performance relative to its peers and the S&P 500 Index.

Board Independence	Board Effectiveness	Strategy, Risk Management and Succession Planning	Further Best Practices
Independent Non-Executive Board Chair
Independent Board except for our CEO and our former CEO
Fully independent Board Committees
Executive sessions of independent Directors held at each regularly scheduled Board meeting

Commitment to Board refreshment with 7 new independent Directors joining the Board in the last 8 years
Robust Director nominee selection process aligned with our long-term, strategic needs
Active seeking of highly qualified, diverse Director candidates, resulting in:
•    30% of Directors being women;
•    30% of Directors being born and raised outside the U.S.; and
•    70% of Directors being former or current CEOs
Rigorous annual self-assessments of the Board, its Committees and each Director
Director retirement at the next Annual Meeting after the 73rd birthday, except as may be approved by the Board

Annual corporate strategy review by the Board
Risk management oversight by the Board and its Committees
Active Board participation in and oversight over CEO and senior executive succession planning
Successful CEO succession and transition in 2019

Majority vote standard in uncontested Director elections
Proxy access rights
No shareholder rights plan (poison pill)
Industry-leading stock ownership and retention guidelines for Directors and senior executives
Pledging, hedging and short sales of stock prohibited
Clawback policy for performance-based incentive compensation

The Board regularly assesses the corporate governance landscape to identify best practices that it believes will enable us to fulfill our Purpose and support the creation of exceptional long-term stakeholder value. Most recently, the Board adopted the following practices:

•
Independent Non-Executive Board Chair elected in November 2019 in connection with our CEO transition; in view of the current, specific characteristics and facts and circumstances relevant to IDEXX, the Nominating and Governance Committee and the Board determined that separating the roles of Board Chair and CEO remains appropriate at this time.

•
Proxy access by-law adopted in December 2017 that permits a shareholder, or a group of up to twenty shareholders, owning at least 3% in aggregate of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials two individuals or 20% of the number of Directors serving on the Board, whichever is greater, as Director nominees, provided that the nominating shareholder(s) and Director nominees satisfy the requirements of the proxy access bylaw provisions.

•	See “Shareholder Recommendation and Nomination of Directors” on page 24 and “Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” on page 96.

•	A majority-voting standard in uncontested elections adopted in December 2015.

•	See “Majority Voting and Director Resignation” on page 24.

•	An anti-pledging policy, adopted in December 2015, that prohibits our executive officers and Directors from pledging or otherwise encumbering IDEXX equity securities.

•	See “Anti-Hedging and Short Sale and Anti-Pledging Policies” on page 41.
For more information about our corporate governance policies and practices, see the Corporate Governance section of this Proxy Statement beginning on page 22.

2020 Proxy Statement | 15

PROPOSAL TWO

Ratification of Appointment of Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP (PwC) has been appointed to serve as our independent registered public accounting firm for 2020 and, while not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. The following table summarizes the fees for services provided by PwC during 2019 and 2018.

	Fiscal Years Ended December 31,
	2019 ($)	2018 ($)
Audit fees	2,071,155	2,123,435
Audit-related fees	—	50,000
Tax fees	436,522	275,184
All other fees	900	900
Total fees	2,508,577	2,449,519

The Board of Directors recommends a vote “FOR” this item
See page 49 for further information about our independent auditors

PROPOSAL THREE

Advisory Vote to Approve Executive Compensation (“say-on-pay”)
We are asking our shareholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement. At our 2019 Annual Meeting, our shareholders voted 96% in favor of approving the compensation of our NEOs.

The Board of Directors recommends a vote “FOR” this item
See below and page 53 for further information about our executive compensation program

16 | 2020 Proxy Statement

PROXY SUMMARY

Executive Compensation Highlights
These executive compensation highlights should be read in conjunction with the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, for additional information about our executive compensation philosophy and program and the compensation awarded to each of our NEOs, including our CEO, beginning on page 56.
Our Executive Compensation Philosophy and Program
Our executive compensation philosophy is simple – we want to attract, motivate and retain talented executives who are aligned with and passionate about our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock.
We believe that executing this philosophy through our executive compensation program and practices, including a strong focus on pay-for-performance based compensation elements, will support long-term value-creation for our shareholders, customers, employees and other stakeholders through driving our strategy of innovation, continued revenue growth, margin improvement and efficient capital allocation.
Our Executive Compensation Program
Our executive compensation program consists of three key elements, base salary, annual performance-based cash bonus and equity-based long-term incentives, which in total are targeted at the median of our competitive market. Because it relates most directly to the creation of shareholder value over time, variable, at risk compensation is a higher percentage of total compensation for our senior executives, including our NEOs, than for our other employees. The total 2019 direct compensation mix for our CEO and our other NEOs is detailed below:

Elements of 2019 Direct Compensation for CEO* and Other NEOs† (Average)

Base Salary Represents 11% (CEO) and 24% (other NEOs) of total target direct compensation opportunity. Equity-Based Long-Term Incentives Represents 72% (CEO) and 57% (other NEOs) of total target direct compensation opportunity. Annual Performance-Based Cash Bonus Represents 17% (CEO) and 19% (other NEOs) of total target direct compensation opportunity. Cash bonus targets were 125% of base salary (CEO) and in the range of 60% to 75% of base salary (other NEOs), and actual for 2019 was paid at 120% of target for the CEO and for the other NEOs. At Risk

*
Reflects Mr. Ayers’s annual base salary for 2019 prior to his separation from the Company as an employee and February 2019 annual equity award, as well as the annual performance-based cash bonus that Mr. Ayers would have received for 2019, had he remained our President and CEO throughout 2019, calculated by applying the same overall performance factor – 120% – that was used to calculate our other NEOs’ bonuses.

†
“Equity-Based Long-Term Incentives” includes only annual equity awards and Ms. Underberg’s equity award granted in February 2019 when she commenced employment with the Company, and excludes Mr. McKeon’s additional one-time equity award granted in August 2019. “Annual Performance-Based Cash Bonus” includes only annual performance-based cash bonuses, and excludes Ms. Underberg’s signing bonus in connection with her hiring in February 2019.

2020 Proxy Statement | 17

Annual Performance-Based Cash Bonus
The target amount of the annual performance-based cash bonus award for each NEO is a percentage of his or her annual base salary, and the award amount is capped at 200% of this target.
Actual amounts of the annual performance-based cash bonuses are calculated based on the achievement of both financial and non-financial performance goals, which results in the determination of an overall performance factor:

Annual Performance-Based Cash Bonus – Overall Performance Factor Determination*

Factor	Weighting	Metrics/Goals	Objective
Financial performance		• Organic revenue growth (40%) • Operating profit (20%) • Earnings per share (diluted) (20%) • After-tax return on invested capital, excluding cash and investments (ROIC) (20%)	Measure performance against shareholder value drivers
Non-financial performance
•    Operational improvements
•    Achievement of upgrades to global IT platforms
•    Execution of key risk management initiatives
•    Hiring and development of key leadership talent, including gender and ethnically diverse talent
•    Organizational infrastructure advancements to support corporate responsibility strategy and reporting
Support near-term performance of our long-term business objectives to strengthen the business in support of long-term performance

*
The Compensation Committee annually establishes the respective weightings of the financial and non-financial performance factors, and for 2020, the Compensation Committee increased the weighting of the financial performance factor to 60% and decreased the weighting of the non-financial performance factor to 40%.

In 2019, the overall performance factor was calculated as 120% for each of the NEOs based on achievement of the financial and non-financial performance goals described above. The Compensation Committee also considered the relative contributions made by each NEO to the achievement of the Company’s financial and non-financial goals, as well as other factors, such as the scope of and tenure in their roles at the Company, in determining the final amount of each award.
Equity-Based Long-Term Incentives
Our equity-based long-term incentives consist of stock options and restricted stock units. These equity incentives have a five-year or, beginning with the February 2020 grants, four-year vesting schedule, which in either case is longer than median market practice, and are more heavily weighted in the form of stock options for our senior executives. We believe that these types of equity incentives drive closer alignment with the long-term interests of our shareholders.

18 | 2020 Proxy Statement

PROXY SUMMARY

2019 CEO Compensation
The total compensation for our CEO that was determined by the Compensation Committee prior to the CEO transition that we experienced in 2019 is as follows:

Mr. Ayers’s 2019 compensation was competitively structured and ranked below the median as compared to our peer group.
In addition, a significant portion of his 2019 compensation was at risk and tied to our operating or stock price performance.
Our 1-, 3- and 5-year total shareholder return for the period ended December 31, 2019 was between the 55th and 89th percentiles of our peer group.
For more information regarding our total shareholder return relative to our peer group, see the chart on page 71.

Base Salary $800k (no increase since 2013) Equity-Based Long-Term Incentives $5.0m (100% options) Annual Performance-Based Cash Bonus $1.20m (120% of target) At Risk 88% Total Direct Compensation $6.65m

*
Reflects Mr. Ayers’s annual base salary for 2019 prior to his separation from the Company as an employee and February 2019 annual equity award, as well as the annual performance-based cash bonus that Mr. Ayers would have received for 2019, had he remained our President and CEO throughout 2019, calculated by applying the same overall performance factor – 120% – that was used to calculate our other NEOs’ bonuses.

For more information regarding compensation determinations made with respect to our CEO position in 2019, including compensation paid to each of Mr. Ayers and Mr. Mazelsky in connection with our CEO transition, see “CEO Transition and CEO Compensation Decisions” on page 57, “CEO Pay-for-Performance Alignment” on page 60 and “How We Paid Our NEOs in 2019” beginning on page 68.
Recent Noteworthy Compensation Actions
In 2019, we implemented the following noteworthy changes to our executive compensation program, policies and practices:

•
We shortened the employee equity award vesting schedule to a four-year period (as compared to a five-year period) for awards granted in 2020 and later. We believe that this change optimizes the effectiveness of our equity awards to attract and retain key talent.

•
A shortened vesting period enhances our ability to attract key talent by aligning our employee equity award vesting schedule more closely with typical market practice and enabling our employees to realize the value of their equity awards more quickly.

•	Our employee equity awards will continue to serve as an important retention tool because a four-year vesting schedule remains longer than median market practice.

•
Our employee equity awards granted in 2018 and 2019 permit continued vesting for two vesting periods after retirement for eligible employees. Eligibility criteria include having been employed by IDEXX or any of its subsidiaries for at least ten years, retiring from IDEXX at the age of 60 years or older and providing written notice to IDEXX at least six months prior to retirement. We removed these provisions from our employee equity awards granted in 2020 and later. Our stock options, however, remain exercisable by our employees for two years after retirement if the employee retires at or after the age of 60 and after having been employed by IDEXX for at least ten years.

•
The 2020 Executive Incentive Plan adopted by the Compensation Committee in February 2020 provides that each participating senior executive’s annual performance-based cash bonus amount will be determined based on an overall performance factor, calculated using a financial performance factor and a non-financial performance factor. For 2019, the financial performance factor and non-financial performance factor were equally weighted in calculating the overall performance factor. For 2020, the Compensation Committee changed the weighting of these factors by increasing the weight of the financial performance factor to 60% and decreasing the weight of the non-financial performance factor to 40%.

2020 Proxy Statement | 19

Executive Compensation Program at a Glance
We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies:
Executive Compensation Program Design

What We Do	What We Don’t Do
Align pay with our performance by having a weighted average of 82% of 2019 target total direct compensation for our NEOs consist of performance-based compensation
Generally target total direct compensation for our NEOs at the median of our peer group
Focus, in part, on effectiveness of management to invest in the future of the business through its innovation, employees, systems and processes
No uncapped payouts under our Executive Incentive Plan
Equity-Award-Related Practices

What We Do	What We Don’t Do
Grant all equity awards with a five-year or, beginning with February 2020 grants, four-year, vesting schedule, in either case longer than median market practice
Apply a one-year minimum vesting period to equity awards granted to employees
Minimum fair market value exercise price for options
Include non-competition, non-solicitation and related forfeiture provisions in our equity award agreements for our executives
No dividends or dividend equivalents on unearned equity awards No backdating of options and no repricing or buyout of underwater stock options without shareholder approval
Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do
Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market
Review and verify annually the independence of the Compensation Committee’s independent compensation consultant
Conduct an annual compensation program risk assessment
Provide limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees
Require our senior executives to satisfy strict and meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests
Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law
Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program
Cap annual performance-based cash bonuses at 200% of target

No employment contracts other than with our CEO
No tax gross-ups of perquisites or 280G excise taxes, except standard tax equalization measures for expatriates, relocation costs and de minimis amounts for spousal and partner travel expenses to our annual President’s Club events
No supplemental executive retirement plan
No single-trigger change-in-control bonus payments or vesting of equity awards (except for 25% vesting of equity awards upon a change-in-control)
No stock options granted below fair market value
No allowance for pledging of our common stock by executive officers and Directors
No allowance for employees to hedge or sell short our common stock

20 | 2020 Proxy Statement

NOTICE OF ANNUAL MEETING

One IDEXX Drive
Westbrook, Maine, 04092
Notice of 2020 Annual Meeting
of Shareholders
NOTICE IS HEREBY GIVEN of the 2020 annual meeting of shareholders (2020 Annual Meeting) of IDEXX Laboratories, Inc. As described below, the 2020 Annual Meeting will be a completely virtual meeting of shareholders held over the Internet, and shareholders will be able to attend the 2020 Annual Meeting, vote their shares electronically and submit their questions during the live audio webcast of the 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2020 and entering their control number. We will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2020 Annual Meeting, as well as our 2019 Annual Report on Form 10-K filed with the SEC on February 14, 2020, on or about March 26, 2020. The 2020 Annual Meeting will be held:

PURPOSE OF 2020 ANNUAL MEETING
1.    Election of Directors. To elect the three Class II Directors named in the attached proxy statement for three-year terms (Proposal One);
2.    Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Two);
3.    Advisory Vote to Approve Executive Compensation. To approve a non-binding advisory resolution on the Company’s executive compensation (Proposal Three); and
4.    Other Business. To conduct such other business as may properly come before the 2020 Annual Meeting or any adjournments thereof, including approving any such adjournment, if necessary.

DATE AND TIME Wednesday, May 6, 2020, 10:00 a.m., Eastern Time
LOCATION Virtual meeting online via audio webcast at www.virtualshareholdermeeting.com/IDXX2020

RECORD DATE
The Company’s Board of Directors has fixed the close of business on March 9, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the 2020 Annual Meeting.

VIRTUAL MEETING ADMISSION
Shareholders of record as of March 9, 2020, will be able to participate in the 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2020. To participate in the 2020 Annual Meeting, shareholders of record will need the control number included on their Notice of Internet Availability of the proxy materials, on their proxy card or on the instructions that accompanied their proxy materials. The annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.
PRE-MEETING FORUM
The online format for our 2020 Annual Meeting also allows us to communicate more effectively with you through our online pre-meeting forum, which can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in advance of our 2020 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2020 Annual Meeting and access copies of proxy materials and our annual report.
By order of the Board of Directors,
Sharon E. Underberg
Corporate Vice President,
General Counsel and Corporate Secretary
Westbrook, Maine
March 26, 2020

2020 Proxy Statement | 21

Corporate Governance
Proposal One – Election of Directors
Our Board of Directors is divided into three classes, and members of each class hold office for three-year terms as set forth below:

•	Class I Directors – currently three Directors whose terms expire at the 2021 Annual Meeting;

•	Class II Directors – currently three Directors whose terms expire at the 2020 Annual Meeting; and

•	Class III Directors – currently four Directors whose terms expire at the 2022 Annual Meeting.
Upon recommendation of the Nominating and Governance Committee, the Board has nominated Dr. Rebecca M. Henderson, Mr. Lawrence D. Kinsgley, and Dr. Sophie V. Vandebroek, our three current Class II Directors, for re-election as Class II Directors, and shareholders are being asked to elect them for three-year terms expiring at the 2023 Annual Meeting.
This section includes additional information about Board refreshment and succession planning and the Director nomination process, including requisite criteria, experiences, qualification and skills, as well as the Class II Director nominees and the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the election of Dr. Henderson, Mr. Kingsley and Dr. Vandebroek.
Board Refreshment and Succession Planning
The Nominating and Governance Committee identifies, reviews and recommends candidates for nomination to our Board in accordance with its charter and our Corporate Governance Guidelines. To ensure that it is selecting candidates who will contribute to Board effectiveness and the continued fulfillment of our Purpose, the Nominating and Governance Committee actively plans for Board succession and refreshment throughout the entire year:

Strategic and Risk Review
This annual strategic planning process and enterprise risk assessment informs the Nominating and Governance Committee’s understanding of the specific skill sets that would contribute to Board effectiveness

Board Self-Assessment
Nominating and Governance Committee uses this annual assessment to identify any future needs – particularly in light of our long-term strategy, risks and potential Director retirements

Board Composition Review Nominating and Governance Committee annually reviews the Board composition and each Director’s skill set

Recruitment and Nomination Process Nominating and Governance Committee identifies and evaluates potential candidates, and the Board recommends nominees

Election Shareholders vote on nominees

Seven new independent Directors joined the Board in the past eight years

22 | 2020 Proxy Statement

CORPORATE GOVERNANCE

Each year, the Nominating and Governance Committee leverages insights from the Board’s annual review of our long-term strategic plan and related risk assessment to identify the capabilities, skills and experiences that it believes would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder value, in both the present time and the future.
The Nominating and Governance Committee then considers the results of our annual Board self-assessment and evaluates the Board’s composition and each Director’s skill set to determine whether our Directors’ current capabilities, skills and experiences align with the long-term needs of our Board.
Based on its review, coupled with our Director age limit in our Corporate Governance Guidelines – which requires each Director to retire at the next Annual Meeting after his or her 73rd birthday, except as may be approved by the Board – the Nominating and Governance Committee determines whether and when Board refreshment is needed, as well as the capabilities, skills and experiences that candidates should possess.
The Nominating and Governance Committee then engages in the process described below under “Director Nomination Process.” Once candidates are recommended to the Board, the Board selects nominees to be voted upon by our shareholders, or if a candidate is recommended to fill a Board vacancy, he or she may be elected by the vote of a majority of the Directors then in office.
Director Nomination Process

1	2

The Nominating and Governance Committee identifies, evaluates, recruits and makes recommendations to the Board regarding candidates for election by the shareholders or to fill vacancies on the Board using the criteria described below. The process followed by the Nominating and Governance Committee includes:
•    Receiving recommendations from the Board, management and shareholders;
•    Actively seeking out and identifying diverse potential candidates who fit the Board’s search criteria;
•    Holding meetings to evaluate biographical information and background material relating to potential candidates; and
•    Interviewing selected candidates.

In addition, the Nominating and Governance Committee, in some instances, will engage an executive search firm to assist in recruiting candidates. In such cases, the executive search firm assists the Nominating and Governance Committee in:
•    Identifying a diverse slate of potential candidates who fit the Board’s search criteria;
•    Obtaining candidate resumes and other biographical information;
•    Conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the Board;
•    Scheduling interviews with the Nominating and Governance Committee, other members of the Board and management;
•    Performing reference checks; and
•    Assisting in finalizing arrangements with candidates who receive an offer to join the Board.

Criteria and Experiences, Qualifications and Skills
To be considered for nomination to the Board, a candidate must meet the following minimum criteria:

•	Reputation for integrity, honesty and adherence to high ethical standards;

•	Demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to our current and long-term objectives;

•	Willingness and ability to contribute positively to our decision-making process;

•	Record of substantial achievement in one or more areas that are relevant to us and a general understanding of the issues facing public companies of a size and operational scope similar to us;

•	Commitment to understanding us and our industry and to devoting adequate time and effort to Board responsibilities, including regularly attending and participating in Board and Committee meetings;

•
Interest in and understanding of the sometimes conflicting interests of our various constituencies, which include shareholders, employees, customers, government entities, creditors and the general public, and willingness to act in the interests of all shareholders; and

•
Absence of any conflict of interest, or appearance of a conflict of interest, that would impair the Director’s ability to represent the interests of all of our shareholders and to fulfill the responsibilities of a Director.

2020 Proxy Statement | 23

The Nominating and Governance Committee and the Board are also focused on ensuring that a wide range of backgrounds and experiences are represented on our Board and consider the value of diversity of all types in the Director nomination process. For more information, see the discussion under “Diversity” on page 38.
In addition, in evaluating potential candidates, the Nominating and Governance Committee considers whether the candidates possess the desired capabilities, skills and experiences that would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder value, in both the present time and the future, as described above under “Board Refreshment and Succession Planning,” and whether the candidates meet the other applicable requirements under the Corporate Governance Guidelines, including the Director independence requirements described under “Director Independence” beginning on page 32 and the maximum number of directorships generally permitted for our Directors. The Corporate Governance Guidelines provide that, unless an exception has been granted by the Board:

•	Directors cannot serve on more than four other public company boards;

•
Audit Committee members cannot serve on more than two other public company audit committees or, if an Audit Committee member is a retired certified public accountant, chief financial officer or controller, or is a retired executive with similar experience, then he or she cannot serve on more than three other public company audit committees; and

•	Directors who are CEOs of other public companies cannot serve on more than two other public company boards (including the board of their employer).
Shareholder Recommendation and Nomination of Directors
Shareholders who want to recommend a nominee for Director should submit the name of the nominee to our Corporate Vice President, General Counsel and Corporate Secretary at our principal executive offices, together with biographical information and background material sufficient for the Nominating and Governance Committee to evaluate the recommended candidate based on its selection criteria, as well as a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will apply the same criteria, and follow substantially the same process, in considering each qualifying shareholder recommendation as it does in considering other candidates. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included on the proxy card for our next Annual Meeting.
Shareholders also have the right under our Amended and Restated By-Laws to nominate Director candidates directly, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures described under “Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” beginning on page 96. Candidates nominated by shareholders directly in accordance with the procedures set forth in our Amended and Restated By-Laws will not be included on our proxy card for the next Annual Meeting, but may be included on proxies the nominating shareholders seek independently, unless both the nominating shareholder(s) and the candidates nominated by them satisfy the requirements of our proxy access bylaw, as described above under “Notable Corporate Governance Highlights” on page 15.
Majority Voting and Director Resignation
Our Amended and Restated By-Laws provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, a nominee who does not receive a majority of votes cast with respect to his or her election will not be elected.
Pursuant to our Director Resignation Policy included in our Corporate Governance Guidelines, a Director who is not re-elected is required to promptly tender his or her resignation, and the Nominating and Governance Committee would make a recommendation to the Board as to whether to accept the resignation. Following the Nominating and Governance Committee’s recommendation, the Board would determine whether or not to accept that Director’s resignation, considering any factors it deems relevant. Under this policy, the Board is required to act on the recommendation of the Nominating and Governance Committee within 90 days of the certification of the shareholder vote.

24 | 2020 Proxy Statement

CORPORATE GOVERNANCE

Director Nominees and Board Biographies
Upon recommendation of the Nominating and Governance Committee, the Board has nominated Dr. Rebecca M. Henderson, Mr. Lawrence D. Kingsley and Dr. Sophie V. Vandebroek, our current Class II Directors, for re-election as Class II Directors, and shareholders are being asked to re-elect them for three-year terms expiring at the 2023 Annual Meeting.
Dr. Rebecca M. Henderson, Mr. Lawrence D. Kingsley and Dr. Sophie V. Vandebroek each meet NASDAQ Stock Market (NASDAQ) independence requirements, and all of our nominees have consented to serve, if elected. If any of the nominees becomes unable to serve, proxies can be voted for a substitute nominee, or the Board may choose to reduce the size of the Board.
In February 2020, the Nominating and Governance Committee reviewed the experience, qualifications, attributes and skills of each of the current Directors and the Class II Director nominees and concluded that each Class II Director nominee has the requisite background, qualifications and personal characteristics to serve as a Director in light of the Company’s business and structure.
Biographical information for all of our Directors, including the Class II Director nominees, is provided below, along with information regarding some key experiences, qualifications, attributes and skills that our Directors bring to the Board. These below-described key experiences, qualifications, attributes and skills contributed to each Director’s selection as a Board member and each Class II Director nominee’s nomination for re-election at our 2020 Annual Meeting. There are no family relationships among the executive officers or Directors of IDEXX.
For a summary of key information regarding the composition and qualifications of our Board, see the information above on page 14 under “Board Composition and Skills.”

2020 Proxy Statement | 25

Class II Directors Whose Terms Would Expire in 2023

Rebecca M. Henderson, PhD

Dr. Henderson has been the John and Natty McArthur University Professor at Harvard University since 2011. Before joining Harvard’s faculty, from 1998 to 2009 Dr. Henderson served as the Eastman Kodak Professor of Management, Sloan School of the Massachusetts Institute of Technology. Dr. Henderson is also a research fellow at the National Bureau of Economic Research and a fellow of both the British Academy and the American Academy of Arts and Sciences. Dr. Henderson holds an undergraduate degree from the Massachusetts Institute of Technology and a Ph.D. in business economics from Harvard University.
Qualifications
As a Harvard Business School professor of general management and strategy and an author of both books and articles regarding sustainability, strategy and innovation, Dr. Henderson brings substantial expertise in corporate strategy, sustainability, compensation practices, corporate responsibility and governance issues, with a particular focus on high-technology businesses. This expertise, combined with her deep knowledge of and insight into our businesses, operations and organization from her more than sixteen years of service on the Board, uniquely positions Dr. Henderson to offer valuable insights into the organizational and strategic issues faced by IDEXX.

Independent Director Age: 59 Director since: July 2003 Committees: Compensation Finance (Chair) Other current public company director service: • Amgen, Inc. (since 2009)

Lawrence D. Kingsley

Mr. Kingsley has served as the independent Non-Executive Board Chair of IDEXX since November 2019 and as an Advisory Director to Berkshire Partners LLC, a Boston-based investment firm, since May 2016. Prior to that Mr. Kingsley served as Chairman of Pall Corporation from October 2013 to August 2015 and as Chief Executive Officer of Pall Corporation from October 2011 to August 2015. Before his experience at Pall, Mr. Kingsley was the Chief Executive Officer of IDEX Corporation, a company specializing in fluid and metering technologies, health and science technologies and fire, safety and other diversified products, from 2005 to 2011 and the Chief Operating Officer of IDEX from August 2004 to March 2005. From 1995 to 2004, he held various positions at Danaher Corporation of increasing responsibility, including Corporate Vice President and Group Executive from March 2004 to August 2004, President of Industrial Controls Group from April 2002 to July 2004 and President of Motion Group, Special Purpose Systems from January 2001 to March 2002. Mr. Kingsley holds an undergraduate degree in Industrial Engineering and Management from Clarkson University and an M.B.A. from the College of William and Mary.
Qualifications
As the former Chief Executive Officer of Pall Corporation and IDEX Corporation, Mr. Kingsley successfully led high-technology, high-growth, multinational public companies and demonstrated his leadership and outstanding executive management and operational skills. Mr. Kingsley also brings strategic planning and financial expertise. Mr. Kingsley’s experience serving on other public company boards brings additional valuable perspectives to his Board service, including as our Independent Non-Executive Board Chair.

Independent Non-Executive Board Chair
Age: 57
Director since: October 2016
• Independent Non-Executive Board
   Chair (since November 2019)
• Lead Director (May 2018 –
     November 2019)
Committees:
Compensation
Nominating and Governance
Other current public company director service:
•    Polaris Industries Inc. (since January 2016)
•    Rockwell Automation, Inc.
(since 2013)
Former public company
director service:
•    Cooper Industries plc
(formerly Cooper Industries Ltd.) (2007 to 2012)
•    Pall Corporation (2011 to August 2015)
•    IDEX Corporation (2005 to 2011)

26 | 2020 Proxy Statement

CORPORATE GOVERNANCE

Sophie V. Vandebroek, PhD

Dr. Vandebroek was appointed in September 2019 as the Massachusetts Institute of Technology School of Engineering inaugural visiting scholar for the 2019-2020 academic year. Previously, Dr. Vandebroek served as Vice President, Emerging Technology Partnerships for International Business Machines, Inc. (IBM) from August 2018 to August 2019 and Chief Operating Officer - IBM Research from January 2017 to August 2018. Prior to joining IBM, she was an executive with Xerox Corporation where she served as Chief Technology Officer and Corporate Vice President of Xerox Corporation and President of the Xerox Innovation Group from January 2006 to December 2016 and was Chief Engineer of Xerox Corporation from 2002 to 2005. Dr. Vandebroek was also responsible for overseeing Xerox’s global research centers, including the Palo Alto Research Center, or PARC Inc. Dr. Vandebroek has been a member of the Advisory Council of the Dean of the School of Engineering at Massachusetts Institute of Technology since 2010. She is a Fellow of the Institute of Electrical & Electronics Engineers, a Fulbright Fellow and a Fellow of the Belgian-American Educational Foundation. Dr. Vandebroek holds an undergraduate degree in engineering and a master’s degree in electro-mechanical engineering from KU Leuven, Leuven, Belgium, and a PhD in electrical engineering from Cornell University.
Qualifications
Through her academic experiences and executive global roles at IBM and Xerox, Dr. Vandebroek brings substantial knowledge and expertise in technology, business processes and cybersecurity, as well as a long track record of innovation and managing balanced research and development portfolios and leading large diverse and inclusive organizations for global enterprises. Dr. Vandebroek’s experience in research and development and innovation is particularly relevant for IDEXX in light of our commitment to innovation as a strategy and extensive investment in research and development.

Independent Director Age: 58 Director since: July 2013 Committees: Finance Nominating and Governance Former public company director service: • Analogic Corporation (August 2008 to January 2016)

Class III Director Nominees Whose Terms Expire in 2022

Jonathan W. Ayers

Mr. Ayers has served as a Senior Advisor to IDEXX since November 2019. Prior to that, Mr. Ayers served as the Chair of the Board of IDEXX from January 2002 to November 2019 and served as President and CEO of IDEXX from January 2002 to June 2019. Before joining IDEXX, Mr. Ayers held various executive leadership positions at United Technologies Corporation and its business unit Carrier Corporation from 1995 to 2001. Prior to that, Mr. Ayers held various investment banking positions at Morgan Stanley & Co. for nine years. Mr. Ayers holds an undergraduate degree in molecular biophysics and biochemistry from Yale University and graduated from Harvard Business School in 1983 with high distinction.
Qualifications
As our former Board Chair, President and CEO for more than seventeen years, Mr. Ayers brings outstanding leadership skills, a comprehensive institutional knowledge of our business, strategy and evolving risk landscape and insightful perspectives into our markets – including our primary market: global pet healthcare. Mr. Ayers also brings significant and diverse experience in many relevant areas, including global business strategy, management, finance, business development, marketing, product development and software technology. In addition, as our Board Chair from January 2002 to November 2019, Mr. Ayers gained significant corporate governance and board leadership experience.

Director and Senior Advisor Age: 64 Director since: January 2002 • Board Chair (January 2002 – November 2019) Committees: None

2020 Proxy Statement | 27

Stuart M. Essig, PhD

Dr. Essig has served as the Chair of the Board of Directors of Integra LifeSciences Holdings Corporation since January 2012, and he first joined Integra’s Board of Directors in December 1997. In addition, Dr. Essig was Integra’s Chief Executive Oficer from December 1997 until June 2012. Since 2012, he has also served as Managing Director of Prettybrook Partners LLC, a family office focused on investing in the healthcare industry. He is a Venture Partner at Wellington Partners Advisory AG, a venture capital firm, and a Senior Advisor to TowerBrook Capital Partners and Water Street Healthcare Partners. Before joining Integra, Dr. Essig was a managing director in mergers and acquisitions for Goldman, Sachs and Co., specializing in the medical device, pharmaceutical and biotechnology sectors. Dr. Essig holds an undergraduate degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and a PhD in financial economics and an MBA from the University of Chicago.
Qualifications
As the former Chief Executive Officer of Integra LifeSciences Holdings Corporation and its current Chairman of the Board, Dr. Essig has extensive executive leadership experience in developing, executing and overseeing the corporate strategy of a rapidly growing medical device company. Dr. Essig also brings broad knowledge of the healthcare industry and deep capital markets, investment and financial services expertise. Dr. Essig’s service on public company boards, including in leadership roles, provides valuable additional perspective on corporate governance and other board-related matters.

Independent Director
Age: 58
Director since: July 2017
Committees:
Finance
Nominating and Governance
Other current public company director service:
•    Integra LifeSciences Holdings Corporation (since 1997) (Chairman since 2012)
•    SeaSpine Holdings Corporation (since June 2015) (Lead Director since July 2015)
Former public company
director service:
•    Owens & Minor, Inc. (October 2013 to August 2019)
•    St. Jude Medical, Inc. (March 1999 to January 2017)
•    Vital Signs, Inc. (1998 to 2002)
•    Zimmer Biomet Holdings, Inc. (2005 to 2008)

Jonathan J. Mazelsky

Mr. Mazelsky has served as President and CEO of IDEXX since October 2019. Prior to that, Mr. Mazelsky served as our Interim President and CEO from June 2019 to October 2019, and he was an Executive Vice President responsible for our North American Companion Animal Group Commercial Organization and key elements of the innovation portfolio, including our IDEXX VetLab® in-house diagnostics, Diagnostic Imaging, Veterinary Software and Services, Rapid Assay and Telemedicine lines of business from August 2012 to June 2019. Before joining IDEXX, Mr. Mazelsky was a Senior Vice President and General Manager from 2010 to 2012 of Computed Tomography, Nuclear Medicine and Radiation Therapy Planning at Philips Healthcare, a subsidiary of Royal Philips Electronics. Previously he held a series of other leadership roles with increasing responsibilities during his tenure at Philips beginning in 2001. Prior to joining Philips, Mr. Mazelsky was at Agilent Technologies, where he was an Executive in Charge from 2000 to 2002, leading the integration of Agilent’s Healthcare Group into Philips. He also served as a General Manager of the Medical Consumables Business Unit at Agilent Technologies from 1997 to 2000. From 1988 to 1996, he was in a number of roles at Hewlett Packard in finance, marketing and business planning. Mr. Mazelsky holds a bachelor’s degree in mathematics from the University of Rochester and an M.B.A. from the University of Chicago.
Qualifications
As our President and CEO, Mr. Mazelsky brings demonstrated leadership, management and operational capabilities, a deep understanding of IDEXX, our markets and our innovative products and services and a compelling strategic vision for continued long-term, sustainable growth at IDEXX. Mr. Mazelsky also has extensive leadership and management experience at other global enterprises in healthcare markets, providing valuable insights. In addition, as our CEO and a Board member, he effectively connects the Board with management and supports effective Board oversight that is informed by his understanding of IDEXX, as well as our employees, customers and other stakeholders.

Director and President and Chief Executive Officer Age: 59 Director since: October 2019 Committees: None

28 | 2020 Proxy Statement

M. Anne Szostak

Ms. Szostak had a 31-year career with Fleet/Boston Financial Group (now Bank of America), a diversified financial services company, until her retirement in 2004. She served as Chairman and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Chairman, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994, and Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004. After her retirement, Ms. Szostak founded Szostak Partners, an executive coaching and human resources consulting firm, and as President of Szostak Partners, she provides strategic advice and counsel to clients. Ms. Szostak holds an undergraduate degree from Colby College, and she has completed several executive education programs at Harvard Business School.
Qualifications
Through her executive leadership roles at Fleet/Boston Financial Group, including serving as the Chief Executive Officer of two major bank subsidiaries, Ms. Szostak brings extensive leadership, management, financial services and human resources experience to the Board. In particular, Ms. Szostak has deep expertise in human capital management, which is a key driver for our strategy of innovation. Ms. Szostak also leverages her substantial public company board experience, including in committee chair roles, in her service on our Board, including as Chair of the Compensation Committee.

Independent Director
Age: 69
Director since: July 2012
Committees:
Audit
Compensation (Chair)
Other current public company director service:
•    Tupperware Brands Corporation (since 2000)
Former public company
director service:
•    Belo Corporation (2004 to 2013)
•    ChoicePoint Corporation (2005 to 2008)
•    Dr. Pepper Snapple Group, Inc. (May 2008 to July 2018)
•    SFN Group, Inc. (2005 to 2011)

Class I Directors Whose Terms Expire in 2021

Bruce L. Claflin

Mr. Claflin served as President, Chief Executive Officer and a member of the board of directors of 3Com Corporation from January 2001 until his retirement in 2006, and he served as President and Chief Operating Officer of 3Com from August 1998 to January 2001. Before joining 3Com, Mr. Claflin worked at Digital Equipment Corporation as Senior Vice President, Sales and Marketing from 1997 to 1998 and as Vice President and General Manager of the PC Business Unit from 1995 to 1997. Before joining Digital Equipment Corporation, Mr. Claflin worked at IBM for 22 years, where he held senior management positions in sales, marketing, research and development and manufacturing. Mr. Claflin holds an undergraduate degree in Political Science from Pennsylvania State University.
Qualifications
As the past Chairman and Chief Executive Officer of 3Com Corporation, a large international public technology company, Mr. Claflin brings extensive leadership, management and corporate strategy experience. Through Mr. Claflin’s various executive and senior management roles at IBM and Digital Equipment Corporation, he acquired significant experience in manufacturing, operations and international business transactions, as well as a deep understanding of advanced technology. Mr. Claflin’s service on other public company boards, including as the Non-Executive Chairman of the Board of Advanced Micro Devices, a global semiconductor company, offers valuable perspectives.

Independent Director
Age: 68
Director since: July 2015
Committees:
Audit
Nominating and Governance (Chair)
Other current public company director service:
•    Ciena Corporation (since 2006)
Former public company
director service:
•    Advanced Micro Devices, Inc. (August 2003 to April 2017) (Chairman March 2009 to May 2016)
•    3Com Corporation (2001 to 2006)
•    Time Warner Telecom (2000 to 2003)

29 | 2020 Proxy Statement

Daniel M. Junius

Mr. Junius served as President and Chief Executive Officer of ImmunoGen, Inc. from 2009 until his retirement in May 2016. Before that, he served as President and Chief Operating Officer and Acting Chief Financial Officer of ImmunoGen from July 2008 to December 2008, Executive Vice President and Chief Financial Officer from 2006 to July 2008 and Senior Vice President and Chief Financial Officer from 2005 to 2006. Before joining ImmunoGen, Mr. Junius was Executive Vice President and Chief Financial Officer of New England Business Service, Inc. from 2002 until its acquisition by Deluxe Corporation in 2004 and Senior Vice President and Chief Financial Officer of New England Business Services from 1998 to 2002. Before joining New England Business Services, Mr. Junius was Vice President and Chief Financial Officer of Nashua Corporation from 1996 to 1998. Mr. Junius joined Nashua Corporation in 1984 and held various financial management positions of increasing responsibility before becoming Chief Financial Officer of Nashua Corporation in 1996. Mr. Junius holds an undergraduate degree in Political Science from Boston College and a master’s degree in Management from Northwestern University’s Kellogg School of Management.
Qualifications
As the former Chief Executive Officer and Chief Financial Officer of ImmunoGen, a public biotechnology company, Mr. Junius has extensive leadership, management, strategic planning and financial experience in the biotechnology field. Over the course of almost 20 years as the chief financial officer of various companies, Mr. Junius gained substantial expertise in the review and preparation of financial statements, which provides valuable perspective as the Chair of the Audit Committee. Mr. Junius’s service on other public company boards, including as audit committee chair, brings additional insight to his Board service and leadership.

Independent Director
Age: 67
Director since: March 2014
Committees:
Audit (Chair)
Finance
Other current public company director service:
•    GlycoMimetics, Inc. (since March 2016)
Former public company
director service:
•    ImmunoGen, Inc. (November 2008 to June 2018)
•    Vitae Pharmaceuticals, Inc.
(July 2016 to October 2016)

Sam Samad

Mr. Samad has served as the Senior Vice President and Chief Financial Officer of Illumina, Inc. since January 2017.  Before joining Illumina, Mr. Samad held several senior leadership positions at Cardinal Health between November 2007 and January 2017, including Senior Vice President and Corporate Treasurer from February 2012 to January 2017, with leadership responsibility for Cardinal Health’s China business. He was previously Senior Vice President and Chief Financial Officer for the pharmaceutical segment of Cardinal from 2009 to 2012, and Vice President, Healthcare Supply Chain Services. He also previously held finance roles at Eli Lilly and Pepsico Inc. Mr. Samad received his Bachelor of Business Administration degree from the American University of Beirut in Lebanon and his Master of Business Administration degree from McMaster University in Hamilton, Canada.
Qualifications
As the chief financial officer of Illumina, Inc. (Illumina) a public biotechnology company, Mr. Samad brings substantial financial and leadership experience at an innovative, high-growth healthcare company, valuable perspectives regarding communications and engagement with the investment community and expertise in the review and preparation of financial statements. In addition, Mr. Samad has extensive international operational experience, providing him with important insights.

Independent Director Age: 50 Director since: July 2019 Committees: Audit

30 | 2020 Proxy Statement

CORPORATE GOVERNANCE

Our Corporate Governance Framework
We are proud of our commitment to sound corporate governance and high ethical standards, and we believe that this commitment has contributed to our success in building long-term value for our shareholders and other stakeholders.
Our corporate governance framework includes our corporate governance policies and practices and provides the structure that enables our Board to provide effective oversight and counsel for the Company.

Visit the Corporate Governance section of our website, www.idexx.com, to learn more about, and access copies of, our corporate documents and corporate governance policies, including:
•    Corporate Governance Guidelines
•    Code of Ethics
•    Certificate of Incorporation
•    Amended and Restated By-Laws
•    Charter for each of our Board Committees
Hard copies of these documents may be obtained upon request by contacting our Corporate Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Information on our website does not constitute part of this Proxy Statement.

Corporate Governance at a Glance

Independence
•    All of our Directors are independent, other than our President and CEO, Mr. Mazelsky, and our former President and CEO, Mr. Ayers.
•    Our Board Committees are composed exclusively of independent Directors.

Strategy, Risk Management and Succession Planning
•    Annual corporate strategy review by the Board.
•    Risk management oversight by the Board and its Committees.
•    Active Board participation in succession planning for our CEO and other members of senior management, including each of our other NEOs.
•    Successful CEO succession and transition in 2019.

Executive Sessions	• Our independent Directors held executive sessions at every regularly scheduled Board meeting in 2019.
Board Accountability
•    Majority voting for Directors in uncontested elections.
•    Proxy access rights.
•    Rigorous annual self-assessment of the Board, its Committees and the Directors.
•    Robust Director nominee selection process.
•    Director retirement at the next Annual Meeting following his or her 73rd birthday, except as may be approved by the Board.

Diversity
•    Actively seek highly-qualified diverse candidates (including gender and ethnically diverse candidates) to include in the pool of potential Board nominees.
•    30% of our Directors are women, 30% were born and raised outside the U.S. and 70% are former or current CEOs.

Independent Board Leadership	• A strong independent Lead Director or Board Chair elected annually.
Stock Ownership Guidelines
•    The target stock ownership levels are set forth below:
•    Independent Directors – six times the annual cash retainer (currently $480,000 in stock value)
•    CEO – ten times annual base salary (currently $8.5 million in stock value)
•    Executive Vice Presidents – four times annual base salary
•    Corporate Vice Presidents – one times annual base salary

Additional Policies that Promote Alignment with Interests of Shareholders	• Anti-Hedging and Short Sale policy for Directors and employees. • Anti-Pledging policy for Directors and executive officers. • Clawback policy applicable to performance-based incentive compensation.

2020 Proxy Statement | 31

Board of Directors and Its Oversight of IDEXX
Our Board currently has ten members. The Board meets throughout the year on a set schedule, and it also holds special meetings and acts by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to its four standing Committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Finance Committee. For more information regarding the Board Committees, see the discussion under “Board Committees” beginning on page 38.
The Board is responsible for monitoring the overall performance of IDEXX. Among other things, the Board, directly and through its Committees:

•	Oversees our long-term strategy for creating enduring growth and shareholder value-creation;

•	Reviews and approves our key financial and other objectives, the annual budget and other significant actions and transactions;

•	Oversees our processes for maintaining the integrity of our financial statements and other public disclosures and our compliance with law and high ethical standards;

•	Oversees the prudent management of risk;

•	Reviews plans for CEO succession and management’s succession planning for other key executive officers; and

•	Reviews the performance of the CEO and determines the compensation of our executive officers.
In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the Board does not manage the day-to-day operations of IDEXX.
Board Meetings and Attendance
Directors are responsible for attending Board and Committee meetings and for devoting the time needed to discharge their responsibilities properly. The Board held nine meetings in 2019, and the Committees held a total of twenty-six meetings in 2019.
Each of our Directors, except Mr. Ayers, attended at least 75% of the meetings of the Board and Committees on which he or she served in 2019. While Mr. Ayers attended 100% of the Board meetings held in the first half of 2019, he was unable to attend certain Board meetings in the second half of 2019 as a result of a paralyzing spinal cord injury sustained in a cycling accident while riding his bicycle with his regular cycling group in June 2019. Given the catastrophic nature of this injury, which caused the loss of mobility in his legs, torso and fingers, Mr. Ayers was required to engage in full-time rehabilitation at a spinal cord injury rehabilitation center for several months during 2019.
It is our policy to schedule Board and Committee meetings to coincide with the Annual Meeting, and Directors are expected to attend the 2020 Annual Meeting. Last year, all of the individuals then serving as Directors attended our 2019 Annual Meeting.
Director Independence
Under our Corporate Governance Guidelines, a majority of our Directors must be “independent” as defined by the rules of NASDAQ. Each Committee’s charter requires its members to be independent as defined by NASDAQ rules. Additional independence criteria are also required to be satisfied by Directors serving on the Audit Committee and the Compensation Committee, as follows:

•
Under the Audit Committee charter, each Audit Committee member is also required to satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (Exchange Act); and

•
Under the Compensation Committee charter, each Compensation Committee member is also required to satisfy the heightened independence standard described in NASDAQ Rule 5605(d)(2)(A) and to qualify as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act.

The Board, in consultation with the Nominating and Governance Committee, determines the independence of each Director. In February 2020, the Board determined that:

•	Each of the Directors other than Mr. Mazelsky, our President and CEO, and Mr. Ayers, our Senior Advisor and former President and CEO, is independent under NASDAQ rules;

•	Each Audit Committee member satisfies the independence criteria of Rule 10A-3(b)(1) under the Exchange Act; and

32 | 2020 Proxy Statement

CORPORATE GOVERNANCE

•
After taking into consideration the applicable factors, each Compensation Committee member satisfies the independence criteria of NASDAQ rules and qualifies as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of 162(m) of the Code.

In determining Dr. Vandebroek’s independence, the Nominating and Governance Committee considered one relationship involving Dr. Vandebroek. Specifically, the Nominating and Governance Committee considered the fact that Dr. Vandebroek served as Vice President, Emerging Technologies of IBM, a provider of software licenses and software consulting and other related services for the Company, from August 2018 to August 2019 and previously served as Chief Operating Officer of IBM Research, the corporate research lab of IBM, from January 2017 to August 2018. In reviewing this relationship, the Nominating and Governance Committee considered several factors, including among other things:

•	The fact that the Company’s relationship with IBM predated Dr. Vandebroek joining IBM;

•	That Dr. Vandebroek did not participate in the negotiation of any transactions by the Company with IBM for its services to the Company;

•	That such services were provided by IBM on arm’s length terms and conditions and in the ordinary course of business; and

•	That the services provided by IBM are routine and limited in scope (the Company paid IBM approximately $19,600 in 2017, $8,500 in 2018 and $3,080 in 2019 for software licenses and related services).
Based on the factors considered by the Nominating and Governance Committee, it concluded that these transactions would not affect Dr. Vandebroek’s independence.
In determining Mr. Samad’s independence, the Nominating and Governance Committee considered one relationship involving Mr. Samad. Specifically, the Nominating and Governance Committee considered the fact that Mr. Samad serves as Senior Vice President and Chief Financial Officer of Illumina, which licenses certain intellectual property rights to the Company. In reviewing this relationship, the Nominating and Governance Committee considered several factors, including among other things:

•	The fact that the Company’s relationship with Illumina predates Mr. Samad joining the Board;

•	That Mr. Samad did not participate in the negotiation of the intellectual property license between the Company with Illumina;

•	That the license was provided by Illumina on arm’s length terms and conditions and in the ordinary course of business; and

•	That the license provided by Illumina is routine and limited in scope (the Company paid Illumina approximately $500,000 in 2018 and $750,000 in 2019 for certain licensed intellectual property rights).
Based on the factors considered by the Nominating and Governance Committee, it concluded that these transactions would not affect Mr. Samad’s independence.
Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy under which the Audit Committee is required to review and approve any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. The Audit Committee may approve any such transaction only if it determines that, under all of the applicable circumstances, the transaction is not inconsistent with the best interests of the Company.
A related person under this policy is:

•	Any executive officer;

•	A Director, or nominee for Director;

•	A holder of 5% or more of our common stock; or

•	An immediate family member of any of those persons.
The policy provides that a “direct or indirect material interest” does not arise solely from the related person’s position as an executive officer of another entity involved in a transaction with the Company, where:

•	The related person owns less than a 10% equity interest in such entity;

•	The related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction;

2020 Proxy Statement | 33

•	The amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the other entity involved in the transaction; and

•	The amount involved in the transaction equals less than 2% of the consolidated gross revenues of the Company for its most recent fiscal year.
Since January 1, 2019, there has been one related person transaction requiring review and approval by the Audit Committee under the Related Person Transaction Policy. Specifically, on October 23, 2019 in connection with the CEO transition, Mr. Ayers – our former Board Chair, President and CEO and continuing Board member – and IDEXX entered into a senior advisory agreement, which provides for Mr. Ayers’s engagement as an external Senior Advisor by IDEXX, beginning on November 2, 2019. Under this arrangement, Mr. Ayers provides advice and services related to such matters as identified from time to time and agreed to by Mr. Ayers and the President and CEO of IDEXX, and he receives compensation in the form of advisory fees at a rate of $240,000 per year (Advisory Fees), generally payable in arrears in four installments of $60,000 on each of February 1, May 1, August 1, and November 1. The senior advisory agreement does not provide for a specific term and may be terminated by either party by providing 90 days’ written notice to the other party. In the event that the term of the senior advisory agreement ends in between any of these payment dates, Mr. Ayers shall receive a pro-rated portion of the applicable Advisory Fees for the period prior to termination of the senior advisory agreement.
Prior to IDEXX entering into the senior advisory agreement, the Audit Committee reviewed certain key terms and provisions of the proposed senior advisory agreement, including the advice and services to be provided by Mr. Ayers and the Advisory Fees, as well as the desirability of retaining Mr. Ayers’s experience, skills and capabilities as an external Senior Advisor following the CEO transition. Having reviewed the proposed advisory relationship and its anticipated benefits in light of Mr. Ayers’s broad and deep knowledge of the Company, its business and the markets in which we operate, the Audit Committee determined in October 2019, and confirmed in February 2020, that the senior advisory agreement is a related party transaction that, under the circumstances, is and remains in the Company’s and the shareholders’ best interests and approved this related party transaction.
For more information regarding our recent CEO transition and the circumstances regarding IDEXX’s entry into this senior advisory arrangement with Mr. Ayers, see “CEO Transition” and “Impact of CEO Transition and 2019 Performance on NEO Pay” beginning on page 57.
Compensation Committee Interlocks and Insider Participation
Ms. Szostak (Chair), Dr. Henderson and Mr. Kingsley served on the Compensation Committee during 2019. There were no Compensation Committee interlocks or insider (employee) participation during 2019.
Board Leadership Structure
The Board believes that one of its most important responsibilities is to assess and determine the most appropriate leadership structure for the Board at a given time, depending on the current, specific characteristics, facts and circumstances relevant to IDEXX at that time, so that it can provide effective, independent oversight of management and best support long-term value creation for the Company and our stakeholders.
Accordingly, the Board does not have a predetermined policy as to whether or not the roles of the Board Chair and CEO should be combined or separate. Instead, the Board takes a flexible approach, which enables the Board to adapt its leadership structure to best meet the needs of the Board, IDEXX and our shareholders and other stakeholders as characteristics, facts and circumstances relevant to IDEXX change from time to time.
Each year, the Board, through the Nominating and Governance Committee, annually assesses the Board’s leadership structure, including whether the roles of Board Chair and CEO should be combined or separate and why the Board’s leadership structure is appropriate given the specific characteristics, facts and circumstances at the time. In addition, the Board will from time to time assess and determine the most appropriate leadership structure for the Board in connection with Board Chair and CEO succession and transition planning.

34 | 2020 Proxy Statement

CORPORATE GOVERNANCE

Although the Board had previously combined the roles of Board Chair and CEO, and elected an independent Lead Director with significant authority and well-defined duties and responsibilities to serve for so long as the Board Chair and CEO roles were combined, the Board reassessed its leadership structure in connection with our CEO transition in 2019 and separated the roles of the Board Chair and CEO. Specifically:

•	The Board appointed Mr. Mazelsky, who had been serving as our Interim President and CEO since June 28, 2019, as our President and CEO and elected him a Director, effective October 23, 2019.

•
Mr. Ayers, who had been on a medical leave since June 28, 2019, stepped down as Board Chair and a member of our management team, effective November 1, 2019, but remains as a Director and also serves as an external Senior Advisor to IDEXX.

•	The Board appointed Mr. Kingsley, who was our independent Lead Director at the time, as our independent Non-Executive Board Chair, effective November 1, 2019.
As determined by the Board at the time, and confirmed in February 2020 in the annual assessment of the Board leadership structure, the Board believes that this leadership structure best serves the current needs of the Board, IDEXX, our shareholders and other stakeholders and effectively allocates responsibility and oversight between management and the Board based on the specific characteristics, facts and circumstances relevant to IDEXX at this time.
Going forward, the Board will continue to evaluate its leadership structure in order to ensure it aligns with and appropriately supports the evolving needs and circumstances of the Board, IDEXX and our shareholders and other stakeholders from time to time.
Independent Non-Executive Board Chair
The position of our independent Non-Executive Board Chair has significant authority and responsibilities, including:

Board Leadership and Board Committee Service
Presides over all Board meetings, executive sessions of independent and/or non-employee Directors and shareholder meetings. Provides leadership to the Board by maintaining regular communication with, and facilitating communications among, the Directors. Serves as a member of the Nominating & Governance Committee and such other Committees as may be assigned.

Advisor to CEO
Provides mentorship, support and advice to the CEO. Briefs the CEO on issues and concerns raised during executive sessions of independent and/or non-employee Directors. Serves as the principal liaison between the Board and the CEO.

Agendas	Works with the CEO in preparing the agenda for each Board meeting and liaises with Directors concerning Board agendas and materials.
Corporate Governance	Consults with and advises the CEO on matters relating to corporate governance and Board functions.
Board Oversight of Strategy and CEO and Officer Succession Planning
Coordinates Board review of and input regarding the strategic plan and other significant corporate strategy decisions. Supports the Compensation Committee’s oversight over succession planning for the CEO and other executive officers.

Stakeholder Communication	Works with the General Counsel to monitor communications from shareholders and other stakeholders.
Annual Board Self-Assessment
The Board believes that a rigorous annual review of its performance is essential to ensuring overall Board effectiveness.
The Nominating and Governance Committee is responsible for annually evaluating the performance of the Board, its Committees and the independent Board Chair and annually reviewing the performance and contribution of each of the Directors. The purpose of this evaluation is to identify ways to enhance the effectiveness of the Board, its Committees and the Directors.
Each year, the Nominating and Governance Committee discusses and approves the format and approach for the annual Board self-assessment. The process includes completion of questionnaires and interviews with each Director and selected executive officers to solicit candid feedback and gather additional suggestions for improvement. The questionnaires also include opportunities for each Director to reflect on his or her own performance, as well as the performance of the other Directors. The responses and comments of the Directors and selected executive officers are then compiled and presented to

2020 Proxy Statement | 35

the Nominating and Governance Committee and the Board, as well as to each respective Committee, for discussion and action.
The information obtained through this annual process has informed Board and Committee meeting agenda topics, enhancements to our continuing education program for the Directors and the Nominating and Governance Committee’s active planning for Board succession and refreshment throughout the year.
Board’s Oversight of Our Strategy
Management annually presents the Company’s long-term business and financial strategic plan to the Board for review and discussion. These presentations include overviews of the business and market trends, historical financial performance, assessments of opportunities for long-term growth and margin expansion and projected long-term financial performance. This annual corporate strategy review is accompanied by a presentation on the results of management’s annual enterprise risk assessment (including an analysis of strategic risks), as described below under “Board’s Role in Risk Management Oversight.” The Board acts as a strategic partner in this process, offering insight and additional perspectives and challenging management to identify and assess the strengths, weaknesses, opportunities and threats to the continuing creation of enduring growth and long-term stakeholder value under the presented plan.
In addition to this annual corporate strategy review, the Board is involved in strategic planning and review throughout the year:

•
Management regularly presents information to the Board regarding the Company’s various business segments, their markets and strategic priorities, as well as trends expected to pose significant risks or strategic opportunities for IDEXX.

•	The Board annually reviews and approves our key financial and other objectives and budget.

•
Management regularly presents its capital allocation and deployment plans to the Finance Committee and the Board for review and discussion, and the Board (or the appropriate Committee) approves specific significant actions and transactions, to ensure that we deploy our capital to create long-term value for our shareholders and other stakeholders, including through capital and operating expenditures or strategic acquisitions that support future innovation or growth, as well as share repurchases that return cash to our shareholders.

Board’s Role in Risk Management Oversight
Management is responsible for our enterprise risk assessment and risk management on a day-to-day basis. The Board oversees our risk management activities directly and through its Committees, including by discussing with management the policies and practices utilized in assessing and managing risks and providing input on those policies and practices.
In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation and structure, legal, compliance and regulatory risk, operational risks, and environmental and social risks that are most relevant to our business.

The Audit Committee oversees risk management activities relating to accounting, auditing, internal controls, information system controls, Code of Ethics compliance monitoring and insurance matters.
The Compensation Committee
oversees risk management activities relating to the Company’s compensation policies and practices and organizational risk (including effective management of executive succession).
	The Nominating and Governance Committee oversees risk management activities relating to Board composition, function and succession and other corporate governance matters.	The Finance Committee oversees risk management activities relating to investment policy, foreign currency hedging activities and financial instruments.
Each Committee reports to the full Board on a regular basis, including with respect to its risk management oversight activities as appropriate.

36 | 2020 Proxy Statement

CORPORATE GOVERNANCE

We conduct an annual enterprise risk assessment as part of our annual strategic planning process. The risk assessment process involves an identification and assessment by senior line of business and functional leaders of the particular risks relevant to their lines of business and functional areas (including legal, compliance and regulatory risks, as well as environmental and social risks), the materiality of those risks, our risk tolerances and plans to mitigate them to the extent prudent and feasible. The identified risks are ranked based on probability of occurrence and severity of impact and maturity of related controls. Management shares the result of this annual risk assessment with the full Board in conjunction with the Board’s annual review and discussion of the Company’s long-term business and financial strategic plan described above under “Board’s Oversight of Our Strategy.” Management also reviews specific risk areas, such as cybersecurity risk, on a regular basis with the Board. Our Chief Information Officer and other members of senior management who lead our cybersecurity risk management program provide regular updates to the Board regarding cybersecurity risks and our cybersecurity risk management program and activities. In addition, certain other risks and related mitigation plans are reviewed throughout the year either by the Board or its Committees as part of normal business discussions.
The Audit Committee reviews linkages between the critical risk findings, management preparedness or plans to address those risks, and the internal audit department’s tests of those plans. The Audit Committee seeks to ensure that the internal audit department can perform its function by reviewing the charter, plans, activities, staffing and organizational structure of the internal audit department, and approving the appointment, replacement, reassignment or dismissal of the Director of Internal Audit. The Audit Committee also provides an open channel of communication between internal audit and the Board and meets independently with the Company’s internal auditors, independent auditors and management.
Talent Management and Executive Succession Planning
Executive succession planning and talent development are an integral part of our long-term strategy for sustained shareholder value-creation. The Compensation Committee is responsible for annually reviewing succession plans for the CEO and our other executive officers, and the Board is responsible for ensuring the existence of appropriate succession plans for these executive officers.
The CEO is responsible for preparing an annual report to the Board regarding succession planning for himself, and as part of this annual report, our CEO provides his evaluations and recommendation of potential future candidates for the position of CEO, including possible timing. In addition, the Board, both directly and through the Compensation Committee, also reviews plans for identifying and developing potential future candidates for other senior leadership roles, and the Board members interact with many of these candidates in formal and informal settings during the year.
Last year, IDEXX accomplished a critically important and smooth leadership transition. On June 27, 2019, Jonathan Ayers, who had served as our Board Chair, President and CEO for more than 17 years, suffered a paralyzing spinal cord injury as a result of a cycling accident. The Board quickly implemented its emergency succession plan and appointed Jonathan Mazelsky – who had been serving as our Executive Vice President responsible for the North American CAG business since August 2012 – as our Interim President and CEO, effective June 28, 2019. Following an intensive and thorough succession and transition planning process which spanned nearly four months, the Board appointed Mr. Mazelsky as our President and CEO and elected him a Director, effective October 23, 2019. For more information regarding our recent CEO transition, see “CEO Transition” beginning on page 57.
While our recent CEO transition was unexpected, good governance protocols, including the prior establishment of an emergency succession plan and a thorough, well-planned and thoughtfully implemented succession planning process, as well as the development of a strong and deep senior management team, enabled our Board to successfully effect a smooth and seamless leadership transition without disruption to IDEXX’s business, results and long-term strategy to drive sustainable and enduring value-creation for our stakeholders.

2020 Proxy Statement | 37

In addition, in January 2020, we announced senior leadership changes that resulted in some of our most talented senior executives assuming new global roles and additional responsibilities. Not only are these changes aimed at supporting global development of the CAG market segments, enhancing our global CAG commercial efforts and fostering greater integration and efficiencies across regions, they will support the expansion of development opportunities among promising leadership talent throughout our organization, further strengthening and deepening our senior management bench for the future.

Diversity
We believe that diversity among our employees, senior management and Board, including but not limited to gender and ethnic diversity, helps drive both innovation and a better understanding of our increasingly global customer base. Throughout our Company, we seek to employ a broad representation of gender, ethnic and racial backgrounds in all levels of management and on the Board. We believe that senior management and Directors with a variety of backgrounds, experiences, education, skills and business knowledge will contribute to the Company’s effectiveness, and thus, we are focused on ensuring that a wide range of backgrounds and experiences are represented in the Company and on our Board. We actively seek out highly qualified, diverse candidates (including gender and ethnically diverse candidates) to include in each pool of potential senior management and Board nominees, and we consider the value of diversity of all types when evaluating nominees and assessing our Board members and senior-level management. In 2019, we hired a Head of Diversity and Inclusion to further enhance our strategic plan for global diversity and inclusion.

Board Committees
The Board has established four standing committees – an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Finance Committee – each of which is described briefly below. Each Committee is composed entirely of independent Directors as determined under NASDAQ rules. Each Committee acts pursuant to a written charter that is approved by the Board and reviewed annually by the applicable Committee, the Nominating and Governance Committee and the Board. Current copies of each Committee’s charter can be accessed on the Corporate Governance section of our website, www.idexx.com, or by contacting our Corporate Vice President, General Counsel and Corporate Secretary at the Company’s principal executive offices.
Members of the Committees, as of February 28, 2020, are named below:

Board Member	Audit	Compensation	Nominating & Governance	Finance
Jonathan W. Ayers
Bruce L. Claflin(1)
Stuart M. Essig, PhD
Rebecca M. Henderson, PhD
Daniel M. Junius(1)
Lawrence D. Kingsley(2)
Jonathan J. Mazelsky
Sam Samad (1)
M. Anne Szostak(1)
Sophie V. Vandebroek, PhD
Number of meetings in 2019	11	5	7	3

(1)	Audit Committee Financial Expert as defined under SEC rules.

(2)	Independent Non-Executive Board Chair
Member
Chair

38 | 2020 Proxy Statement

CORPORATE GOVERNANCE

AUDIT COMMITTEE

Members	Meetings held in 2019: 11
Mr. Junius (chair) Mr. Claflin Mr. Samad Ms. Szostak

Key Committee Responsibilities
The Audit Committee oversees: accounting; internal control over financial reporting; information system controls as they relate to our financial reporting process; and compliance and audit processes of the Company, including the selection, retention and oversight of the Company’s independent auditors. The Audit Committee also reviews and approves all related person transactions, and receives and reviews reports from management relating to the treatment of potential or actual violations of our Code of Ethics in accordance with our applicable policies and procedures. The Audit Committee meets from time to time with the Company’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters.
The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 52. The Audit Committee has also adopted procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters.

The Audit Committee Report is included on page 50.

COMPENSATION COMMITTEE

Members	Meetings held in 2019: 5
Ms. Szostak (chair) Dr. Henderson Mr. Kingsley

Key Committee Responsibilities
The Compensation Committee: oversees the executive compensation philosophy and practices of IDEXX; evaluates the performance of the CEO; determines the compensation of the CEO and approves the compensation of other executive officers; and annually reviews succession plans for the CEO and certain other executive officers of the Company.
The Compensation Committee also: has primary responsibility to oversee the administration of our incentive compensation plans for executive officers and equity compensation plans; reviews and approves stock ownership and retention guidelines applicable to the Company’s executive officers and Directors and reviews compliance with those guidelines; reviews and makes recommendations to the Board regarding compensation-related policies applicable to executive officers; and reviews and makes recommendations to the Board regarding the compensation of non-employee Directors.
In addition, the Compensation Committee: oversees the Company’s policies on structuring compensation programs to preserve tax deductibility; analyzes the risks associated with the Company’s compensation policies and practices; reviews the Compensation Discussion and Analysis and prepares the Compensation Committee Report required to be included in the Company’s annual proxy statement; and may make or recommend changes to the Company’s executive compensation program and practices that it deems appropriate in light of its review of the results of the shareholder vote on the “say-on-pay” proposal set forth in the Company’s annual proxy statement.
The Compensation Committee charter does not provide for any delegation of these duties except to a sub-committee or individual members of the Committee as the Compensation Committee may determine.

The Compensation Committee Report is included on page 76.

2020 Proxy Statement | 39

NOMINATING AND GOVERNANCE COMMITTEE

Members	Meetings held in 2019 7
Mr. Claflin (chair) Dr. Essig Mr. Kingsley Dr. Vandebroek

Key Committee Responsibilities
The Nominating and Governance Committee advises and makes recommendations to the Board with respect to corporate governance matters, including: Board composition, organization, function, membership and performance; Board committee structure and membership; the Company’s Corporate Governance Guidelines; succession planning for the Board Chair; and shareholder engagement and significant shareholder relations issues relating to corporate governance.
The Nominating and Governance Committee also identifies, evaluates, recruits and makes recommendations to the Board regarding candidates to fill vacancies on the Board as described beginning on page 23.
The Nominating and Governance Committee annually reviews the performance of the Board, its Committees, the independent Board Chair and each of the Directors, as described under “Annual Board Self-Assessment” on page 35. The Nominating and Governance Committee is also responsible for annually reviewing with the Board the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole, and annually assessing, for each Director or person nominated to become a Director, the specific experience, qualifications, attributes and skills, including those described on page 23, that lead the Nominating and Governance Committee to conclude that such Director or nominee should serve as a Director in light of our business and structure.

FINANCE COMMITTEE

Members	Meetings held in 2019: 3
Dr. Henderson (chair) Dr. Essig Mr. Junius Dr. Vandebroek

Key Committee Responsibilities
The Finance Committee advises the Board with respect to financial matters and capital allocation, including capital structure and strategies, financing strategies, investment policies and practices, major financial commitments, financial risk management, acquisitions and divestitures, stock repurchase strategies and activities and dividend policy.
The Finance Committee also, among other things: monitors our liquidity and financial condition; oversees our financial risk management activities (including foreign currency hedging and transactions involving derivatives); reviews and approves any proposed acquisition or divestiture having an aggregate value greater than $25 million but less than or equal to $50 million; makes recommendations to the Board regarding any other proposed acquisition or divestiture having an aggregate value greater than $50 million; and reviews and approves a variance in capital expenditures that in the aggregate exceeds 10% of the total budgeted amount in the applicable annual budget approved by the Board or the Finance Committee.

Corporate Governance Guidelines and Code of Ethics
The Board has adopted Corporate Governance Guidelines and a Code of Ethics, both of which can be accessed on the Corporate Governance section of our website, www.idexx.com. Hard copies may be obtained by contacting our Corporate Vice President, General Counsel and Corporate Secretary at the Company’s principal executive offices.
The Code of Ethics applies to all of our employees, officers and Directors. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.

40 | 2020 Proxy Statement

CORPORATE GOVERNANCE

Anti-Hedging and Short Sale and Anti-Pledging Policies
The Board has adopted a Policy on Short Sales, Derivative Transactions and Hedging that generally prohibits any Director, officer or employee, or any family member or affiliate of any of the foregoing, from engaging in (i) any short sales of the Company’s securities, (ii) purchases or sales of puts, calls or other derivative securities based upon the Company’s securities, or (iii) purchases of financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.
The Board has also adopted a Policy on Pledging of Company Stock that prohibits our Directors and executive officers from pledging or otherwise encumbering the equity securities they own in the Company as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.
Shareholder Communication
We believe that transparent communication with our shareholders is critical for our continued success. It enables us to describe our strategy for long-term value-creation and sustainable financial performance as well as to understand the perspectives and concerns of our shareholders.
In 2019, our senior management met with representatives of many of our top institutional shareholders at industry and investment community conferences, analyst meetings and our 2019 Investor Day held at our corporate headquarters in Westbrook, Maine, in August 2019. Topics discussed included our business strategy, long-term financial potential model, financial performance, investment in R&D and innovation, capital allocation and deployment, market trends, and various other matters. Management shares with the Board any feedback provided by our shareholders.
In addition, we provide several ways for our shareholders to communicate with us. Written communications to any individual Director, the Board Chair or the full Board may be submitted by electronic mail to contactdirectors@idexx.com, by completing the online “Contact the Board” submission form available at the Company’s website at www.idexx.com/corporate/corporate-governance.html or by writing to the Office of the Corporate Secretary at One IDEXX Drive, Westbrook, Maine 04092.
Written communications sent to any individual Director will be forwarded to that Director. In addition, our Corporate Vice President, General Counsel and Corporate Secretary or her delegate reviews all written communications sent to any individual Director, the Board Chair or the Board. The Corporate Secretary will forward all such written communications to the Board Chair (if the Board Chair is an independent Director) or the Chair of the Nominating and Governance Committee, as applicable, for review, except for items that could not reasonably be interpreted to implicate or otherwise relate to the duties and responsibilities of the Board.
Virtual Shareholder Meeting
Our 2020 Annual Meeting will be conducted virtually through a live audio webcast, and online shareholder tools will be available. We are implementing the virtual meeting format for our 2020 Annual Meeting to enable full and equal participation by all our shareholders from any location in the world at little to no cost. We believe this is the right choice for IDEXX because:

•	We are a global company with shareholders all around the world;

•	The virtual meeting format is cost-effective and convenient for our shareholders, as well as the Company, and enables IDEXX to reduce the environmental impact of our 2020 Annual Meeting; and

•
Given the latest technology for holding virtual meetings and related online tools, we believe that the virtual meeting format will enhance shareholder access and participation in our 2020 Annual Meeting.

We designed the format of our 2020 Annual Meeting to ensure that our shareholders who attend our 2020 Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. For example, the format of our 2020 Annual Meeting will include the following:

•
An online pre-meeting forum will be available to our shareholders. Beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. By accessing this online pre-meeting forum, our shareholders will be able to submit questions in writing in advance of our 2020 Annual Meeting, vote, view the 2020 Annual Meeting’s Rules of Conduct and Procedures and obtain copies of proxy materials and our annual report.

•
By following instructions on the online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2020, shareholders will have the ability to use their telephones to dial into a live audio webcast of the meeting and verbally ask

2020 Proxy Statement | 41

questions during the meeting. In addition, shareholders accessing the audio webcast online will be able to submit questions in writing during the meeting. As part of the 2020 Annual Meeting, we will hold a live Q&A session, during which we will answer questions as they come in and address those asked in advance, as time permits. Please note, however, that the purpose of the meeting will be observed, and questions that are determined to be irrelevant or inappropriate will not be addressed.

•
We will publish the answer to each question received following the 2020 Annual Meeting, including those as to which there is not sufficient time to address during the meeting, except for those questions determined to be irrelevant or inappropriate.

•
Although the live audio webcast will be available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available at www.virtualshareholdermeeting.com/IDXX2020 after the meeting.

Non-Employee Director Compensation
Our non-employee Directors are annually compensated for their Board service as described in the chart below:

Compensation Element	Non-Employee Director Compensation Program
Cash compensation(1)
Annual retainer	$80,000
Committee Chair retainer	$20,000 for the Audit Committee
$20,000 for the Compensation Committee
$12,000 for the Finance Committee
$12,000 for the Nominating and Governance Committee
Other Audit Committee member retainer(2)	$5,000
Lead Director retainer (as applicable)	$25,000
Non-Executive Board Chair retainer (as applicable)	$80,000
Meeting fees	Not applicable; no fees are paid for meeting attendance
Equity compensation(3)
Deferred stock units	$105,000 in target value(4)
Non-qualified stock options	$105,000 in value(5)
Total	$210,000
Additional equity compensation for Non-Executive Board Chair(6)
Deferred stock units	$40,000 in target value(4)
Non-qualified stock options	$40,000 in value(5)
Total	$80,000
Director stock ownership guidelines(7)	Target ownership of our common stock (including vested deferred stock units credited to a Director’s investment account) equal to six times the Annual Retainer

(1)
All retainers are paid in quarterly installments, and each non-employee Director may, at his or her option, defer all or any portion of any retainer in the form of fully vested deferred stock units under our Director Deferred Compensation Plan (Director Plan). A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata amount of his or her quarterly installment of the retainer based on the number of days until the end of the quarter during which he or she was appointed. If a non-employee Director retires, resigns or otherwise ceases to be a Director before the expiration of his or her term, he or she will receive a pro rata amount of his or her quarterly installment of the retainer based on the number of days served, divided by the number of days in the applicable quarter.

(2)	Paid to all Audit Committee members, except the Audit Committee Chair.

(3)
We annually grant deferred stock units and non-qualified stock options to each non-employee Director on the date of the Annual Meeting. A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata grant based on the number of months remaining until the next year’s grant. The maximum number of shares subject to equity awards granted under our 2018 Stock Incentive Plan (2018 Plan) during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will be limited to $650,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), provided that the non-employee Directors who are considered independent (under NASDAQ rules) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

42 | 2020 Proxy Statement

CORPORATE GOVERNANCE

(4)
The number of deferred stock units granted equals the target value, divided by the price of our common stock on the grant date, rounded to the nearest whole share. Any non-employee Director who meets the target ownership under the stock ownership guidelines at the time of the annual grant may elect to receive restricted stock units (RSUs), in lieu of deferred stock units. The number of RSUs granted is calculated in the same manner as deferred stock units granted.

(5)
The value of the granted non-qualified stock options is calculated using the Black-Scholes-Merton option pricing model. This model is consistent with the valuation approach used to value executive awards.

(6)
In recognition of the additional responsibilities of the independent Non-Executive Board Chair, he or she receives an additional $80,000 in equity grants, as calculated in accordance with Notes 3 and 4 above.

(7)	All non-employee Directors complied with the stock ownership guidelines as of December 31, 2019.
Equity Compensation
Deferred stock units and non-qualified stock options are granted to non-employee Directors annually on the date of the Annual Meeting. The most recent grant date was May 8, 2019, and the next grant date is scheduled to be on May 6, 2020, the date of the 2020 Annual Meeting.
Deferred Stock Units. Deferred stock units granted on the date of the Annual Meeting are issued under the Director Plan and fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting. These vested deferred stock units are credited to a hypothetical investment account established in the non-employee Director’s name and will be distributed as an equal number of shares of our common stock one year following the termination of the non-employee Director’s Board service. For more information regarding the deferred stock units and the Director Plan, see the discussion below under “Director Plan.”
If a non-employee Director is eligible to elect to receive RSUs in lieu of deferred stock units and makes this election, then he or she will receive RSUs that fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting.
Non-Qualified Stock Options. Non-qualified stock options are granted under the 2018 Plan and have the following terms:

•	Exercise price equal to the last reported sales price for a share of our common stock on the grant date;

•	Fully vest and are exercisable on the earlier of one year from the date of grant or the date of the next Annual Meeting;

•	Expire on the day immediately prior to the tenth anniversary of the grant date; and

•	Accelerated vesting upon a change in control of the Company as described in the discussion under “Stock Incentive Plans” beginning on page 85.
Director Plan
Each non-employee Director may defer all or any portion of any cash compensation in the form of fully vested deferred stock units, which are issued under the Director Plan and are currently subject to the terms of the 2018 Plan. The payment of cash compensation in the form of deferred stock units is considered deferred compensation for federal income tax purposes.
A hypothetical investment account is established in the name of each non-employee Director, and vested deferred stock units are credited as follows:

•
Any cash compensation deferred by him or her is credited to the account as the number of vested deferred stock units equal to the aggregate value of the deferred compensation divided by the price of a share of common stock on the date of the applicable deferral; and

•
When the grant of deferred stock units made on the date of an Annual Meeting (or any prorated grant of deferred stock units made when he or she joins the Board) vests, those vested deferred stock units also are credited to this account.

Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of common stock affecting the value of the deferred stock units in the account.
Deferred stock units are distributed in the form of an equal number of shares of our common stock as follows:

•	Deferred Stock Units from Deferred Cash Compensation. A non-employee Director may elect to receive his or her distribution in either:

•	A single lump sum one year after his or her last day of Board service; or

•	For deferrals made on or after January 1, 2011, in:

•	A single sum on a non-discretionary and objectively determinable fixed date; or

•	Equal annual installments over four years on or after such fixed date.

2020 Proxy Statement | 43

•	Annual Grant of Deferred Stock Units. Shares are distributed one year following the termination of his or her Board service.

•
Emergency Distribution. If the administrator of the Director Plan determines that a non-employee Director has suffered an unforeseeable emergency, the administrator may authorize the distribution of all or a portion of his or her deferred stock units.

Unvested deferred stock units will vest immediately under the following circumstances:

•	Death or Disability. Unvested deferred stock units will vest immediately upon the non-employee Director’s death or disability.

•
Change in Control. Unvested deferred stock units will vest immediately upon a change in control of the Company. The shares of common stock in a Director’s account will be distributed in a single lump sum as soon as practicable after a change in control.

A change in control under the Director Plan occurs when:

•	Any person or group acquires direct or indirect beneficial ownership of stock possessing 35% or more of the total voting power of the Company’s stock; or

•
A majority of the Board members is replaced during any twelve-month period by new Directors whose appointment or election is not approved by a majority of the Board members serving immediately before the appointment or election of any of these new directors; or

•
A change in the ownership of a substantial portion of our assets occurs such that any person or group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

Other Compensation
All Directors are reimbursed for reasonable travel expenses incurred in connection with Board and committee meetings. Directors are also reimbursed for reasonable expenses (including travel expenses) incurred in connection with continuing education regarding their duties and responsibilities as Directors. We also extend coverage to them under our directors’ and officers’ indemnity insurance policies. We do not provide any other benefits, including retirement benefits or perquisites, to our independent non-employee Directors.
In connection with the CEO transition, Mr. Ayers and IDEXX mutually agreed that Mr. Ayers would cease to be employed by IDEXX, effective November 1, 2019, and entered into a mutual separation agreement (Ayers Mutual Separation Agreement). The Ayers Mutual Separation Agreement provides that the Company will consider requests made by Mr. Ayers from time to time for administrative services to be provided by Company employees during business hours.
Director Stock Ownership Guidelines
Our stock ownership guidelines set a target level of ownership of our common stock for each non-employee Director equal to six times the annual retainer, which is $480,000 in stock value, at the end of each calendar year.
Shares that are owned by, or held in trust for the benefit of, a non-employee Director or immediate family members residing in the same household and vested deferred stock units credited to his or her investment account are included in calculating stock ownership.
Until the value of a non-employee Director’s common stock exceeds this target level at the end of a calendar year, he or she must retain:

•
At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs or deferred stock units during the following year, after payment or withholding of any applicable exercise price and taxes; and

•	All other shares of our common stock held by him or her.
A non-employee Director complies with these stock ownership guidelines if his or her stock ownership equals or exceeds the target level at the end of the year or if he or she has complied with the applicable retention requirements under the stock ownership guidelines.

44 | 2020 Proxy Statement

CORPORATE GOVERNANCE

2019 Non-Employee Director Compensation Table
The table below shows 2019 compensation for each of our non-employee Directors. Mr. Mazelsky, who is an employee, receives no additional compensation for his Board service. For information regarding Mr. Mazelsky’s compensation, please see the discussion under “How We Paid Our NEOs in 2019” beginning on page 68.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)		Option Awards (2) ($)		Total Compensation ($)
Jonathan W. Ayers (3)	13,261		53,838	(4)	53,938	(4)	121,037
Bruce L. Claflin	93,500		104,952		105,030		303,482
Stuart M. Essig, PhD	77,500	(5)	104,952		105,030		287,482
Rebecca M. Henderson, PhD	88,500		104,952		105,030		298,482
Daniel M. Junius	97,500	(6)	104,952		105,030		307,482
Lawrence D. Kingsley (7)	111,617	(8)	125,582	(9)	125,609	(9)	362,808
Sam Samad (10)	39,035		84,894	(11)	84,835	(11)	208,764
M. Anne Szostak	102,500		104,952		105,030		312,482
Sophie V. Vandebroek, PhD	77,500	(12)	104,952		105,030		287,482

(1)
Stock awards to non-employee Directors are issued as deferred stock units (DSUs) pursuant to the Company’s Director Plan. The amount shown excludes DSUs received in lieu of deferred compensation as described in footnotes 5, 6, 8 and 12 and reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (calculated by rounding $105,000 to the nearest share on the date of deferral). See Note 5 in the notes to the consolidated financial statements included in our 2019 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards. As discussed under “Equity Compensation” above on page 43, non-employee Directors receive only one DSU and option grant during the fiscal year. As of December 31, 2019, the following are the aggregate number of DSUs accumulated in each non-employee Director’s deferral account for all years of service as a Director, including DSUs issued for deferred fees elected by the Directors as well as DSUs issued as annual grants to non-employee Directors: Mr. Ayers, 214; Mr. Claflin, 1,958; Dr. Essig, 1,683; Dr. Henderson, 32,441; Mr. Junius, 3,605; Mr. Kingsley, 2,227, Mr. Samad, 293; Ms. Szostak, 4,145, and Dr. Vandebroek, 3,949. For information regarding DSUs issued to Mr. Ayers as an employee see “2019 Nonqualified Deferred Compensation” on page 83.

(2)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 in the notes to consolidated financial statements included in our 2019 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our option awards. As of December 31, 2019, each non-employee Director had the following number of stock options outstanding: Mr. Ayers, 726; Mr. Claflin, 18,168; Dr. Essig,6,123; Dr. Henderson, 26,235; Mr. Junius, 21,159; Mr. Kingsley, 9,117; Mr. Samad, 1,025; Ms. Szostak 35,025 and Dr. Vandebroek, 14,205. For information regarding the outstanding stock options granted to Mr. Ayers as an employee, see “2019 Outstanding Equity Awards at 2019 Fiscal Year End” on page 81 below.

(3)
Mr. Ayers served as our President and CEO until June 28, 2019 and as Board Chair until November 1, 2019. Following his separation, Mr. Ayers remains a member of the Board and also serves as a Senior Advisor to IDEXX. For information regarding compensation received by Mr. Ayers in 2019 for his service as an employee, including payments received by Mr. Ayers pursuant to the Ayers Mutual Separation Agreement in connection with his separation from the Company, see “Summary Compensation Table for 2019” on page 77 below. For information regarding compensation receivable by Mr. Ayers for his service as a Senior Advisor, please see the discussion under “Related Person Transactions” beginning on page 33 above and “CEO Transition and CEO Compensation Decisions” beginning on page 57 below.

(4)
Consists of a prorated equity grant made to Mr. Ayers with respect to the period from November 1, 2019 (when Mr. Ayers’s employment terminated while he continued to serve as a Board member) to May 6, 2020 (the scheduled date of the next annual equity grant to be made to all non-employee Directors), consisting of DSUs having a grant date value of $53,838 and nonqualified stock options having a grant date fair value of $53,938.

(5)	Includes compensation in the amount of $77,500 deferred and issued as 314 DSUs pursuant to the Director Plan.

(6)	Includes compensation in the amount of $24,375 deferred and issued as 100 DSUs pursuant to the Director Plan.

(7)	Mr. Kingsley was elected as the independent Non-Executive Board Chair on November 1, 2019.

(8)	Includes compensation in the amount of $25,000 deferred and issued as 120 DSUs pursuant to the Director Plan.

(9)
Consists of a prorated equity grant made to Mr. Kingsley with respect to the period from his election as the independent Non-Executive Board Chair on November 1, 2019 to May 6, 2020, the scheduled date of the next annual equity grant to be made to all non-employee Directors, consisting of DSUs having a grant date value of $20,629 and nonqualified stock options having a grant date fair value of $20,579.

(10)	Mr. Samad was appointed to the Board effective July 16, 2019.

(11)
Consists of a prorated equity grant made to Mr. Samad with respect to the period of his election to the Board on July 16, 2019 to May 6, 2020, the scheduled date of the next annual equity grant to be made to all non-employee Directors, consisting of DSUs having a grant date value of $84,894 and nonqualified stock options having a grant date fair value of $84,835.

(12)	Includes compensation in the amount of $77,500 deferred and issued as 314 DSUs pursuant to the Director Plan.

2020 Proxy Statement | 45

Stock Ownership Information
Stock Ownership of Directors and Officers
The table below shows the number of shares of our common stock beneficially owned as of February 28, 2020 by each of our Directors, each of our NEOs named in the Summary Compensation Table and all of our Directors and executive officers as a group. The table below also includes information about stock options and vesting restricted stock units granted to our Directors and executive officers. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares and other securities listed.

Beneficial Owner	Shares Owned		Options Exercisable and RSUs Vesting (1)	Total Number of Shares Beneficially Owned (2)	Percentage of Common Stock Outstanding (3)
Jonathan W. Ayers	900,303	(4)	493,079	1,393,382	1.63%
Bruce L. Claflin	1,415		16,764	18,179	*
Stuart M. Essig	—		4,719	4,719	*
Rebecca M. Henderson, PhD	—		24,831	24,831	*
Daniel M. Junius	2,000		19,755	21,755	*
Lawrence D. Kingsley	6,780		7,436	14,216	*
Sam Samad	—		—	—	*
M. Anne Szostak	10,217	(5)	24,831	35,048	*
Sophie V. Vandebroek. PhD	8,673		5,233	13,906	*
Jonathan J. Mazelsky	44,082		160,852	204,934	*
Brian P. McKeon	29,775		189,632	219,407	*
Michael J. Lane	2,757		9,299	12,056	*
Kathy V. Turner	12,879		34,485	47,364	*
Sharon Underberg	353		1,573	1,926	*
All Directors and executive officers as of February 28, 2020, as a group: (17 persons)	1,060,597		1,098,971	2,159,568	2.53%

*	Less than 1%

(1)	Consists of options to purchase shares of common stock exercisable, and RSUs vesting, on or within 60 days after February 28, 2020.

(2)
The number of shares beneficially owned by each person or group as of February 28, 2020 includes shares of common stock that such person or group had the right to acquire on or within 60 days after February 28, 2020, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.

(3)
For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 85,338,928 shares of common stock outstanding on February 28, 2020 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after February 28, 2020, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.

(4)
Includes 137,600 shares held by the Ayers Family Trust and 11,400 shares held by the Ayers Wild Cat Conservation Trust (Foundation). Mr. Ayers and his wife are the trustees of the Foundation, and as trustees, they have shared voting and dispositive power for the 11,400 shares held by the Foundation. Beneficial ownership of, and any pecuniary interest in, the 11,400 shares held by the Foundation is expressly disclaimed.

(5)	Includes 2,916 shares held by the M. Anne Szostak Trust and 6,717 shares held by the Szostak 2018 IDEXX GRAT.

46 | 2020 Proxy Statement

STOCK OWNERSHIP INFORMATION

We also grant deferred stock units to our non-employee Directors as annual equity grants or voluntary deferrals of annual fees. Deferred stock units are not included in the table above because they do not represent a right to acquire shares of our common stock within 60 days after February 28, 2020. Although deferred stock units carry no voting rights and individuals holding fully vested deferred stock units are at risk as to the price of our common stock in their investment accounts, vested deferred stock units are included for purposes of determining satisfaction of target stock ownership levels under our stock ownership guidelines. Accordingly, the table below shows the total numbers of shares and fully vested deferred stock units owned as of February 28, 2020 by each of our Directors, each of our NEOs and all our Directors and executive officers as a group.

Beneficial Owner	Shares Owned		DSUs (1)	Total Number of Shares and DSUs Owned
Jonathan W. Ayers	900,303	(2)	59,164	959,467
Bruce L. Claflin	1,415		1,531	2,946
Stuart M. Essig	—		1,326	1,326
Rebecca M. Henderson, PhD	—		32,014	32,014
Daniel M. Junius	2,000		3,200	5,200
Lawrence D. Kingsley	6,780		1,718	8,498
Sam Samad	—		—	—
M. Anne Szostak	10,217	(3)	3,718	13,935
Sophie V. Vandebroek, PhD	8,673		3,592	12,265
Jonathan J. Mazelsky	44,082		—	44,082
Brian P. McKeon	29,775		34,708	64,483
Michael J. Lane	2,757		—	2,757
Kathy V. Turner	12,879		—	12,879
Sharon Underberg	353		—	353
All Directors and executive officers as of February 28, 2020, as a group: (17 persons)	1,060,597		140,971	1,201,568

(1)	Consists of DSUs that are vested as of February 28, 2020.

(2)
Includes 137,600 shares held by the Ayers Family Trust and 11,400 shares held by the Foundation. Mr. Ayers and his wife are the trustees of the Foundation, and as trustees, they have shared voting and dispositive power for the 11,400 shares held by the Foundation. Beneficial ownership of, and any pecuniary interest in, the 11,400 shares held by the Foundation is expressly disclaimed.

(3)	Includes 2,916 shares held by the M. Anne Szostak Trust and 6,717 shares held by the Szostak 2018 IDEXX GRAT.
Director and Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our Directors and executives, including our executive officers. For more information regarding our Director stock ownership guidelines, see the discussion under “Director Stock Ownership Guidelines” on page 44, and for more information regarding our executive stock ownership guidelines, see the discussion under “Executive Stock Ownership and Retention” on page 74.

2020 Proxy Statement | 47

Stock Ownership of Certain Beneficial Owners
Based solely on our review of filings made under Sections 13(d) and 13(g) of the Exchange Act, the only persons or entities known to us to beneficially own more than 5% of our common stock as of December 31, 2019 were:

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,449,818	11.01%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	7,424,845	8.70%
Fundsmith LLP(4) 33 Cavendish Square London, U.K., W1G 0PQ	4,591,899	5.40%

(1)
For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group on December 31, 2019, as reflected in the most recent filing by such group of statements of beneficial ownership with the SEC, by the 85,338,928 shares of common stock outstanding on February 28, 2020. Therefore, the percentage ownership may differ from the percentage ownership reported in such statements of beneficial ownership, which reflect ownership as of an earlier date.

(2)
Based solely upon information derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020, it has the sole power to vote 132,786 shares, sole power to dispose of 9,300,546 shares, shared power to vote 24,431 shares, and shared power to dispose of 149,272 shares.

(3)
Based solely upon information derived from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020, it has sole power to vote 6,530,473 shares and sole power to dispose of 7,424,845 shares.

(4)
Based upon information derived from a Schedule 13G filed by Fundsmith LLP with the SEC on February 14, 2020, it has the sole power to vote 4,567,446 shares and sole power to dispose of 4,591,899 shares.

Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, our Directors, executive officers and any person holding more than 10% of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC.
Based solely on our review of copies of Section 16(a) reporting forms that we received from reporting persons for transactions occurring during our 2019 fiscal year and written representations from our Directors and executive officers, we believe that no reporting person failed to timely file any report required by Section 16(a) during the 2019 fiscal year, except that one Form 4 was inadvertently filed late on behalf of Rebecca M. Henderson, PhD, one of our Directors, to report the disposition of our common stock by Dr. Henderson.

48 | 2020 Proxy Statement

AUDIT COMMITTEE MATTERS

Audit Committee Matters
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2020, subject to ratification by shareholders. The Audit Committee has retained PwC as our independent registered public accounting firm continuously since 2002.
The Audit Committee annually evaluates the performance of our independent registered public accounting firm and determines whether to retain the current firm or consider other firms. In addition, in conjunction with the mandated rotation of our external auditor’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the external auditor’s new lead engagement partner.
In appointing PwC as our independent registered public accounting firm for 2020, the Audit Committee considered carefully PwC’s performance as the Company’s independent registered public accounting firm, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders.
Because the members of the Audit Committee value the views of our shareholders on our independent auditors, even though ratification is not required by law, shareholders will have an opportunity to ratify this selection at the 2020 Annual Meeting. Representatives of PwC will be present at the 2020 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the 2020 Annual Meeting, the Audit Committee may reconsider its selection of PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, can direct the appointment of a different firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our shareholders’ best interests.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the ratification of PwC as our independent registered public accounting firm for 2020.

2020 Proxy Statement | 49

Audit Committee Report
The Audit Committee is responsible for overseeing the accounting, internal control and financial reporting processes and the audit processes of the Company. As set forth in the Audit Committee’s charter, which is available at the Company’s website at www.idexx.com/corporate/corporate-governance.html, the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company has a full-time internal audit department, and the Director of Internal Audit reports directly to the Audit Committee (and administratively to the Chief Financial Officer). The internal audit department is responsible for, among other things, objectively reviewing and assessing the adequacy and effectiveness of the Company’s internal controls and procedures.
Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on NASDAQ listing standards and the Corporate Governance Guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Mr. Junius, Mr. Claflin, Mr. Samad and Ms. Szostak each meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules.
At each of its nine regularly scheduled meetings in 2019, the Audit Committee met as a group with the Company’s management, the Company’s independent registered public accounting firm PwC and internal audit. In addition, in performing its oversight function, the Audit Committee held separate private sessions with senior management, the independent auditors and internal audit to assure that all were carrying out their respective responsibilities. Both PwC and the Director of Internal Audit had full access to the Audit Committee, including regular meetings during which members of management were not present.
In addition, the Audit Committee:

•	Reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2019 and discussed them with management and PwC;

•
Discussed with PwC various communications that PwC is required to provide to the Audit Committee, including matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees; and

•
Received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Audit Committee
Daniel M. Junius, Chair
Bruce L. Claflin
Sam Samad
Anne Szostak

50 | 2020 Proxy Statement

AUDIT COMMITTEE MATTERS

Independent Auditors’ Fees
The following table summarizes the fees that PwC billed to us for each of the last two fiscal years for audit and other services.
For fiscal year 2019, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2019 ($)	2018 ($)
Audit fees	2,071,155	2,123,435
Audit-related fees	—	50,000
Tax fees	436,522	275,184
All other fees	900	900
Total fees	2,508,577	2,449,519
Audit Fees. Consists of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports; the audit of the effectiveness of our internal controls over financial reporting; statutory audits or financial audits for our subsidiaries or affiliates; services associated with periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include due diligence services pertaining to potential acquisitions and services pertaining to the Company’s transition to new accounting standards.
Tax Fees. Consists of tax compliance fees ($92,022 and $77,484 in 2019 and 2018, respectively), and tax advice and tax planning fees ($344,500 and $197,700 in 2019 and 2018, respectively). These services included U.S. federal, state and local tax planning and compliance advice; international tax planning, structure and compliance advice; and review of federal, state, local and international income, franchise and other tax returns.
Out-of-Pocket Expenses and Value-Added Taxes. Included in the fee schedule above as components of each of Audit Fees, Tax Fees and All Other Fees are amounts billed by the independent auditors for out-of-pocket expenses ($100,000 and $120,000 in 2019 and 2018, respectively) and value-added taxes ($100,464 and $68,662 in 2019 and 2018, respectively).

2020 Proxy Statement | 51

Independent Auditor Fee Approval Policy
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services performed by our independent auditor, and the fees paid by us for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the Audit Committee pre-approves the engagement terms and fees for the annual audit. Certain types of other audit services, audit-related services and tax services have been pre-approved by the Audit Committee under the policy. The Audit Committee is ultimately responsible for the audit fee negotiations associated with the retention of our independent auditor, and any services that have not been pre-approved by the Audit Committee as previously described must be separately approved by the Audit Committee prior to the performance of such services.
Pre-approved fee levels for all pre-approved services are established periodically by the Audit Committee. The Audit Committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the Audit Committee. With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the Audit Committee to assess the impact of the services on the independence of the independent auditor.
The Audit Committee may delegate pre-approval authority to one or more of its members and has delegated such authority to its chair. The Audit Committee member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at the next scheduled meeting. The Audit Committee does not delegate its pre-approval responsibilities to management.
During the last two fiscal years, no services were provided by PwC that were approved by the Audit Committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

52 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation
Proposal Three – Advisory Vote to Approve Executive Compensation
We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our NEOs as described in this Proxy Statement at the 2020 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal is commonly referred to as “say-on-pay.”
At the 2011 Annual Meeting, more than 93% of the votes cast by our shareholders were in favor of an annual advisory “say-on-pay” vote, and at the 2017 Annual Meeting, more than 91% of the votes cast by our shareholders were in favor of continuing to submit an advisory “say-on-pay” vote to our shareholders on an annual basis. Accordingly, since the 2011 Annual Meeting, we have annually submitted a “say-on-pay” proposal to our shareholders and received overwhelming shareholder support each year. At the 2019 Annual Meeting, our “say-on-pay” proposal was approved by our shareholders with 96% of the votes cast in favor of approving the compensation of our NEOs. The Board believes that this vote affirmed our shareholders’ support of our executive compensation program.
In deciding how to vote on this proposal, our shareholders are encouraged to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, which discusses in detail our executive compensation program and how it implements our executive compensation philosophy, how our executive compensation program helps drive our business and other corporate strategies, the compensation decisions the Compensation Committee has made under our executive compensation program and some recent changes made to our compensation program.
Our Board recommends that our shareholders approve the following resolution:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement for the 2020 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
As an advisory vote, it will not be binding. However, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

2020 Proxy Statement | 53

Executive Officers
Set forth below are the names, ages, current positions and biographical information of our executive officers as of March 26, 2020, other than Mr. Mazelsky, our President and CEO, whose biographical information is located on page 28:

Name	Age	Title
Brian P. McKeon	57	Executive Vice President, Chief Financial Officer and Treasurer
Tina Hunt	52	Executive Vice President and General Manager, Point of Care Diagnostics and Worldwide Operations
Michael J. Lane	52	Executive Vice President and General Manager, Reference Laboratories and Information Technology
James F. Polewaczyk	57	Executive Vice President and Chief Commercial Officer
Kathy V. Turner	56	Corporate Vice President and Chief Marketing Officer
Giovani Twigge	56	Corporate Vice President and Chief Human Resources Officer
Sharon E. Underberg	58	Corporate Vice President, General Counsel and Corporate Secretary
Brian P. McKeon. Mr. McKeon has been Executive Vice President, Chief Financial Officer and Treasurer since January 2014. He leads our finance, corporate development and strategy and investor relations functions, and since June 2019, he has had oversight responsibility for our Water and Livestock, Poultry and Dairy business segments and the business of OPTI Medical Systems, Inc. In addition, from June 2019 to January 2020, Mr. McKeon had oversight responsibility over the Companion Animal Group business in Latin America. Mr. McKeon served as a Director of IDEXX from July 2003 through December 2013, including serving as Chair of the Audit Committee and as a member of the Compensation Committee. He also served as a Director of athenahealth, Inc. from September 2017 to February 2019. Mr. McKeon was Executive Vice President of Iron Mountain Incorporated from April 2007 to December 2013 and Chief Financial Officer of Iron Mountain from April 2007 to October 2013. Mr. McKeon was also Executive Vice President and Chief Financial Officer of The Timberland Company from March 2000 to April 2007. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo, Inc., serving most recently as Vice President, Finance, at Pepsi-Cola, North America. Mr. McKeon holds a bachelor’s degree in accounting from the University of Connecticut and an MBA with high distinction from Harvard University.
Tina Hunt. Dr. Hunt has been an Executive Vice President of IDEXX and the General Manager of Point of Care Diagnostics, and Worldwide Operations since January 2020. Prior to that, she served as a Corporate Vice President at IDEXX from November 2016 to January 2020, with a portfolio that included the Company’s IDEXX VetLab, Diagnostic Imaging, and Telemedicine businesses. Dr. Hunt joined IDEXX in 2006 and served in various leadership roles in support of the Company’s robust innovation pipeline, most recently leading the IDEXX VetLab organization as General Manager. In this role, she led development of market-leading veterinary diagnostic analyzers and assays for a growing and increasingly complex global market. Prior to joining IDEXX, Dr. Hunt served as Vice President at Woodard Curran, where she led the firm’s litigation support practice. She holds a PhD in environmental engineering from Purdue University, an MBA from the University of Southern Maine, and is a graduate of the Stanford University Graduate School of Business’s Executive Education Program.
Michael J. Lane. Mr. Lane has been an Executive Vice President of IDEXX since January 2020 and previously served as a Corporate Vice President from July 2015 to January 2020 and a Vice President from 2012 to July 2015. He has been the General Manager of IDEXX’s Global Reference Laboratories business since November 2016, with a portfolio that also currently includes the Company’s worldwide Information Technology, Telemedicine business, and IDEXX BioAnalytics. Prior to becoming the General Manager of our Global Reference Laboratories business, he served as the General Manager of the Company’s U.S. Reference Laboratories from June 2014 to November 2016. In addition to his responsibilities for the Reference Laboratories business, from July 2015 through December 2016, Mr. Lane provided strategic direction for the Company’s SNAP Point-of-Care testing. In 1999, he joined the IDEXX VetLab organization, where he held various leadership positions with responsibilities in commercial marketing, product management, and new product development, and served as General Manager from 2012 to 2014. Mr. Lane joined IDEXX in 1997, supporting strategic planning and business development for diagnostic laboratory services as IDEXX entered the global reference laboratory market segment. Mr. Lane holds a bachelor’s degree in international politics and economics from Middlebury College and an MBA from the Tuck School of Business at Dartmouth College.

54 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

James F. Polewaczyk. Mr. Polewaczyk has been an Executive Vice President and the Chief Commercial Officer of IDEXX since January 2020. After joining IDEXX as a Corporate Vice President in February 2007, he served in various leadership roles. From June 2014 to January 2020, he led the Company’s North American Companion Animal Group Commercial Operations. Prior to this, from July 2012 to June 2014, he led the Company’s Companion Animal Group Reference Laboratories and Telemedicine lines of business, and from 2007 to 2012, he led the Company’s Rapid Assay, Digital Imaging and Telemedicine business lines. Prior to joining IDEXX, from 2001 to 2006, Mr. Polewaczyk was General Manager of the Medical Consumables and Sensors business at Philips Medical Systems, a subsidiary of Royal Philips Electronics, the Netherlands, a healthcare, lifestyle and lighting technologies company. Prior to that, Mr. Polewaczyk spent 15 years at Hewlett-Packard Corporation, a technology company, in a variety of senior marketing and medical technology product development roles. Mr. Polewaczyk holds a bachelor’s degree in electrical engineering from Worcester Polytechnic Institute and an MBA from Boston University.
Kathy V. Turner. Ms. Turner has been a Corporate Vice President of IDEXX since May 2014 and the Chief Marketing Officer of IDEXX since January 2020. Prior to becoming the Chief Marketing Officer, she led the Company’s Europe, Middle East and Africa (EMEA) Companion Animal Commercial Operations and the Company’s Asia Pacific Companion Animal, Water, Livestock, Poultry and Dairy Commercial Operations. Prior to joining the Company, from 1987 to May 2014, Ms. Turner held various leadership positions with increasing responsibilities at Abbott Laboratories, Inc., a broad-based healthcare company that manufactures and markets pharmaceuticals, medical products and diagnostics. Most recently, Ms. Turner was Divisional Vice President of European Commercial Operations for the Diagnostics Division from 2011 to 2014, and prior to that, Divisional Vice President of Global Strategic Operations for the Diagnostics Division from 2007 to 2011. Ms. Turner holds a bachelor’s degree in marketing and advertising from Syracuse University.
Giovani Twigge. Mr. Twigge has been our Chief Human Resources Officer since August 2010, and leads worldwide human resources. Prior to joining us, from 1999 to 2010, Mr. Twigge held various human resources leadership positions at Abbott Laboratories, Inc., a broad-based healthcare company that manufactures and markets pharmaceuticals, medical products and diagnostics, and was Divisional Vice President, HR, for Abbott Diagnostics. Prior to that, he served as Divisional Vice President, HR, for Abbott Nutrition International and as Regional HR Director for a number of international operations, including those in Europe, Latin America/Canada and the Middle East. Mr. Twigge earned his B. Commerce (Honors) degree in personnel management from the University of Pretoria, South Africa.
Sharon E. Underberg. Ms. Underberg has been Corporate Vice President, General Counsel and Corporate Secretary since March 2019. In this capacity, she leads IDEXX’s global legal, compliance and Corporate Secretary functions. Prior to joining IDEXX in February 2019, Ms. Underberg served as General Counsel, Secretary and Senior Vice President of Eastman Kodak Company (Kodak) from January 2015 to January 2019. Prior to that, she served as Kodak’s Deputy General Counsel and Vice President, Legal Department, from September 2014 to January 2015, Assistant General Counsel and Vice President, Legal Department, from June 2006 to September 2014, and as Assistant Secretary from June 2004 to June 2006. Prior to joining Kodak in October 1989, Ms. Underberg was an attorney in private practice. She received a bachelor’s degree in political science from Brandeis University and a JD from the University of Pennsylvania School of Law.

2020 Proxy Statement | 55

Compensation Discussion and Analysis
This section describes our executive compensation program, the oversight provided by the Compensation Committee and the 2019 compensation for our NEOs:

Name	Position
Jonathan W. Ayers	Former Board Chair, President and CEO (1)
Jonathan J. Mazelsky	President and CEO (2)
Brian P. McKeon	Executive Vice President, Chief Financial Officer and Treasurer
Michael J. Lane	Executive Vice President and General Manager, Reference Laboratories and Information Technology (3)
Kathy V. Turner	Corporate Vice President and Chief Marketing Officer
Sharon E. Underberg	Corporate Vice President, General Counsel and Corporate Secretary

(1)	Mr. Ayers served as our President and CEO until June 28, 2019 and as Board Chair until November 1, 2019.

(2)
Mr. Mazelsky served as our Executive Vice President until June 28, 2019 when he was appointed our Interim President and CEO, and he served as our Interim President and CEO until he was appointed our President and CEO on October 23, 2019.

(3)	Mr. Lane served as a Corporate Vice President until January 15, 2020 when he was promoted to the position of Executive Vice President.
To assist your review, note that the information provided in our Compensation Discussion and Analysis is organized in the following six subsections:

Executive Summary	Page 56
Key Compensation Practices and Policies	Page 62
How We Determine Compensation	Page 63
Compensation Benchmarking and Peer Group	Page 66
How We Paid Our NEOs in 2019	Page 68
How We Manage Risk and Governance	Page 74
Executive Summary
2019 Performance Highlights
We delivered strong results in 2019. We performed well against all the financial goals we set for 2019 and exceeded three of the four financial measures used, in part, to determine the 2019 annual performance-based cash bonus paid to our NEOs.1

Organic Revenue Growth	Operating Profit	Earnings per Share	ROIC
	($ in millions)	(Diluted)

Our delivery of consistent and strong results over time is reflected in our compound annual total shareholder return over the last one-, three- and five-year periods, which outperformed the S&P 500 Index over the same periods. In 2019, for example, our share price rose 40%, outperforming the S&P 500 Index by 9% for this period. For more information, see “Equity-Based Long-Term Incentive Compensation” on page 71.

1
Refer to Appendix A for a description and reconciliation of organic revenue growth and after-tax return on invested capital, excluding cash and investments (ROIC), to their most directly comparable financial measures under generally accepted accounting principles in the United States of America (GAAP).

56 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

CEO Transition
On June 27, 2019, Jonathan W. Ayers - our Board Chair, President and CEO since 2002 - suffered a paralyzing spinal cord injury as a result of a cycling accident. The Board quickly implemented its emergency succession plan and appointed Jonathan (Jay) Mazelsky - who had been serving as our Executive Vice President responsible for the North American CAG business since August 2012 - as our Interim President and CEO, effective June 28, 2019. Following an intensive and thorough succession and transition planning process which spanned nearly four months, the Board appointed Mr. Mazelsky as our President and CEO and elected him a Director, effective October 23, 2019.
Mr. Ayers, who had been on a medical leave since June 28, 2019, stepped down as Board Chair and as a member of our management team, effective November 1, 2019, and remains as a Director and also serves as an external Senior Advisor to IDEXX. The Board appointed Lawrence D. Kingsley, who has been a member of the Board since October 2016 and had served as its Independent Lead Director since May 2018, as its independent Non-Executive Board Chair, effective November 1, 2019. For more information about this Board leadership transition and our Board leadership structure, see “Board Leadership Structure” on page 34.
The Board’s CEO succession and transition planning process was led by Mr. Kingsley, in his capacity as Lead Director, and M. Anne Szostak, Chair of the Compensation Committee. During this process, the Board, assisted by a leading independent global organizational consulting firm, prepared a CEO success profile which outlined the specific experience, qualifications, attributes and skills critical and necessary for an individual to effectively serve as our President and CEO. The Board then, with assistance from the independent firm, performed an in-depth assessment of Mr. Mazelsky’s experience, qualifications, attributes and skills, as well as his performance as Interim President and CEO, against this criteria. The Board determined that in light of Mr. Mazelsky’s proven leadership, management and operational capabilities, his deep understanding of IDEXX, the animal healthcare market segments in which we operate and our innovative products and services, and his strategic vision for continued long-term, sustainable growth and value-creation at IDEXX, as well as his strong performance as our Interim President and CEO, Mr. Mazelsky was the right candidate to succeed Mr. Ayers as our President and CEO.
Mr. Ayers’s continued service as a Director and his engagement as an external Senior Advisor to IDEXX enable us to retain his deep industry, market and company knowledge and expertise, as well as his extraordinary skills and capabilities, gained from more than 17 years of experience as our Board Chair, President and CEO.
While our recent CEO transition was unexpected, good governance protocols, including prior establishment of an emergency succession plan and a thorough, well-planned and thoughtfully implemented succession planning process, as well as the development of a strong and deep senior management bench, enabled our Board to successfully effect a smooth and seamless leadership transition without disruption to IDEXX’s business, results and long-term strategy to drive sustainable and enduring value-creation for our stakeholders.
Impact of CEO Transition and 2019 Performance on NEO Pay
CEO Transition and CEO Compensation Decisions
Our strong results, as described above, are, in part, a testament to the strength and depth of our senior management team, evidenced by the smooth CEO transition that occurred in 2019.
The Compensation Committee made certain compensation decisions in connection with the CEO transition, which required the Compensation Committee to thoroughly review and weigh a unique set of considerations to ensure a seamless leadership transition. The Compensation Committee considered all relevant facts and circumstances that impacted Mr. Ayers and Mr. Mazelsky when evaluating each executive’s performance, accomplishments and contributions for the relevant portions of our fiscal year during which each served as our President and CEO, consulted with the Board and considered the Board members’ feedback and assessment of each executive’s overall performance and contributions during the year, and also took into account the additional responsibilities assumed by Mr. Mazelsky and Mr. McKeon in connection with the CEO transition, Mr. Mazelsky’s self-assessment of his accomplishments in 2019, our strong financial results and the achievement of overall Company goals geared toward sustaining our long-term growth and delivering long-term value to our shareholders, customers, employees and other stakeholders.

2020 Proxy Statement | 57

The following summarizes the compensation decisions made in connection with the CEO transition and other CEO compensation decisions.
Jonathan W. Ayers
In connection with the CEO transition, Mr. Ayers and IDEXX mutually agreed that Mr. Ayers would cease to be employed by IDEXX, effective November 1, 2019, and entered into the Ayers Mutual Separation Agreement and senior advisory agreement (Senior Advisory Agreement), which provided, respectively, for Mr. Ayers’s cessation of employment with, and his engagement as an external Senior Advisor by, IDEXX. The Board determined that Mr. Ayers’s termination constituted a termination without cause, as defined in his pre-existing employment agreement and paid him the severance amount provided under the pre-existing agreement.
Key details of the Ayers Mutual Separation Agreement and the Senior Advisory Agreement include:

•
Severance payments consistent with termination payments payable under Mr. Ayers’s pre-existing employment agreement in connection with a termination without cause. Approximately $2.5 million in severance payments, representing two years of annual base salary and medical benefit premiums and a pro-rated 2019 target cash bonus, all subject to delivery of an irrevocable release and execution of restrictive covenant agreements.

•	Board service as a non-employee Director. Continued service as a member of the Board (but not as Board Chair), with applicable non-employee Director compensation.

•
Continued vesting and exercisability of outstanding stock options, subject to compliance with non-compete and non-solicit restrictions. Continued vesting and exercisability of Mr. Ayers’s outstanding stock options for each stock option’s full term, subject to continued compliance with his non-compete and non-solicit restrictions. This represented a relatively modest incremental extension to the continued vesting and exercisability of these stock options, in light of Mr. Ayers’s continued Board service and the terms of his original equity award agreements and pre-existing employment agreement, in exchange for the opportunity to retain Mr. Ayers’s service as a Senior Advisor to IDEXX and the extension of valuable non-compete and non-solicit restrictions.

•
Extended non-compete and non-solicit restrictions. Non-compete and non-solicit restrictions during and for two years following the end of all service (including his service as an external Senior Advisor and as a Board member) or the continued equity vesting period, if longer.

•
Senior advisory fees. Advisory fees of $240,000 per year for service as an external Senior Advisor to IDEXX on an ongoing basis, subject to termination by either party on 90 days’ prior written notice.

In determining Mr. Ayers’s payments and benefits under the Ayers Mutual Separation Agreement, including the continued vesting and exercisability of his outstanding stock options for the full life of those options (rather than two-year continued vesting and generally two years of exercisability following his separation date, to which Mr. Ayers was entitled under his existing employment agreement), the Compensation Committee considered a number of factors, including: the terms of Mr. Ayers’s pre-existing employment agreement and equity awards agreements; the length of Mr. Ayers’s tenure as our CEO; the extraordinary growth that IDEXX experienced under Mr. Ayers’s stewardship evidenced, in part, by an annual shareholder return of over 22% during that period; the intention and expectation at the time the outstanding stock option awards were granted that Mr. Ayers would have the opportunity to receive the full value of each of the awards in the normal course; the relatively modest incremental extension to the continued vesting and exercisability of Mr. Ayers’s outstanding stock options under the proposed equity award modifications in light of Mr. Ayers’s continued Board service, the vesting and exercisability provisions of the equity award agreements and other relevant facts and circumstances; the benefits of obtaining extended non-compete and non-solicit restrictions from Mr. Ayers; and the value and importance of motivating Mr. Ayers to continue to serve IDEXX as a Director and external Senior Advisor.
For greater detail regarding the Ayers Mutual Separation Agreement, see below under “Executive Agreements” beginning on page 75 and “Ayers Mutual Separation Agreement” beginning on page 87.

58 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Jonathan J. Mazelsky
Mr. Mazelsky was appointed our Interim President and CEO on June 28, 2019. As the Interim President and CEO, Mr. Mazelsky assumed management responsibilities as the President and CEO, while continuing to directly oversee our North American CAG Commercial Organization and key elements of our innovation portfolio, including the global in-house diagnostics and Veterinary Software and Services businesses. Accordingly, in connection with this interim appointment and in recognition of the associated increase in his responsibilities, on August 5, 2019, the Compensation Committee granted to Mr. Mazelsky a one-time equity award having a grant date value of approximately $2,000,000, with 75% of the equity award value in the form of stock options and 25% of the equity award value in the form of RSUs, each of which vests ratably over five years. The award was structured in this way to be similar to IDEXX’s annual equity grants as well as to ensure that the majority of the award only provides value to Mr. Mazelsky to the extent that shareholder value is created subsequent to the date of grant.
Mr. Mazelsky was appointed as our President and CEO on October 23, 2019, and in connection with his appointment, Mr. Mazelsky and IDEXX entered into an amended and restated employment agreement (Mazelsky Employment Agreement). Certain key details of his compensation program under the Mazelsky Employment Agreement include:

•
Annual base salary and cash bonus opportunity. In connection with his promotion and commensurate with the responsibilities of the President and CEO position, annual base salary of $850,000 (which will not increase in 2020 and will be reviewed by the Board on an annual basis commencing in the first quarter of 2021) and annual target cash bonus opportunity of 125% of annual base salary.

•	Board service. Appointed as a member of the Board (for which he receives no additional compensation).

•
Promotion equity award. A one-time premium-priced stock option with a grant date of November 4, 2019 and a grant date value of approximately $2,000,000, with 110% premium exercise price and vesting ratably over five years.

•
Annual equity award. Entitled to participate in all incentive plans, practices, policies and programs as the other executive officers and granted an annual equity award on February 14, 2020 with an aggregate grant date value of approximately $4,500,000, with 75% of the equity award value in the form of stock options and 25% of the equity award value in the form of RSUs, each of which vests ratably over four years and has a ten-year term.

•	Severance benefits. Severance benefits in event of certain termination of employment events, subject to delivery of an irrevocable release of claims.

•	Post-termination non-compete and non-solicit restrictions. Non-compete and non-solicit restrictions during and for two years following termination of employment for any reason.

•
Change in control agreement. Payments and other benefits in the event of a qualifying termination or resignation in connection with a change in control of the Company, generally consistent with the terms of the change in control agreements in place between the Company and certain other senior executives.

In making its final decisions regarding these matters and designing the compensation program for Mr. Mazelsky as CEO, the Compensation Committee took numerous factors into consideration, including: our established compensation philosophy to recognize Mr. Mazelsky’s contributions to IDEXX prior to his recent promotion and to provide incentives that will appropriately motivate Mr. Mazelsky in the near- and long-term; the compensation for newly-appointed CEOs and the target pay of CEOs of our peer group; and the fact that Mr. Mazelsky’s total target compensation is below the median of peer group CEO compensation, thereby providing room for future increases in target compensation assuming sustained performance and demonstrated leadership. The entire promotion award granted in November 2019 is performance-based in the form of premium-priced options, which only provide value to Mr. Mazelsky if the stock price increases by more than 10% over the stock price on the date of grant. The Compensation Committee determined that this level of compensation would provide the appropriate incentives to drive IDEXX’s business performance and maximize the alignment with shareholder and other stakeholder interests.
For greater detail regarding the Mazelsky Employment Agreement, see below under “Executive Agreements” beginning on page 75 and “Mazelsky Employment Agreement” beginning on page 87.

2020 Proxy Statement | 59

In addition to the foregoing determinations regarding Mr. Mazelsky’s compensation in connection with his transition to the role of President and CEO, in February 2020 the Compensation Committee met to determine the annual performance-based cash bonus for Mr. Mazelsky for 2019. In light of Mr. Mazelsky’s excellent delivery against the financial and non-financial goals set by the Compensation Committee for 2019, in addition to the strong leadership he provided during the CEO transition period we experienced in 2019, the Compensation Committee awarded to Mr. Mazelsky an annual performance-based cash bonus of $962,522, which represented 120% of his target bonus for 2019 (based on his pro-rated annual base pay after taking into account the increase to base salary for Mr. Mazelsky that was made effective October 23, 2019 in connection with his appointment as President and CEO). For greater detail regarding the compensation determinations made by the Compensation Committee with respect to Mr. Mazelsky, see below under “How We Paid our NEOs in 2019” beginning on page 68.
Additional 2019 Equity Award to Brian McKeon
Mr. McKeon assumed additional oversight responsibilities when Mr. Mazelsky was appointed our Interim President and CEO. Specifically, he became responsible for overseeing the Water and Livestock, Poultry and Dairy business segments, as well as the Companion Animal Group business in Latin America and the business of OPTI Medical Systems, Inc., while continuing to serve as our CFO. In recognition of Mr. McKeon’s increased responsibilities, on August 5, 2019, the Compensation Committee granted to Mr. McKeon an additional one-time equity award having a grant date value of approximately $1,000,000, with 75% of the equity award value in the form of stock options and 25% of the equity award value in the form of RSUs, each of which vests ratably over five years. The award was structured in this way to be similar to IDEXX’s annual equity grants as well as to ensure that the majority of the award only provides value to Mr. McKeon to the extent that shareholder value is created subsequent to the date of grant.
CEO Pay-for-Performance Alignment
The chart below illustrates the total direct compensation that we expect would have been paid to Mr. Ayers for fiscal year 2019 as our CEO, assuming that the CEO transition did not occur. It also illustrates the total direct compensation paid to Mr. Ayers as our CEO for fiscal years 2017 and 2018 and includes the year-over-year change to his total direct compensation for 2018 and 2019.

CEO Pay-for-Performance Alignment
(dollars in thousands)

This year-over-year growth in our CEO pay is supported by and aligns with our overall financial performance, as demonstrated by our one-year total shareholder return of 19% for 2018 and 40% for 2019. These returns exceeded the annual total shareholder return for the S&P 500 Index for each of 2018 and 2019 (which was -4% for 2018 and 31% for 2019). This growth, and the shareholder value enjoyed during Mr. Ayers’s tenure as President and CEO generally, were also taken into account when determining Mr. Ayers’s separation package.
In addition, the total 2020 target direct compensation for Mr. Mazelsky as our CEO continues to reflect the alignment of CEO pay to IDEXX’s performance. Specifically, approximately 13% of Mr. Mazelsky’s total 2020 target direct compensation is fixed as base salary and approximately 87% is considered variable compensation in the form of annual bonus opportunity and long-term equity awards.

60 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

2019 Performance and Compensation for Our Other NEOs
The annual performance-based cash bonus paid to our other NEOs for 2019 was 120% of the applicable target bonus. These payout amounts were calculated based on our organic revenue growth, operating profit, EPS and ROIC performance in 2019 and our achievement of our 2019 non-financial goals that support our long-term business performance and growth.
For greater detail regarding the compensation determinations made by the Compensation Committee with respect to our NEOs, see below under “How We Paid Our NEOs in 2019” beginning on page 68.
Total Direct Compensation Summary
The following table provides an overview of total direct compensation paid to our NEOs for fiscal year 2019, including a breakdown of each of the three key elements of total direct compensation and the 2019 target annual performance-based cash bonus compared to the actual amount of the 2019 annual performance-based cash bonus.

		Annual Performance-Based Cash Bonus				Equity-Based Long-Term Incentives
	Base Pay ($)	Target Bonus (% of Base Pay)	Target Bonus ($)		Actual Bonus ($)	Grant Value (1) ($)		Total Direct Compensation ($)
Jonathan W. Ayers (2)	800,000	125%	1,000,000		n/a	4,998,579		5,798,579
Jonathan J. Mazelsky (3)	850,000	125%	802,102	(4)	962,522	5,799,287		7,611,809
Brian P. McKeon	592,250	75%	444,188		533,025	2,799,612	(5)	3,924,887
Michael J. Lane	412,000	60%	247,200		296,640	749,862		1,458,502
Kathy V. Turner	412,000	60%	247,200		296,640	749,862		1,458,502
Sharon E. Underberg	425,000	60%	226,950	(4)	272,340	999,806	(6)	1,697,146	(7)

(1)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(2)
Reflects Mr. Ayers’s annual base pay and target bonus prior to separation from the Company and the aggregate grant date fair value of equity-based long-term incentive awards granted in February 2019 in the normal course. Mr. Ayers’s employment with the Company ended on November 1, 2019. Pursuant to the Ayers Mutual Separation Agreement, Mr. Ayers is entitled to receive severance payments consistent with termination payments payable under his pre-existing employment agreement, including a pro-rated 2019 target cash bonus. For more information regarding such severance payments, please see “Summary Compensation Table for 2019” on page 77. Following termination of his employment, Mr. Ayers remains a member of the Board and serves as a Senior Advisor. For additional information regarding compensation for his service as a Director, please see “2019 Non-Employee Director Compensation Table” on page 45.

(3)
Reflects Mr. Mazelsky’s annual base pay following his promotion to service as our President and CEO, target bonus (based on his pro-rated annual base pay after taking into account Mr. Mazelsky’s transition to President and CEO) and actual bonus awarded for fiscal 2019, and the aggregate grant date fair value of equity-based grants made in February 2019 in the normal course, a one-time Interim CEO equity award granted in August 2019, and a one-time promotion equity award granted in November 2019 to reflect Mr. Mazelsky’s promotion to service as our President and CEO. Mr. Mazelsky received no additional compensation for his service as a Director.

(4)
Reflect Mr. Mazelsky’s and Ms. Underberg’s target bonuses calculated from their respective pro-rated annual base salaries after taking into account his promotion to President and CEO on October 23, 2019 and her hire date of February 11, 2019, respectively.

(5)	Reflects the aggregate grant date fair value of equity-based grants made in February 2019 in the normal course and an additional one-time equity award granted in August 2019.

(6)
Reflects the aggregate grant date fair value of equity-based grants made in February 2019 when Ms. Underberg commenced employment with the Company. Ms. Underberg was hired to succeed our retiring General Counsel and was appointed our Corporate Vice President, General Counsel and Corporate Secretary effective March 1, 2019.

(7)	Does not include a signing bonus of $112,000 paid in connection with the hiring of Ms. Underberg in February 2019.

2020 Proxy Statement | 61

Key Compensation Practices and Policies
We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies:
Executive Compensation Program Design

What We Do	What We Don’t Do
Align pay with our performance by having a weighted average of 82% of 2019 target total direct compensation for our NEOs consist of performance-based compensation
Generally target total direct compensation for our NEOs at the median of our peer group
Focus, in part, on effectiveness of management to invest in the future of the business through its innovation, employees, systems and processes
No uncapped payouts under our Executive Incentive Plan
Equity-Award-Related Practices

What We Do	What We Don’t Do
Grant all equity awards with a five-year, or, beginning with February 2020 grants, four-year, vesting schedule, in either case longer than median market practice
Apply a one-year minimum vesting period to equity awards granted to employees
Minimum fair market value exercise price for options
Include non-competition, non-solicitation and related forfeiture provisions in our equity award agreements for our executives
No dividends or dividend equivalents on unearned equity awards No backdating of options and no repricing or buyout of underwater stock options without shareholder approval
Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do
Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market
Review and verify annually the independence of the Compensation Committee’s independent compensation consultant
Conduct an annual compensation program risk assessment
Provide limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees
Require our senior executives to satisfy strict and meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests
Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law
Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program
Cap annual performance-based cash bonuses at 200% of target

No employment contracts other than with our CEO
No tax gross-ups of perquisites or 280G excise taxes, except standard tax equalization measures for expatriates, relocation costs and de minimis amounts for spousal and partner travel expenses to our annual President’s Club events
No supplemental executive retirement plan
No single-trigger change-in-control bonus payments or vesting of equity awards (except for 25% vesting of equity awards upon a change-in-control)
No stock options granted below fair market value
No allowance for pledging of our common stock by executive officers and Directors
No allowance for employees to hedge or sell short our common stock

62 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

How We Determine Compensation

Philosophy
Attract, motivate and retain talented executives who are aligned and passionate about our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock

Pay-for-Performance Framework
In furtherance of this philosophy, our executive compensation program is largely based on a pay-for-performance framework designed to achieve three key objectives

	Objectives

1		2	3
Attract, motivate and retain highly-skilled executives.		Create alignment between management and shareholder interests by establishing a strong connection between compensation, stock ownership and creation of shareholder value.
Reward executives for building a highly engaged, high-performance culture that corresponds with our Guiding Principles:
•    Sustaining market leadership;
•    Exceeding the expectations of our customers;
•    Empowering and rewarding our employees;
•    Innovating with intelligence;
•    Cultivating entrepreneurial spirit; and
•    Contributing to our communities.

Compensation Elements and Objectives
In support of our executive compensation philosophy and objectives, our executive compensation program consists of the following three key elements, which in total are targeted at the median of our competitive market:

Compensation Key Elements

Base Salary To provide a fixed amount of compensation that is positioned generally at the median of the competitive market for similar positions, and takes into account the individual skills, abilities and performance of each of our executives, which supports our compensation philosophy of attracting and retaining talented individuals. Annual Performance-Based Cash Bonus To motivate executives to achieve our annual goals for financial performance, as well as achieve key annual goals that strengthen the business and position us for longer-term performance. Target bonus percentages are positioned at the median of the competitive market for similar positions and capped at 200% of target. Equity-Based Long-Term Incentives To motivate long-term performance and align the interests of management and shareholders, which supports our compensation philosophy of rewarding long-term performance and sustained shareholder value-creation in a way that attracts and retains talented executives. In general, long-term incentive opportunitiesare structured so that, when combined with salary and target bonus opportunity, total target direct compensation is approximately at the median of the market.

2020 Proxy Statement | 63

Compensation Mix
We believe that variable compensation, such as performance-based cash bonuses and equity-based compensation with five-year, or, beginning with February 2020 grants, four-year, vesting, should be a higher percentage of total compensation for our senior executives, including our NEOs, than for our other employees. We also believe that variable compensation relates most directly to the creation of long-term shareholder value by providing strong incentives to achieve strategic and financial objectives over time, as well as serving as a form of compensation that will motivate and retain executives. In general, the total direct compensation mix for our CEO and our other NEOs for 2019 is as follows:

Components of CEO Pay*	Base Salary 11% Annual Performance-Based Cash Bonus 17% Equity-Based Long-Term Incentives 72% At Risk 89%

*
Reflects Mr. Ayers’s annual base salary for 2019 prior to his separation from the Company as an employee (under “Base Salary”) and February 2019 annual equity award (under “Equity-Based Long-Term Incentives”), as well as the annual performance-based cash bonus that Mr. Ayers would have received for 2019, had he remained our President and CEO throughout 2019, calculated by applying the same overall performance factor – 120% – that was used to calculate our other NEOs’ bonuses (under “Annual Performance-Based Cash Bonus”).

Components of Other NEOs’ 2019 Pay (Average)†

†
“Equity-Based Long-Term Incentives” includes only annual equity awards and Ms. Underberg’s equity award granted in February 2019 when she commenced employment with the Company, and excludes Mr. McKeon’s additional one-time equity award granted in August 2019. “Annual Performance-Based Cash Bonus” includes only annual performance-based cash bonuses, and excludes Ms. Underberg’s signing bonus in connection with her hiring in February 2019.

When the Compensation Committee makes decisions with respect to each element of an executive’s compensation, it also considers the total compensation that may be awarded to the executive. Overall, the Compensation Committee’s goal is to award compensation that corresponds with the Company’s compensation philosophy and objectives when all the elements of the compensation program are considered individually and in total.

64 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Roles and Responsibilities
The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. The Compensation Committee, FW Cook and our senior management participated in a collaborative process to determine the compensation that our NEOs earned in 2019:

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)
•    Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;
•    Establishes performance goals for purposes of compensation decisions for our NEOs;
•    Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;
•    Reviews and approves the CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate;
•    Approves all changes to the composition of the peer group; and
•    Reviews and makes recommendations to the Board with respect to Director compensation.

Independent Consultant to the Compensation Committee* (FW Cook)
•    Provides the Compensation Committee with analysis and advice pertaining to CEO, executive and Director compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;
•    Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive and Director compensation;
•    Analyzes peer companies’ CEO and executive compensation annually, and Director compensation every two years, to assist the Compensation Committee in determining the appropriateness and competitiveness of our CEO, executive and Director compensation;
•    Reviews any proposed changes to CEO, executive and Director compensation program design;
•    Reviews compensation disclosure materials;
•    Analyzes our compensation practices to assist the Compensation Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on IDEXX; and
•    Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management
•    Our CEO recommends to the Compensation Committee annual compensation for the other NEOs and senior executives based on his assessment of their performance;
•    Our CEO; Corporate Vice President, General Counsel and Corporate Secretary; and our Corporate Vice President and Chief Human Resources Officer work with the Compensation Committee Chair to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes; and
•    Our Chief Financial Officer also works with the Corporate Vice President and Chief Human Resources Officer in the preparation of some materials for Compensation Committee meetings.
No member of management is present in Compensation Committee meetings when matters related to his or her individual compensation are under discussion, when the Compensation Committee is approving or deliberating on CEO compensation or when the Compensation Committee otherwise meets in executive session.

*
During 2019, the Compensation Committee was assisted by its independent compensation consultant FW Cook. Other than the support that it provided to the Compensation Committee, FW Cook provided no other services to the Company or management and only received compensation from the Company for the services provided to the Compensation Committee. During the year, the Compensation Committee conducted an evaluation of the independence of FW Cook considering the relevant regulations of the SEC and the NASDAQ listing standards. The Compensation Committee concluded that FW Cook was independent of the Company and the services performed by FW Cook and the individual compensation advisors employed by FW Cook raised no conflicts of interest.

Results of the 2019 “Say-on-Pay” Advisory Vote
At our 2019 Annual Meeting, our shareholders voted 96% (represented by 65,431,816 votes) in favor of approving the compensation of our NEOs and 4% (represented by 2,547,671 votes) against. Although the results of this vote are non-binding, the Compensation Committee considered these results in determining compensation policies and decisions and concluded that the compensation paid to our NEOs and our overall pay practices are strongly supported by our shareholders.

2020 Proxy Statement | 65

Tax Considerations Under Section 162(m)
Prior to 2018, Section 162(m) disallowed a tax deduction for certain compensation in excess of $1 million paid to our executive officers (other than our Chief Financial Officer) unless the compensation qualified as performance-based in accordance with the requirements of Section 162(m). As a result, prior to 2018, we designed our compensation programs, in part, to take advantage of this income tax deduction.
The performance-based compensation exemption from Section 162(m)’s deduction limit has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any “covered employee” in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. Despite our prior efforts to structure our annual and long-term incentive compensation plans and stock option grants for our covered employees to maximize the tax deductibility of the payments, the rules and regulations under Section 162(m) are complicated, and may change from time to time, and the application of the transition relief may be subject to interpretation. As such, there can be no guarantee that compensation intended to satisfy the requirements for tax deductibility in fact will. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Since compensation design objectives may not always be consistent with the requirements for tax deductibility, the Compensation Committee will in its discretion and when it deems appropriate, enter into compensation arrangements under which payments will not be deductible under Section 162(m).
Compensation Benchmarking and Peer Group
The Compensation Committee believes that market data, including compensation data from a peer group of comparable companies, is essential to determining compensation targets and the actual awards for executives in an effort to attract and retain highly talented senior executives. Market data is used to assess the competitiveness of our compensation packages relative to similar companies and to ensure that our compensation program is consistent with our compensation philosophy. Annually (and at additional times as considered appropriate), the Compensation Committee engages FW Cook to conduct a market benchmarking study for our senior executives, including our CEO and our other NEOs. The Compensation Committee’s objective is to provide executives with target total direct compensation that generally corresponds with the market median, unless the circumstances warrant a different determination.
Our executive compensation program is benchmarked against a peer group of medical device, technology and healthcare services companies selected by our Compensation Committee based on recommendations by FW Cook. The composition of this peer group is reassessed by FW Cook annually in order to identify appropriate changes to the group and ensure that it continues to provide an appropriate benchmark for competitive pay analysis, and all changes to the group recommended by FW Cook are subject to the review and approval of our Compensation Committee.
We view the peer group selection process as a critical aspect of our executive compensation program because benchmarking our pay practices against our market peers provides us with key information relevant to the attraction and retention of talent and the development of a sustainable cost structure. The composition of our peer group is based upon a number of criteria, including the following:

Industry and Business Characteristics	Our peer companies operate in similar industries and, to the extent possible, have similar cost structures, business models and global reach.
Size
Based on the strong correlation between compensation opportunity levels and company size, we look for comparably sized companies as measured by metrics such as revenue, net income, market capitalization and number of employees. Generally speaking, our peer group companies fall within the range of approximately one-third to three times our size based on revenue, net income and market capitalization.

Competition for Executive Talent	In selecting our peer group, we seek to identify companies with whom we compete with respect to attracting or retaining executive talent.
Competition for Investor Capital	Because compensation expense is a factor in financial performance and resulting margins, it is important to consider companies that shareholders may consider as alternative investment opportunities.
Statistical Reliability
We believe that, in order to provide a statistically significant number of data points that will yield meaningful benchmarking opportunities, our peer group should be comprised of at least twelve companies, with a target group of between fifteen and twenty.

Overall Reasonableness
While individual peer companies may satisfy some but not all of the relevant criteria, we view the group as a whole and determine whether, in totality, the group is reasonable and defensible for benchmarking purposes and whether the resulting comparison data is rational.

66 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

In February 2019, when the Compensation Committee set 2019 base salaries and made 2019 equity awards, our peer group included the following firms:
IDEXX Proxy Peer Group (16 Companies in Total)

Agilent Technologies, Inc.	Integra LifeSciences Holdings Corporation
Align Technology, Inc.	PerkinElmer, Inc.
Bio-Rad Laboratories, Inc.	ResMed Inc.
The Cooper Companies, Inc.	STERIS plc
Edwards Lifesciences Corporation	Teleflex Incorporated
Elanco Animal Health Incorporated	Varian Medical Systems, Inc.
Hologic, Inc.	Waters Corporation
Illumina, Inc.	Zoetis Inc.
This peer group included the same companies that constituted the peer group referenced by the Compensation Committee when it determined 2018 compensation, except:

•	DENTSPLY SIRONA Inc. and NuVasive, Inc. were removed due to differences in size and/or business model; and

•	Agilent Technologies, Inc., Elanco Animal Health Incorporated and Zoetis Inc. were added because they are industry and size appropriate as well as consistent with the criteria described above.
The following table sets forth certain information regarding the size and value of the above-referenced peer group companies relative to the Company as of October 2018, which is when this peer group was selected by the Compensation Committee.
Peer Group Comparisons*

($ in millions)
	Revenue ($)		Market Capitalization ($)		Net Income ($)		Employees
Peer Group 75th Percentile	3,129	(1)	24,207	(2)	388	(1)(3)	11,850	(4)
Peer Group Median	2,597	(1)	12,871	(2)	219	(1)(3)	8,433	(4)
Peer Group 25th Percentile	2,337	(1)	10,509	(2)	84	(1)(3)	6,225	(4)
IDEXX Laboratories, Inc.	2,117	(1)	21,469	(2)	307	(1)	7,600	(4)
IDEXX Laboratories, Inc. – 2019(5)	2,351		22,400		423		9,200

*	All data in this table, except for the IDEXX Laboratories, Inc. – 2019 data, was compiled by FW Cook from Standard & Poor’s Capital IQ database.

(1)	Most recently reported four quarters publicly available as of September 15, 2018.

(2)	As of September 15, 2018. Calculated using the most recently reported shares outstanding and stock price publicly available as of September 15, 2018.

(3)	Excludes extraordinary items and discontinued operations, as applicable.

(4)	Fiscal year employee number based upon the most recently filed Annual Report on Form 10-K as of September 15, 2018.

(5)
For comparative purposes only. 2019 data is as of or for the year ended December 31, 2019, except for the number of employees, which is as of February 7, 2020 and reported in our 2019 Annual Report on Form 10-K.

As part of our compensation benchmarking process, we supplement our peer group data with industry-specific survey data, representing companies similar to IDEXX in size and business model.

2020 Proxy Statement | 67

How We Paid Our NEOs in 2019
In making compensation determinations with respect to our NEOs, the Compensation Committee gives primary consideration to their impact on the Company’s results in the context of our business model, and scope of responsibility, in addition to past accomplishments, prior experience and other factors, including data on prevailing market compensation levels. Considerable weight is also given to the CEO’s evaluation of the other NEOs because of his unique knowledge of their responsibilities, performance and contributions. For each of our NEOs, the Compensation Committee determines each component of compensation based on overall achievement of our financial and non-financial performance goals. The CEO transition also impacted the compensation of Mr. Ayers, Mr. Mazelsky and Mr. McKeon. For more information on the CEO transition and related compensation decisions, see above under “CEO Transition and CEO Compensation Decisions” beginning on page 57.
Base Salary
Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of our compensation planning process. The Compensation Committee targets base salary toward the median for the peer group proxy data and market survey compensation data. Individual executive base salary levels may vary on either side of the median when factoring in our overall financial performance, and an individual’s strengths, level and scope of responsibilities, skills, experience, past performance and potential.
The 2019 base salaries of our NEOs are included in the table under “Summary Compensation Table for 2019” on page 77. With respect to Mr. Mazelsky, this amount includes Mr. Mazelsky’s increase in annual base salary from $592,250 to $850,000, effective as of October 23, 2019 in connection with his appointment as our President and CEO. Mr. Mazelsky’s base salary is below the median of peer group CEO base salary, thereby providing room for future increases in base salary, assuming sustained performance and demonstrated leadership, and also reflecting our philosophy that the portion of the CEO’s total compensation that is performance-based should be higher than for our other employees, including the other NEOs. Pursuant to the terms of the Mazelsky Employment Agreement, Mr. Mazelsky’s base salary will not increase in 2020 and will be reviewed by the Board on an annual basis commencing in the first quarter of 2021. The annual base salary payable to Mr. Ayers prior to his termination of employment was the same base salary paid to Mr. Ayers since 2013 .
The Compensation Committee approved base salary increases in 2019 for each of the other NEOs (other than Ms. Underberg, who was hired in February 2019) to more closely align these base salaries to the median of the proxy peer group and market survey data for these positions and to ensure they are internally equitable, where appropriate.
Annual Performance-Based Cash Bonus
Annual performance-based cash bonuses for 2019 were paid to our NEOs (other than Mr. Ayers), as well as certain other senior executives, pursuant to our 2019 Executive Incentive Plan (Executive Incentive Plan) adopted by the Compensation Committee in February 2019. Under the Executive Incentive Plan, the amount of each participating senior executive’s annual performance-based cash bonus for 2019 was determined based on the overall performance factor described below.
In connection with adopting the Executive Incentive Plan, the Compensation Committee determined, for each NEO and other participating senior executive, the target annual performance-based cash bonus amount for 2019 based on a percentage of the participant’s annual base salary:

Base Salary	x	Target Incentive %	=	Target Annual Performance-Based Cash Bonus Amount
The target annual performance-based bonus amount for Mr. Mazelsky was pro-rated in light of his promotion to our President and CEO on October 23, 2019 and calculated using 125% as the target cash bonus opportunity. The target annual performance-based bonus amount for Ms. Underberg was pro-rated in light of her hire date of February 11, 2019. The Compensation Committee also limited the maximum amount of the 2019 annual performance-based cash bonus payable to any NEO, or other participating senior executive, to 200% of his or her target. The target percentages are intended to provide a suitable mix of fixed and variable compensation and to maintain an appropriate weighting of annual versus longer-term incentives, consistent with our compensation philosophy, and capping the potential amount of the annual performance-based cash bonus mitigates the risk associated with this type of incentive compensation design.

68 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

The amount of the 2019 annual performance-based cash bonus payable to each NEO and other participating senior executive under the Executive Incentive Plan was determined based upon an overall performance factor that is calculated using two equally-weighted factors:

•	A financial performance factor (determined by measuring against specific financial metrics selected by the Compensation Committee); and

•
A non-financial performance factor (determined by measuring the Company’s achievement of non-financial performance goals approved by the Board that are focused on strengthening and positioning the Company for sustained future growth and profitability).

Overall Performance Factor

Target Annual Performance- Based Cash Bonus Amount	x	Financial Performance Factor	+	Non- Financial Performance Factor	=	Actual Annual Performance- Based Cash Bonus Amount
		50% Weighting		50% Weighting

The Compensation Committee annually establishes the respective weightings of the financial and non-financial performance factors, and for 2020, the Compensation Committee increased the weighting of the financial performance factor to 60% and decreased the weighting of the non-financial performance factor to 40%.
Financial Performance Factor
The financial metrics used to calculate the financial performance factor and their respective weightings are established annually by the Compensation Committee. For 2019, the Executive Incentive Plan included four financial performance metrics: organic revenue growth, operating profit, earnings per share (diluted) and ROIC:

Organic Revenue Growth Rating	+	Operating Profit Rating	+	Earnings per Share (Diluted) Rating	+	ROIC Rating	=	Financial Performance Factor
40% Weighting		20% Weighting		20% Weighting		20% Weighting
These metrics relate to Company-wide performance that our participating senior executives directly influence, which ensures a connection between their annual performance and the actual performance-based cash bonus payment amounts. In addition, the Compensation Committee selected these financial metrics (and the applicable weighting) because the Compensation Committee believes that strong performance in these financial measures of growth, profitability and return will maximize shareholder value:

Financial Metric	Purpose
Organic Revenue Growth	• Top-line revenue growth drives our overall performance • Enables profitability and economic return
Operating Profit	• The profitability of our core business operations demonstrates the efficiency with which we convert our top-line revenue into profits • Drives focus on sustaining revenue growth that is profitable
Earnings per Share (Diluted)	• EPS measures our profitability to shareholders after financing costs and taxes • Supports stronger alignment with our shareholders’ interests
ROIC	• ROIC measures the efficiency with which we use our invested capital to generate returns • In balance with revenue growth, drives long-term shareholder value creation
Each of these metrics is subject to a rating calculated on a sliding scale, ranging from 50% to 180% (with no payout below threshold performance), using the approved budget goal for the applicable metric as 100% of target payout. The approved budget goals for these metrics are aligned with our long-term financial goals, as reflected in our long-term financial potential model described under “Generating Long-Term Value” on page 9. Establishing these budget goals as performance targets incentivizes our participating senior executives to deliver on those financial goals.

2020 Proxy Statement | 69

The Company’s performance versus the approved budget goal with respect to each financial metric selected by the Compensation Committee for the Executive Incentive Plan for 2019, and the resulting calculation of the financial performance factor, is illustrated in the table below:

	2019 Actual	2019 Approved Budget Goal (1)	Variance to Approved Budget Goal	Payout Rating (2)	Weighting	Weighted Average Percentage
Organic Revenue Growth(3)	10.3%	11.0%	(0.7)%	90.1%	40.0%	36.0%
Operating Profit ($ in millions)	$552.8	$546.8	$6.1	115.2%	20%	23.0%
Earnings per Share (Diluted)	$4.89	$4.71	$0.18	174.2%	20%	34.8%
ROIC(4)	45.6%	42.8%	2.8%	134.4%	20%	26.9%
2019 Financial Performance Factor (%)						121%

(1)
In evaluating financial performance, the Compensation Committee reviewed the 2019 budget as adjusted to eliminate the effects of changes in foreign currency exchange rates during 2019, as compared to the rates assumed in the budget, as well as the effects of an acquisition, the tax effects of share-based compensation activity under ASU 2016-09,”Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” and certain charges related to the CEO transition described under “CEO Transition” beginning on page 57.

(2)
Achievement of the Company’s approved budget goal for each of the financial metrics equates to 100% payout, with separate pre-defined performance scales for each financial metric resulting in an increase or decrease in the percentage payout, as described above.

(3)
Organic revenue growth is not a measure defined by GAAP, otherwise referred to herein as a non-GAAP financial measure. In calculating organic revenue growth, we exclude the effect of changes in foreign currency exchange rates because changes in foreign currency exchange rates are not under management’s control, are subject to volatility and can obscure underlying business trends. We also exclude the effect of acquisitions that are considered to be acquisitions of “businesses” consistent with ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” because the nature, size and number of such acquisitions can vary dramatically from period to period and therefore can also obscure underlying business trends. Information regarding organic revenue growth and its calculation is provided in Appendix A.

(4)
ROIC is a non-GAAP financial measure. Information regarding ROIC and its calculation is provided in Appendix A. The 2019 approved budget goal for ROIC was lower than the 2018 approved budget goal for ROIC to reflect the impact of investments made in 2018 (and projected investments in 2019) in support of future long-term performance, including investments in our commercial capacity, expanding our headquarters in Westbrook, Maine and relocating and expanding our core reference laboratory in Germany.

Non-Financial Performance Factor
The non-financial performance factor is determined by the Compensation Committee by measuring achievement of annual goals approved by the Board and intended to strengthen the business to support long-term performance. The non-financial goals for 2019 for the Executive Incentive Plan in general covered the following objectives:

•	Implement operational initiatives intended to improve our reference laboratory diagnostic and consulting services;

•	Advance the functionality and security of our key, strategic, global IT platforms that benefit customers, global laboratory operations and employees;

•	Execute of key risk management initiatives and improvements;

•
Focus on identified aspects of talent recruitment and retention, including the expansion and development of our key leadership team, employee engagement positively impacting employee turnover and advancement and promotion of a diverse employee population; and

•	Advance and build the organizational infrastructure to support the Company’s Corporate Responsibility strategy and reporting.
The Compensation Committee evaluated our performance against these goals and based upon that evaluation and level of achievement of the non-financial goals described above, the Compensation Committee determined that the non-financial performance factor for the senior executives was 119% of target.

70 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Overall and Individual Performance Factors
In accordance with the equal weighting applied to the financial and non-financial performance factors set forth in the Executive Incentive Plan, the incentive plan design results in a 120% overall performance factor for the participants in the Executive Incentive Plan. The Compensation Committee also considered the relative contributions made by each participating senior executive to the achievement of the Company’s financial and non-financial goals, as well as other factors such as the scope of and tenure in their roles at the Company, in determining the final amount of each award.
Based on the overall performance factor and after considering individual performance assessments and other factors, the Compensation Committee awarded each NEO, other than Mr. Ayers, a 2019 annual performance-based cash bonus that equaled 120% of his or her target. The Compensation Committee believes these performance factors over target are appropriate due to the solid performance of the Company in 2019 and each participating NEO’s contribution to the Company’s performance against the financial and non-financial performance goals described above.
Equity-Based Long-Term Incentive Compensation
We believe that the practice of granting equity-based awards is important in recruiting and retaining the key talent necessary to ensure our continued success. We also believe that granting annual equity-based awards, with a high percentage of those awards made in the form of stock options that vest over five years or, beginning with the February 2020 grants, four years, provides our executives a strong financial incentive to maximize shareholder returns over the long term. In fact, our compound annual total shareholder return outperformed the S&P 500 Index and the average of our proxy peer group over the last one-, three- and five-year periods.

1-, 3- and 5-Year Compound Annual Total Shareholder Return %*	1 Year 3 Years 5 Years IDEXX 40% 31% 29% Proxy Peer Group** 32% 28% 21% Index 31% 15% 12%

*    Based on total return to shareholders, assuming dividend reinvestment for those companies issuing dividends. All three periods ended December 31, 2019.
**    Average of the proxy peer group identified on page 66 and excludes IDEXX.

2020 Proxy Statement | 71

The following table summarizes the key aspects of the annual equity compensation awards made to our senior executives (including our NEOs)

Aspect of Equity Awards	Description
Types of Equity Awards
Annual equity awards may consist of stock options, RSUs or a combination of both.
Because stock options have value only to the extent our stock price increases in comparison to the stock price on the date of the grant, and vest ratably over five years (or four years, beginning with awards granted in February 2020) with ten-year terms, they directly reward creation of long-term shareholder value after the grant date. For these reasons, we view options as an effective means of implementing our compensation philosophy that emphasizes pay-for-performance and seeks to align the interests of our executives and shareholders.
RSUs, which also vest ratably over five years (or four years, beginning with awards granted in February 2020), vary in value depending on the stock price of our common stock prior to vesting, but generally will have some value in the long term, which encourages retention and rewards the creation of shareholder value over time.
The design of our annual equity awards is easy to understand, communicate and administer and empowers and incentivizes our senior executives to identify and achieve the most strategically important objectives in their respective areas of responsibility to create long-term shareholder value.

Four- or Five-Year Vesting Schedule
All equity awards granted prior to February 2020 have a five-year vesting schedule, and commencing in February 2020, all equity awards have a four-year vesting schedule.
The vesting period was shortened to enhance our ability to attract key talent by aligning our employee equity award vesting schedule more closely with typical market practice and enabling our employees to realize the value of their equity awards more quickly.
Our employee equity awards will continue to serve as an important retention tool because a four-year vesting schedule remains longer than median market practice.

Ten-Year Term and Expiration
Stock option awards generally expire on the day immediately prior to the tenth anniversary of their grant date.
Generally, our stock option awards granted to our employees are exercisable only while employed or within three months after ceasing to be an employee of the Company. However, if an employee retires at or after the age of 60 and after having been employed by IDEXX for at least ten years, then his or her vested stock option awards remain exercisable for a two-year period after retirement (subject to earlier expiration).
In addition, stock option awards granted in 2018 and 2019 continue to vest for two vesting periods after retirement for eligible employees, and these awards remain exercisable by eligible employees until the 90th day following the second, post-retirement vesting date (or the tenth anniversary of their grant dates, if earlier). Eligibility criteria include having been employed by IDEXX for at least ten years, retiring from the Company at the age of 60 years or older and providing notice to the Company at least six months prior to retirement.

Mix of Equity Incentive Compensation
Given the different risk/reward characteristics of stock options and RSUs and alignment with our executive compensation philosophy, the Compensation Committee believes that equity awards granted to executives should have a greater proportion of stock options relative to RSUs:
•    Executives have the most direct impact on our performance and should bear the highest risk, and realize the highest potential reward, associated with that performance.
•    Senior executives generally receive 75% of their equity award value in the form of stock options and 25% of their equity award value in the form of RSUs.
We believe that these higher percentages of options, which only have value to the extent our stock price increases, combined with the four- or five-year vesting schedule described above, serve as effective incentives to create long-term shareholder value for our CEO and other NEOs, which is evidenced by our strong stock price performance over the last several years.

In determining the size of annual equity awards to each NEO, the Compensation Committee begins with a competitive assessment based upon our proxy peer group and market survey data. The determination of the equity award is based on the responsibilities of each NEO’s position. Annual award value is determined based on the executive’s job scope, long-term leadership potential, total compensation relative to median total compensation for market-comparable positions, and the impact of the equity award values in total on shareholder dilution and shareholder value transfer in relation to the average of such totals for the proxy peer group.
In February 2019, the Compensation Committee granted Mr. Ayers stock options with an aggregate grant value of approximately $5,000,000, which, pursuant to the terms of the Ayers Mutual Separation Agreement, will continue to vest ratably over five years without any continued service requirement and have a ten-year term. Although the Compensation Committee considered the peer group proxy and market data, among other factors, in making this equity award, it did not target any particular percentage of the median total direct compensation. However, the Compensation Committee believes this award resulted in total direct compensation for Mr. Ayers that was below median in relation to the benchmark group. In addition, the Compensation Committee believes that this award is consistent with good compensation practices and our philosophy of creating long-term value for the benefit of our shareholders.

72 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

In February 2019, the Compensation Committee granted stock options and RSUs with an aggregate grant value of approximately $1,800,000 to each of Mr. Mazelsky and Mr. McKeon and $750,000 to each of Mr. Lane and Ms. Turner, in each case that vest ratably over five years and have a ten-year term. Each of these NEOs received 75% of their equity award value in the form of stock options and 25% of their equity award value in the form of RSUs. In determining the size of equity awards granted to these NEOs in 2019, the Compensation Committee reviewed compensation summaries for each that set forth the value of outstanding vested and unvested stock options and vesting of RSUs and the cumulative value realized by the executives upon exercise of stock options and vesting of RSUs since commencement of employment. As with the determination of Mr. Ayers’s equity award, the Compensation Committee considered the peer group proxy and market data, among other factors, in determining the amounts of the awards, but did not target any particular percentage of the median total direct compensation.
The Compensation Committee also reviewed an analysis of the Company’s aggregate share usage and aggregate fair value of equity compensation awarded by the Company, relative to the Company’s prior levels and in relation to the peer group’s aggregate fair values as a percentage of market capitalization. The aggregate fair value of equity compensation awarded in 2019 as a percentage of market capitalization was below the median of the latest year available of peer group data and below the median for the average of the past three years. The Compensation Committee considered this information as well as Mr. Ayers’s advice and recommendation regarding the prospects for long-term contribution by each of the NEOs, other than Mr. Ayers, in making these 2019 equity awards.
Ms. Underberg became an IDEXX employee on February 11, 2019. She was hired to succeed our retiring General Counsel and was appointed our Corporate Vice President, General Counsel and Corporate Secretary effective March 1, 2019. In connection with this, in February 2019, the Compensation Committee granted to Ms. Underberg stock options and RSUs with an aggregate grant value of approximately $1,000,000, in each case that vest ratably over five years and have a ten-year term. Ms. Underberg received 50% of the equity award value in the form of stock options and 50% of the equity award value in the form of RSUs.
In connection with Mr. Mazelsky’s appointment as our Interim President and CEO on June 28, 2019, and in recognition of the associated increase in his responsibilities, on August 5, 2019, the Compensation Committee granted to Mr. Mazelsky a one-time Interim CEO equity award having a grant date value of approximately $2,000,000, with 75% of the equity award value in the form of stock options and 25% of the equity award value in the form of RSUs, each of which vests ratably over five years and has a ten-year term.
Concurrently with Mr. Mazelsky’s appointment as our Interim President and CEO on June 28, 2019, Mr. McKeon assumed additional oversight responsibility for the Water and Livestock, Poultry and Dairy business segments, as well as the Companion Animal Group business in Latin America and the business of OPTI Medical Systems, Inc., while continuing to serve as our CFO. In recognition of Mr. McKeon’s increased responsibilities, on August 5, 2019, the Compensation Committee granted to Mr. McKeon an additional one-time equity award having a grant date value of approximately $1,000,000, with 75% of the equity award value in the form of stock options and 25% of the equity award value in the form of RSUs, each of which vests ratably over five years and has a ten-year term.
In addition to the foregoing, in connection with his appointment as our President and CEO, in November 2019, the Compensation Committee granted Mr. Mazelsky a one-time promotion equity award of premium-priced stock options with a grant date value of approximately $2,000,000 and an exercise price equal to 110% of the fair market value of the price per share of our common stock on the grant date, which vests ratably over five years and has a ten-year term. For more information regarding the CEO transition and related compensation decisions, see above under “CEO Transition and CEO Compensation Decisions” beginning on page 57.
Minimal Benefits and Perquisites
We provide health and welfare benefits to our employees, including our NEOs. This includes health insurance, affordable access to physical fitness facilities, life insurance and disability insurance. In addition, all full-time U.S. employees of the Company and its domestic subsidiaries who have been employed for at least one month have an opportunity to purchase shares of our common stock through payroll deductions pursuant to our 1997 Employee Stock Purchase Plan. We also provide reimbursement to our employees for reasonable relocation costs when necessary based on business needs.
In 2019, the only benefits available exclusively to our senior executives were Company-funded, elective supplemental disability coverage, annual executive physical examinations and wellness coaching, and tax return preparation and financial planning services, which have a combined value of under $12,000 per executive. The supplemental disability coverage is provided for additional financial security in the case of disability. Annual physical examinations and wellness coaching are provided because the health of our executives is critical to their performance. The tax preparation and financial planning

2020 Proxy Statement | 73

service is provided to maximize the amount of time that our senior executives are able to spend on Company business rather than personal financial matters. In addition, some of our senior executives and their spouses and partners may be invited to participate in our annual President’s Club event recognizing our highest performing sales employees, and we reimburse them for their reasonable travel expenses, including the expenses of their spouses and partners.
We do not gross up our senior executives’ perquisites and benefits to compensate for any taxes due on the value of these perquisites and benefits, with the exception of typical tax equalization benefits for executives on expatriate assignments and gross-up payments for reasonable relocation costs. In addition, de minimis tax gross-up payments on the reimbursed expenses for spousal or partner travel to our President’s Club events are provided to all employees who attend these events – not just our senior executives.
In connection with Ms. Turner’s international expatriate assignment in the Netherlands from 2014 to 2018, IDEXX is providing tax equalization benefits and gross-ups due to increased taxes and imputed income relating to the exercise of stock options and vesting of RSUs attributable to Ms. Turner’s assignment in the Netherlands, which is consistent with common practice for expatriates. In addition, Ms. Underberg was provided relocation assistance in connection with her hiring in February 2019, including the reimbursement of her reasonable relocation expenses and associated tax gross-ups for her taxable relocation amounts. For greater detail regarding these expatriate and relocation benefits provided to Ms. Turner and Ms. Underberg, respectively, for 2019, see “Summary Compensation Table for 2019” (and accompanying footnotes) on page 77.
How We Manage Risk and Governance
Executive Stock Ownership and Retention
We maintain stock ownership guidelines intended to further align the financial interests of our senior executives with those of our shareholders. These guidelines set target levels of ownership of our common stock for our NEOs and other senior executives (including all of our Corporate Vice Presidents):

Target Multiple of Annual Base Salary
CEO	10X
Executive Vice Presidents	4X
Corporate Vice Presidents	1X
These target levels determine whether the senior executive must retain additional stock acquired upon the vesting and release of RSUs or the exercise of options. Specifically, unless and until the value of our common stock held by a senior executive equals or exceeds his or her target level at the end of a calendar year (or his or her hire or promotion date during the year he or she was hired or promoted), this executive must retain:

•
At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs during the following year, after payment or withholding of any applicable exercise price and taxes; and

•	All other shares of our common stock held by the senior executive.
We do not apply the value of unexercised stock options (whether or not vested) or unvested RSUs towards satisfying these guidelines, as we believe that these guidelines are meant to encourage outright ownership of our common stock and to further align the financial interests of our senior executives with those of our shareholders. Each senior executive’s compliance with the guidelines is measured annually as of December 31 and reviewed by the Compensation Committee.
All NEOs were in compliance with the guidelines as of December 31, 2019. As a result of Mr. Ayers’s separation from IDEXX as an employee as of November 1, 2019 and his continued Board membership, Mr. Ayers’s target level of ownership changed to six times the annual cash retainer for our non-employee Directors, which effectively reduces his ownership requirement to be in line with our other non-employee Directors. For more information regarding the stock ownership guidelines applicable to our non-employee Directors, see “Director Stock Ownership Guidelines” beginning on page 44.
Recovery of Incentive Compensation (Clawback Policy)
Under our Policy of Recovery of Incentive Compensation, or “clawback” policy, we may seek to recover certain performance-based incentive compensation (including performance-based equity compensation) granted to our senior executives in the event we are required to restate our financial results for any of the three most recent fiscal years, other than a restatement due to changes in accounting principles or applicable law.

74 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Policy on Short-Sales, Derivatives and Hedging
Pursuant to our Policy on Short Sales, Derivative Transactions and Hedging, no employee of the Company may engage in short sales of our securities; purchases or sales of puts, calls or other derivative securities based on our securities; or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities.
Anti-Pledging Policy
We maintain a Policy on Pledging of Company Stock that prohibits our Directors and senior executives from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.
Executive Agreements
Pursuant and subject to the terms of the Ayers Mutual Separation Agreement, in connection with his termination of employment, Mr. Ayers received approximately $2.5 million in severance payments, representing two years of annual base salary, medical benefit premiums and a pro-rated annual target cash bonus, consistent with the provisions of his pre-existing employment agreement with the Company. In addition, the agreement provides for continued vesting and exercisability of the stock options previously granted to Mr. Ayers, in the event that any such options remain unvested and exercisable on the date he ceases to serve as a Director of the Company. In return, Mr. Ayers agreed to certain extended non-compete and non-solicit restrictions.
The Mazelsky Employment Agreement provides that if Mr. Mazelsky were to be terminated by IDEXX other than for cause (as defined in the Mazelsky Employment Agreement) or in connection with a change in control (as described below), he will be entitled to the following severance benefits: (i) base salary continuation for two years following his termination date, (ii) a lump sum cash payment equal to two years of the employer portion of medical coverage for Mr. Mazelsky and his dependents to the same extent as was paid immediately prior to termination, and (iii) continued vesting of any outstanding equity incentive awards that otherwise would have vested during the two-year period following termination, which awards, if stock options, would remain exercisable for 90 days following the end of such two-year period. In addition, any options that were vested immediately prior to such termination date will remain exercisable for a period of 90 days following his termination (or, if Mr. Mazelsky is retirement-eligible (as defined in the applicable equity award agreement) as of such termination date, for a period of 24 months following such termination date).
In addition, each of the NEOs (other than Mr. Ayers) and certain other senior executives has a change in control agreement with the Company. With respect to Mr. Mazelsky, the terms of this change in control agreement are included in the Mazelsky Employment Agreement. The purpose of these agreements is to provide strong incentives for these senior executives to act in the best interest of our shareholders before, during and after any change in control transaction by providing them with security in the event their employment is terminated or materially changed following a change in control. The agreements generally provide for a lump-sum payment of a prorated portion of the senior executive’s target bonus for the year of termination (but the Mazelsky Employment Agreement does not provide for the payment of such a prorated target bonus to Mr. Mazelsky), an amount equal to two times (or three times in the case of Mr. Mazelsky) the sum of the senior executive’s annual base salary and the average bonus received by the senior executive for the three full fiscal years preceding the change in control and reimbursement of outplacement services and relocation costs up to $12,500 each year until the earlier of two years following the qualifying termination or the date that the executive secures full-time employment. In addition, the change in control agreements with our senior executives other than Mr. Mazelsky provide for the continuation of benefits for two years following a qualifying termination, and the Mazelsky Employment Agreement provides for a lump sum payment upon a qualifying termination in an amount equal to three years of the Company’s payment of the employer portion of medical coverage for Mr. Mazelsky and his dependents to the same extent as was paid immediately prior to such termination. Upon a change in control, 25% of the outstanding equity awards granted to all of our equity plan participants, including our senior executives, will vest. The change in control agreements also provide for immediate vesting of all equity awards in the event of a qualifying termination within two years following a change in control, but do not provide for any 280G excise tax gross-ups. The change in control agreements (other than the Mazelsky Employment Agreement) renew annually unless we provide notice of our intent not to renew. The Compensation Committee believes these terms are reasonable and consistent with market practice. The Compensation Committee periodically reviews the change in control agreements and obtains updated industry benchmarking advice from FW Cook to assist in determining whether any modifications to the agreements are necessary or whether we should permit renewal.

2020 Proxy Statement | 75

Equity Award Grant Policy
We have adopted an equity award granting policy that determines when and how equity awards are granted by the Company. This policy provides for fixed award dates that occur outside the quarterly quiet periods during which our executives and Directors are precluded from trading in our securities, but the Compensation Committee may grant an equity award on other dates if determined to be advisable. Most equity awards, including all annual awards to the NEOs, are made on or about February 14 of each year, which shortly follows both our earnings announcement for the fourth quarter of the prior year and the Compensation Committee meeting at which annual compensation determinations are made. All annual equity awards to our NEOs require the approval of the Compensation Committee. Pursuant to the equity award granting policy, the Compensation Committee has delegated to the Compensation Committee Chair the power and authority to grant certain new hire equity awards for executive officers, subject to certain limitations set forth in the equity award granting policy.
Risk Analysis
The Compensation Committee engaged FW Cook to conduct an analysis of our compensation practices in order to assist the Compensation Committee in determining whether those practices created risks that were reasonably likely to have a material adverse effect on the Company. The results of this analysis were presented by FW Cook to the Compensation Committee in December 2019. Based on this analysis, the Compensation Committee determined that our compensation practices were not reasonably likely to have a material adverse effect on the Company. This conclusion was based on the use of a reasonably balanced pay mix; multiple performance metrics used for the cash bonus plan, including non-financial goals; capped cash bonus payouts; multi-year equity compensation vesting periods; stock ownership guidelines; a clawback policy; and a prohibition against pledging and hedging activity.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement for the year ended December 31, 2019. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.
Compensation Committee
M. Anne Szostak, Chair
Rebecca M. Henderson, PhD
Lawrence D. Kingsley

76 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Tables
Summary Compensation Table for 2019
The following table sets forth the compensation earned during 2019, 2018 and 2017 by the two individuals who non-concurrently served as our CEO in 2019, our Chief Financial Officer, and the three other highest-paid executives for the Company’s 2019 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)		Total ($)
Jonathan W. Ayers (3)	2019	692,308	—		—		4,998,579		—	2,497,877	(4)	8,188,764
Former Board Chair, President and Chief Executive Officer	2018	800,000	—		—		4,795,888		1,200,000	24,062		6,819,950
	2017	800,000	—		—		4,493,126		1,350,000	22,225		6,665,351
Jonathan J. Mazelsky (5)	2019	631,561	—		950,209	(6)	4,849,078	(6)	962,522	25,965	(7)	7,419,335
President and Chief Executive Officer	2018	555,385	—		449,928		1,348,870		517,500	25,442		2,897,125
	2017	469,462	—		324,972		973,510		479,000	22,889		2,269,833
Brian P. McKeon	2019	588,933	—		700,022	(8)	2,099,590	(8)	533,025	18,736	(9)	3,940,306
Executive Vice President, Chief Financial Officer and Treasurer	2018	570,577	—		449,928		1,348,870		517,500	19,059		2,905,934
	2017	549,538	—		324,972		973,510		559,000	15,951		2,422,971
Michael J. Lane (10)	2019	404,885	—		187,488		562,374		296,640	22,493	(11)	1,473,880
Executive Vice President and General Manager, Reference Laboratories and Information Technology	2018	365,385	—		175,051		524,537		270,000	22,702		1,357,675
	2017	—	—		—		—		—	—		—
Kathy V. Turner	2019	409,692	—		187,488		562,374		296,640	1,240,628	(12)	2,696,822
Corporate Vice President and Chief Marketing Officer	2018	387,500	—		187,530		562,012		288,000	510,811		1,935,853
	2017	—	—		—		—		—	—		—
Sharon E. Underberg (13)	2019	359,616	112,000	(14)	499,967	(15)	499,839	(15)	272,340	65,466	(16)	1,809,228
Corporate Vice President, General Counsel and Corporate Secretary	2018	—	—		—		—		—	—		—
	2017	—	—		—		—		—	—		—

(1)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(2)	Amounts shown reflect the NEOs’ annual, performance-based cash bonus amounts under our Executive Incentive Plan. See the discussion under “Annual Performance-Based Cash Bonus” on page 18 above.

(3)
Mr. Ayers served as our President and CEO until June 28, 2019 and as Executive Board Chair until November 1, 2019. Amounts shown reflect compensation Mr. Ayers received as an employee, including payments receivable by Mr. Ayers pursuant to the Ayers Mutual

2020 Proxy Statement | 77

Separation Agreement in connection with his separation from the Company, effective November 1, 2019, as additionally described in footnote 4 below and in the discussion under “Ayers Mutual Separation Agreement” on page 87 below. Following his separation, Mr. Ayers remains a member of the Board and also serves as an external Senior Advisor to IDEXX. For information regarding compensation received by Mr. Ayers for his service as a Director beginning in 2019, including applicable equity awards granted to Mr. Ayers, please see “2019 Non-Employee Director Compensation Table” on page 45 above. For information regarding compensation received by Mr. Ayers for his service as a Senior Advisor, please see the discussion under “CEO Transition and CEO Compensation Decisions” on page 57 above.

(4)
Amount shown includes $1,600,000 for two years’ base salary continuation, $40,000 for approximately 24 months of medical insurance coverage premium costs, and $833,333 representing a pro-rated annual target bonus for 2019 through November 1, 2019, all payable to Mr. Ayers pursuant to the terms of the Ayers Mutual Separation Agreement, consistent with the terms of his pre-existing employment agreement, as well as $14,000 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Ayers under the Company’s disability and life insurance plans.

(5)
Mr. Mazelsky served as our Executive Vice President until June 28, 2019 when he was appointed our Interim President and CEO, and he served as our Interim President and CEO until he was appointed our President and CEO on October 23, 2019. Amounts shown reflect compensation Mr. Mazelsky received as an employee. Mr. Mazelsky received no additional compensation for his service as a Director.

(6)
Amount shown includes an annual equity award having a grant date value of approximately $1,800,000 granted in the ordinary course in February 2019, a one-time Interim CEO equity award having a grant date value of approximately $2,000,000 granted in August 2019, and a one-time promotion equity award having a grant date value of approximately $2,000,000 granted in November 2019.

(7)
Amount shown includes $14,000 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Mazelsky under the Company’s disability and life insurance plans.

(8)
Amount shown includes an annual equity award having a grant date value of approximately $1,800,000 granted in the ordinary course in February 2019 and an additional one-time equity award having a grant date value of approximately $1,000,000 granted in August 2019 in recognition of Mr. McKeon’s assumption of additional responsibilities following Mr. Mazelsky’s appointment as our Interim President and CEO.

(9)
Amount shown includes $14,000 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. McKeon under the Company’s disability and life insurance plans.

(10)	Mr. Lane became an executive officer on May 9, 2018, serving as a Corporate Vice President until January 15, 2020, when he was promoted to the position of Executive Vice President.

(11)
Amount shown includes $14,000 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. Lane under the Company’s disability and life insurance plans.

(12)
Amount shown includes $1,062,523 in Dutch taxes paid relating to the exercise of stock options and vesting of RSUs attributable to Ms. Turner’s assignment in the Netherlands, $114,682 in tax equalization benefits and gross-ups relating to the payment of these Dutch taxes on Ms. Turner’s behalf, $16,849 in tax gross-up payments relating to expatriate tax equalization benefits provided in 2018, $14,000 in Company matching contributions under the Company’s 401(k) plan, $13,359 in tax gross-up payments relating to an amended 2017 tax return reflecting expatriate tax equalization benefits in 2017, and expenses related to spousal travel to our annual President’s Club event recognizing our highest performing sales employees (including a tax gross-up on such travel expenses of $2,390), and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Ms. Turner under the Company’s disability and life insurance plans.

(13)	Ms. Underberg was hired by the Company and became an executive officer on February 11, 2019.

(14)	Amount shown includes a signing bonus of $112,000 paid in connection with the hiring of Ms. Underberg in February 2019.

(15)	Amount shown includes the aggregate grant date fair value of equity awards granted to Ms. Underberg in February 2019 when Ms. Underberg commenced employment with the Company.

(16)
Amount shown includes $36,125 in relocation costs and $20,394 of associated tax gross-up for taxable relocation amounts, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Ms. Underberg under the Company’s disability and life insurance plans.

78 | 2020 Proxy Statement

2019 Grants of Plan-Based Awards for 2019
The following table sets forth each grant of an award made to the NEOs during the Company’s 2019 fiscal year. All equity awards were made under the Company’s 2018 Stock Incentive Plan (the 2018 Plan) described below.

			Estimated Possible Pay-outs under Non-Equity Incentive Plan Awards (2)		Estimated Possible Pay-outs under Equity Incentive Plan Awards (5)(7) (#)	All Other Option Awards: Number of Securities Underlying Options (6)(7) (#)	Exercise /Base Price of Option Awards (1) ($)	Grant Date Fair Value of Stock Option Awards (8) ($)
Name	Grant Date	Action Date (1)	Target (3) ($)	Maximum (4) ($)
Jonathan W. Ayers (9)	2/14/2019	2/12/2019	—	—	—	—	—	—
	2/14/2019	2/12/2019	—	—	—	78,653	206.94	4,998,579
	—	—	1,000,000	2,000,000	—	—	—	—
Jonathan J. Mazelsky (10)	2/14/2019	2/12/2019	—	—	2,175	—	—	450,095
	2/14/2019	2/12/2019	—	—	—	21,236	206.94	1,349,596
	8/5/2019	8/5/2019	—	—	1,923	—	—	500,114
	8/5/2019	8/5/2019	—	—	—	20,116	260.07	1,499,988
	11/4/2019	10/23/2019	—	—	—	27,992	306.53	1,999,494
	—	—	802,102	1,604,204	—	—	—	—
Brian P. McKeon (11)	2/14/2019	2/12/2019	—	—	2,175	—	—	450,095
	2/14/2019	2/12/2019	—	—	—	21,236	206.94	1,349,596
	8/5/2019	8/5/2019	—	—	961	—	—	249,927
	8/5/2019	8/5/2019	—	—	—	10,058	260.07	749,994
	—	—	444,188	888,376	—	—	—	—
Michael J. Lane	2/14/2019	2/12/2019	—	—	906	—	—	187,488
	2/14/2019	2/12/2019	—	—	—	8,849	206.94	562,374
	—	—	247,200	494,400	—	—	—	—
Kathy V. Turner	2/14/2019	2/12/2019	—	—	906	—	—	187,488
	2/14/2019	2/12/2019	—	—	—	8,849	206.94	562,374
	—	—	247,200	494,400	—	—	—	—
Sharon E. Underberg (12)	2/14/2019	2/12/2019	—	—	2,416	—	—	499,967
	2/14/2019	2/12/2019	—	—	—	7,865	206.94	499,839
	—	—	226,950	453,900	—	—	—	—

(1)
On each of the action dates reflected, the Compensation Committee approved the grant of the above stock options and RSUs to the NEOs at the closing sale price of the common stock on the NASDAQ Global Select Market on the applicable grant date. See the discussion under “Equity Award Grant Policy” on page 76 above.

(2)
The non-equity incentive plan awards reported under this caption represent the possible annual, performance-based cash bonus amounts under our Executive Incentive Plan, the material terms of which are discussed under “Annual Performance-Based Cash Bonus” on page 18 above. The actual award payments under the Executive Incentive Plan, as determined by the Compensation Committee on February 11, 2020, are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The Executive Incentive Plan does not provide for a threshold payout, and if minimum performance goals are not met, no annual performance-based cash bonus is earned under the plan.

(3)
Annual performance-based cash bonus amounts for 2019 awarded under the Executive Incentive Plan are determined by multiplying a target bonus, represented as a percentage of annual base salary, by a factor calculated by combining two equally weighted measures: (1) Company financial performance against budget with respect to pre-determined financial metrics, and (2) achievement of non-financial performance goals, and in consideration of individual performance. For a discussion of the 2019 financial metrics and performance goals under the Executive Incentive Plan, see the discussion under “Annual Performance-Based Cash Bonus” on page 18 above. For 2019, Mr. Ayers had a target bonus of 125% of base salary, Mr. Mazelsky had a target bonus of 125% of his pro-rated base salary in connection with Mr. Mazelsky’s transition to President and CEO, Mr. McKeon had a target bonus of 75% of base salary, each of Mr. Lane and Ms. Turner had a target bonus of 60% of base salary and Ms. Underberg had a target bonus of 60% of her pro-rated base salary after taking into account her hire date of February 11, 2019. The “Target” amount set forth above represents an assumption that the financial and non-financial performance goal ratings for each of the NEOs participating in the Executive Incentive Plan is 100%.

(4)	The maximum annual performance-based cash bonus for fiscal year 2019 was determined under the Executive Incentive Plan as 200% of target bonus.

79 | 2020 Proxy Statement

(5)
Granted under our 2018 Plan as RSUs that vest in equal annual installments over a five-year period commencing on the first anniversary of the date of grant (subject to the executive’s continued employment). For more information regarding these RSUs, see the information under “Equity-Based Long Term Incentive Compensation” beginning on page 71.

(6)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant (subject to the executive’s continued employment).

(7)
Pursuant to the 2018 Plan, upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans.” Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment, as described under “Change in Control Agreements” on page 89 below.

(8)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(9)
In accordance with the terms of the Ayers Mutual Separation Agreement, Mr. Ayers is entitled to continued vesting of his unvested stock options in accordance with the vesting schedule set forth in the applicable award agreement and exercisability for each stock option’s full term, in each case without any continued service requirement, subject to his ongoing compliance with a standard invention and non-disclosure agreement and certain non-competition and non-solicitation restrictions. See “Ayers Mutual Separation Agreement” on page 87 below. Following termination of his employment effective November 1, 2019, Mr. Ayers remains a member of the Board and was granted equity awards as a Director. For information regarding equity awards granted to Mr. Ayers as a Director, please see “2019 Non-Employee Director Compensation Table” on page 45 above.

(10)
Equity grants shown reflect an annual equity award having a grant date value of approximately $1,800,000 granted in the ordinary course in February 2019, a one-time Interim CEO equity award having a grant date value of approximately $2,000,000 granted in August 2019, and a one-time promotion equity award having a grant date value of approximately $2,000,000 granted in November 2019. In the event of termination of Mr. Mazelsky’s employment by the Company other than for cause (except following a change in control), his stock options and RSUs will continue to vest in accordance with their terms for two years. See “Mazelsky Employment Agreement” on page 87 below.

(11)
Equity grants shown reflect an annual equity award having a grant date value of approximately $1,800,000 granted in the ordinary course in February 2019 and an additional one-time equity award having a grant date value of approximately $1,000,000 granted in August 2019 in recognition of Mr. McKeon’s assumption of additional responsibilities following Mr. Mazelsky’s appointment as our Interim President and CEO.

(12)	Equity grants shown reflect equity awards granted to Ms. Underberg in February 2019 when Ms. Underberg commenced employment with the Company as an executive officer.
In addition to the footnotes to the Summary Compensation Table and 2019 Grants of Plan-Based Awards table above, the following sections of this Proxy Statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of the Ayers Mutual Separation Agreement and the Mazelsky Employment Agreement, see “CEO Transition and CEO Compensation Decisions” on page 57 above, “Ayers Mutual Separation Agreement” on page 87 below and “Mazelsky Employment Agreement” on page 87 below. For a discussion of the change in control agreements we have in place with each of our NEOs, see “Change in Control Agreements” on page 89 below. For a description of the material terms of the 2018 Plan, see “Stock Incentive Plans” on page 85 below. For an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, see the “Compensation Discussion and Analysis” beginning on page 56 above.

80 | 2020 Proxy Statement

2019 Outstanding Equity Awards at 2019 Fiscal Year End
The table below sets forth information with respect to unexercised options and stock that has not vested for each of the NEOs as of the end of the Company’s 2019 fiscal year.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date (2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares/ Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (4) ($)
Jonathan W. Ayers (5)	2/14/2014	89,070	—	62.000	2/13/2024	—	—
	2/14/2015	119,912	29,976	79.540	2/13/2025	—	—
	2/14/2016	119,658	79,772	67.850	2/13/2026	—	—
	2/14/2017	44,368	66,549	141.600	2/13/2027	—	—
	2/14/2018	18,276	73,100	178.260	2/13/2028	—	—
	2/14/2019	—	78,653	206.940	2/13/2029	—	—
Jonathan J. Mazelsky (6)	2/14/2013	16,012	—	45.840	2/13/2020	—	—
	12/5/2013	49,002	—	52.000	12/4/2023	—	—
	2/14/2014	20,610	—	62.000	2/13/2024	—	—
	2/14/2015	22,484	5,620	79.540	2/13/2025	471	122,992
	2/14/2016	25,641	17,094	67.850	2/13/2026	1,474	384,906
	2/14/2017	9,614	14,418	141.600	2/13/2027	1,377	359,576
	2/14/2018	5,140	20,560	178.260	2/13/2028	2,019	527,221
	2/14/2019	—	21,236	206.940	2/13/2029	2,175	567,958
	8/5/2019	—	20,116	260.070	8/4/2029	1,923	502,153
	11/4/2019	—	27,992	306.526	11/3/2029	—	—
Brian P. McKeon (7)	5/8/2013	8,790	—	43.680	5/7/2023	—	—
	1/1/2014	39,716	—	53.185	12/31/2023	—	—
	2/14/2014	37,098	—	62.000	2/13/2024	—	—
	2/14/2015	29,978	7,494	79.540	2/13/2025	628	163,990
	2/14/2016	28,206	18,803	67.850	2/13/2026	1,620	423,031
	2/14/2017	9,614	14,418	141.600	2/13/2027	1,377	359,576
	2/14/2018	5,140	20,560	178.260	2/13/2028	2,019	527,221
	2/14/2019	—	21,236	206.940	2/13/2029	2,175	567,958
	8/5/2019	—	10,058	260.070	8/4/2029	961	250,946
Michael J. Lane	2/14/2015	—	748	79.540	2/13/2025	188	49,092
	2/14/2016	—	5,128	67.850	2/13/2026	442	115,419
	2/14/2017	—	6,654	141.600	2/13/2027	635	165,818
	2/14/2018	—	7,995	178.260	2/13/2028	785	204,987
	2/14/2019	—	8,849	206.940	2/13/2029	906	236,584
Kathy V. Turner (8)	6/1/2014	276	—	64.240	5/31/2024	—	—
	2/14/2015	8,994	2,248	79.540	2/13/2025	188	49,092
	2/14/2016	7,693	5,128	67.850	2/13/2026	442	115,419
	2/14/2017	4,438	6,654	141.600	2/13/2027	635	165,818
	2/14/2018	2,142	8,566	178.260	2/13/2028	841	219,610
	2/14/2019	—	8,849	206.940	2/13/2029	906	236,584
Sharon E. Underberg (9)	2/14/2019	—	7,865	206.940	2/13/2029	2,416	630,890

(1)
Upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans.” Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment. See “Change in Control Agreements” below.

81 | 2020 Proxy Statement

(2)
Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. RSUs vest in equal installments over a five-year period commencing on the first anniversary of the date of grant.

(3)	Options expire on the day immediately prior to the tenth anniversary of the date of grant.

(4)	Market value of unvested stock awards is determined by multiplying the number of unvested shares by $261.13, the closing sale price of the Company’s common stock on December 31, 2019.

(5)
In accordance with the terms of the Ayers Mutual Separation Agreement, Mr. Ayers is entitled to continued vesting of his unvested stock options in accordance with the vesting schedule set forth in the applicable award agreement and exercisability for each stock option’s full term, in each case without any continued service requirement, subject to his ongoing compliance with a standard invention and non-disclosure agreement and certain non-competition and non-solicitation restrictions. See “Ayers Mutual Separation Agreement” on page 87 below. Following termination of his employment effective November 1, 2019, Mr. Ayers remains a member of the Board and was granted equity awards as a Director. For information regarding equity awards granted to Mr. Ayers as a Director, please see “2019 Non-Employee Director Compensation Table” on page 45 above.

(6)
Mr. Mazelsky was granted a one-time Interim CEO equity award on August 5, 2019 in connection with his appointment as our Interim President and CEO and a one-time promotion equity award on November 4, 2019 in connection with his appointment as our President and CEO. In the event of termination of Mr. Mazelsky’s employment by the Company other than for cause (except following a change in control), his stock options and RSUs will continue to vest in accordance with their terms for two years. See “Mazelsky Employment Agreement” on page 87 below.

(7)
Mr. McKeon was granted awards prior to January 1, 2014 as a Director. All grants after January 1, 2014 were in connection with his hiring or employment as Executive Vice President, Chief Financial Officer and Treasurer, including a one-time additional equity award granted to Mr. McKeon on August 5, 2019 in recognition of his assumption of additional responsibilities following Mr. Mazelsky’s appointment as our Interim President and CEO.

(8)	Ms. Turner was granted awards on June 1, 2014 in connection with her hiring in May 2014.

(9)	Ms. Underberg was granted awards on February 14, 2019 in connection with her hiring as an executive officer in February 2019.

2019 Option Exercises and Stock Vested
The table below sets forth information with respect to exercises of stock options and vesting of RSUs for the NEOs during the 2019 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting ($)
Jonathan W. Ayers	161,146	32,867,274	1,774	367,112
Jonathan J. Mazelsky	21,358	4,719,447	2,575	532,871
Brian P. McKeon	7,504	1,529,486	5,950	1,172,299
Michael J. Lane	18,736	3,029,376	1,060	219,356
Kathy V. Turner	7,780	1,450,659	1,298	288,567
Sharon E. Underberg	—	—	—	—

(1)	Reflects the gross number of shares acquired and value realized upon exercise by each NEO, without reduction for shares that were used to pay the exercise price or to satisfy tax obligations.

(2)
Reflects the number of shares acquired and value of such shares upon vesting prior to the withholding of the following number of shares for each NEO to satisfy such executive officer’s tax obligations: Ayers (824), Mazelsky (762), McKeon (2,618), Lane (324) and Turner (351).

82 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

2019 Nonqualified Deferred Compensation
The table below sets forth information with respect to voluntary contributions, earnings and distributions for the NEOs under our Executive Deferred Compensation Plan (Executive Plan). Cash compensation voluntarily deferred by the executive under the Executive Plan is invested in a hypothetical investment account denominated as a number of DSUs equal to the compensation deferred into such account divided by the closing sale price of a share of our common stock on the date of the applicable deferral. Investment accounts are not subject to any interest or other investment returns or earnings, other than returns or earnings produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. The DSUs are fully vested and non-forfeitable, since they represent compensation already earned and voluntarily deferred. Upon distribution, an executive receives a number of shares of our common stock equal to the number of DSUs in his or her account. An executive can elect to receive his or her distribution in either a lump sum amount or in a fixed schedule. However, except upon a change in control or in the event of the executive’s death or an “unforeseeable emergency” (as defined in the Executive Plan), an executive cannot receive shares of IDEXX common stock equal to the number of DSUs in his or her account sooner than one year following termination of his or her employment with the Company for any reason. In the case of an executive who has been identified by the plan administrator as a “specified employee” with the meaning of Section 409A(a)(2)(B) of the Code, his or her distribution may not occur sooner than six months following his or her termination of employment. Upon a “change in control” of the Company (as defined in the Executive Plan), all benefits under the Executive Plan shall be distributed.
The Board approved the suspension of the Executive Plan in February 2013, and following the suspension, no executives could elect to participate in the Executive Plan. Suspension of the Executive Plan does not affect the investment accounts for executives who elected to participate in the Executive Plan prior to December 31, 2012, and distributions from such accounts will be made pursuant to the executive’s stated distribution election and the terms of the Executive Plan.

Name	Executive Contribution in 2019 ($)	Registrant Contributions in 2019 ($)	Aggregate Earnings Accrued in 2019 (1) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2019 ($)
Jonathan W. Ayers	$—	$—	4,443,808	—	15,449,495	(2)
Jonathan J. Mazelsky	—	—	—	—	—
Brian P. McKeon	—	—	—	—	—
Michael J. Lane	—	—	—	—	—
Kathy V. Turner	—	—	—	—	—
Sharon E. Underberg	—	—	—	—	—

(1)
Represents the increase in the value of DSUs during 2019. No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in a “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2019 Summary Compensation Table.

(2)
This amount represents the portions of bonuses earned by Mr. Ayers in 2003, 2004 and 2005 that he elected to defer under the Executive Plan, plus all earnings accrued thereon in subsequent years. The bonuses were payable (absent the deferral) in February 2004, 2005 and 2006, respectively, and represented compensation for 2003, 2004 and 2005 in the amounts of $273,000, $288,750 and $325,000, respectively, and as such those amounts were reported in the Summary Compensation Tables for those years.

As a result of the termination of Mr. Ayers’s employment, effective November 1, 2019, he became eligible for a distribution of his account in accordance with the terms of the Executive Plan, the deferral elections he previously made and Section 409A of the Code.
CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide annual disclosure of the ratio of (i) the median of annual total compensation of all of our employees other than our CEO, to (ii) the total annual compensation of our CEO.
Because two individuals concurrently served as our CEO in 2019, we chose to annualize Mr. Mazelsky’s 2019 total compensation to calculate our pay ratio, as permitted by SEC rules. For fiscal year 2019, Mr. Mazelsky’s annualized total compensation was $7,637,774, calculated based on his annual base salary of $850,000 following his promotion as our President and CEO; an annual performance-based cash bonus of $962,522 for 2019; an annual equity award having a grant date value of approximately $1,800,000 granted in the ordinary course in February 2019; a one-time Interim CEO equity award having a grant date value of approximately $2,000,000 granted in August 2019; and a one-time promotion equity

2020 Proxy Statement | 83

award having a grant date value of approximately $2,000,000 granted in November 2019. Based on the methodology described in the footnote below, adjustments and estimates described below, the estimated annual total compensation for the employee identified at the median of our Company (other than our CEO) was calculated as $55,106. Based on this information, the ratio of our CEO’s annual total compensation to that of our median employee for fiscal year 2019 was estimated to be 139 to 1.*
The foregoing pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Because the applicable SEC rules permit companies to adopt a variety of methodologies and exclusions and to make reasonable estimates and assumptions based on the particular compensation practices of such companies, the pay ratio reported by other companies may not be comparable to the one we report above. In addition, because Mr. Mazelsky’s annualized total compensation for 2019 includes certain non-recurring equity grants related to his transition to President and CEO, the Company’s pay ratio for 2019 may not be comparable to its pay ratio in other years.
_______________

*
In calculating this ratio, we used the same median employee that we identified for fiscal year 2017, as permitted by the applicable SEC rules, because there has been no change in our employee population or employee compensation arrangements that we believe could significantly affect our pay ratio calculations. We identified this median employee, who is an hourly employee located in the United States, by examining the total gross earnings (i.e., base salary plus bonus or commission, income from vesting equity, if applicable, overtime paid and other income and allowances) for all individuals, excluding our CEO, employed by us on December 31, 2017 (whether employed on a full-time, part-time, seasonal or temporary basis). As of this date, we estimate that we had a total of 7,979 such employees, of whom 5,148 are U.S. employees and 2,831 are non-U.S. employees. For purposes of identifying the median employee, we excluded, as the SEC rules allow, certain non-U.S. employees, as depicted in the following table:

Total U.S. Employees	5,148
Total Non-U.S. Employees (no exclusions)	2,831
Total Employees (as of December 31, 2017)	7,979
Exclusions (by jurisdiction):
Brazil	117
Czech Republic	5
Denmark	6
India	6
Korea	12
Mexico	9
New Zealand	62
Norway	4
Poland	16
Russia	15
Singapore	12
South Africa	57
Sweden	11
Taiwan	33
United Arab Emirates	4
Total Exclusions:	369
Total U.S. Employees	5,148
Total Non-U.S. Employees (minus exclusions)	2,462
Total Employees for Median Determination	7,610
For these employees, we calculated total gross earnings for fiscal year 2017 using available payroll data for such period. We converted amounts paid in foreign currencies to U.S. dollars using the applicable average exchange rate, for fiscal year 2017. Except for this currency conversion, we did not make any assumptions, adjustments or estimates with respect to total gross earnings, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. After identifying our median employee using the methodology described above, we calculated annual total compensation for this employee using the same methodology we use for our NEOs in the Summary Compensation Table set forth in this Proxy Statement under the heading “Executive Compensation Tables.” The compensation for our hourly employees is variable based on, among other things, the amount of overtime worked. For purposes of the pay ratio calculation, a significant portion of our CEO’s annual total compensation includes annual and one-time equity awards that are not widely distributed to our employees, including our median employee.

84 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,715,932	(2)	117.1309	7,958,888	(3)
Equity compensation plans not approved by security holders	—		—	—

(1)	Only stock option awards were used in computing the weighted-average exercise price.

(2)
Consists of shares of common stock subject to outstanding options, restricted stock units and deferred stock units under the 2009 Stock Incentive Plan (2009 Plan) (2,267,075 shares) and 2018 Plan (448,857 shares). As of December 31, 2019, the Company had 2,311,236 options outstanding with a weighted average exercise price of $117.1309 and a weighted average term of 6.44 years, and 404,696 full value shares outstanding and granted under equity compensation plans (257,658 restricted stock units granted to employees, 61,815 deferred stock units issued to employees, and 85,223 deferred stock units issued to directors). Excludes 1,147,579 shares issuable under the Company’s 1997 Employee Stock Purchase Plan (1997 Plan) in connection with the current and future offering periods. See Note 5 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K for a description of our equity compensation plans.

(3)
Includes 6,811,309 shares available for issuance under the 2018 Plan. The 2018 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock unit awards and other stock unit awards. Also includes 1,147,579 shares issuable under the 1997 Plan in connection with the current and future offering periods. See Note 5 to the consolidated financial statements for the year ended December 31, 2019 included in our 2019 Annual Report on Form 10-K for a description of our equity compensation plans

Stock Incentive Plans
In February 2018, the Board adopted the 2018 Plan, which was approved by the shareholders at our 2018 Annual Meeting. Prior to the 2018 Plan, options and other equity awards were granted under the 2009 Plan and prior stock incentive plans, each of which were approved by our shareholders. The vesting, change in control, transferability and other relevant provisions for grants under the 2018 Plan are generally the same as for grants under the 2009 Plan.
Upon a “change in control” (as defined in the 2018 Plan), options and awards granted to all participants, including our executives and Directors, are subject to the following vesting provisions: 25% of the unvested options and stock appreciation rights vest and become exercisable, and the restrictions and deferral limitations and other conditions applicable to any restricted stock or other stock unit award shall lapse as to 25% of the remaining number of shares subject to the award, unless the successor company in a corporate transaction does not assume or substitute awards, in which case all awards granted under the 2018 Plan become fully vested and exercisable. In addition, if a participant is terminated by the successor company without cause, as defined in the 2018 Plan (unless otherwise provided in the applicable award agreement or employment agreement between the participant and the Company), within two years following a change in control, then all awards held by such participant become fully vested and exercisable.
In general, options granted under the 2018 Plan and 2009 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the grantee only while he or she is serving as an employee or Director of the Company or, except as described below, within three months after he or she ceases to serve as an employee or Director of the Company; provided, however, that the Board has the discretion to allow a grantee to designate a beneficiary to exercise the options upon the grantee’s death.
If a grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while serving as an employee or Director, or dies within three months after ceasing to serve as an employee or Director, options are exercisable within one year following the date of death or disability. In addition, options granted to Directors and employees since February 2016 will vest immediately upon the grantee’s death or disability. Options granted to Directors are exercisable for two years following the date of retirement, provided the Director has served on the Board for at least five years. Options granted to employees are exercisable for two years following the date of retirement, provided the employee retires from the Company at or after age 60, and that the employee has been an employee of the Company for at least ten years.

2020 Proxy Statement | 85

Options granted in 2018 and 2019 will continue to vest for two vesting periods after retirement for employees meeting certain eligibility criteria, including having been employed by the Company or any of its subsidiaries for at least ten years, retiring from the Company at the age of 60 years or older and providing written notice to the Company at least six months prior to retirement. This continued vesting provision was removed for all employee option awards granted after December 4, 2019. Options expire on the day immediately prior to the tenth anniversary of the date of grant.
When RSUs granted under the 2009 Plan and the 2018 Plan vest, an equivalent number of shares of our common stock is then issued and delivered to the grantee. Generally, if a grantee ceases to be an employee or Director, then the balance of each RSU award that has not yet vested will be forfeited, except that unvested RSUs from awards granted since February 2016 will vest immediately upon the grantee’s death or disability. RSUs granted in 2018 and 2019 will continue to vest for an additional two vesting periods after retirement for employees meeting certain eligibility criteria, including having been employed by the Company or any of its subsidiaries for at least ten years, retiring from the Company at the age of 60 years or older and providing written notice to the Company at least six months prior to retirement. This continued vesting provision was removed for all RSUs granted in 2020 or later.
Deferred stock units are granted to our Directors pursuant to the Director Plan, and for information regarding deferred stock units, see the discussion under “Director Plan” beginning on page 43.
Executive Bonus Recovery Policy
Effective March 3, 2010, the Board adopted a Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements, also known as a “clawback policy,” that applies to annual performance-based cash incentive compensation granted to all officers of the Company subject to reporting under Section 16 of the Exchange Act on or after March 3, 2010. For purposes of the policy as originally adopted, “incentive compensation” meant bonuses and other cash incentive payouts, whether paid or unpaid, vested or unvested. In March 2014, the policy was amended to include stock options, restricted stock units and other similar equity awards within the definition of “incentive compensation” subject to the policy.
Under the clawback policy, if the Company is required to restate its financial results for any of the three most recent fiscal years, other than a restatement due to changes in accounting principles or applicable law, and the Board or the Compensation Committee determines that an executive subject to the policy has received more incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the Board or Compensation Committee will take such action in its discretion that it determines appropriate to recover the incentive compensation that would not have been paid or awarded to the executive.
The clawback policy applies to an executive only if the Board or Compensation Committee determines that the executive has engaged in fraud or willful misconduct that caused or partially caused the restatement. The Board or Compensation Committee has the sole discretion to determine whether an executive has engaged in such conduct.

86 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control
Ayers Mutual Separation Agreement
In connection with the termination of employment of Mr. Ayers effective November 1, 2019, Mr. Ayers and the Company entered into the Ayers Mutual Separation Agreement. Pursuant to the Ayers Mutual Separation Agreement, Mr. Ayers will receive severance payments consistent with termination payments payable under his pre-existing employment agreement in connection with a termination without cause, including: (i) two years’ base salary continuation at his base salary rate in effect immediately prior to November 1, 2019, equal to approximately $1.6 million payable ratably over a two-year period; (ii) a lump sum payment equal to $40,000, to compensate Mr. Ayers for approximately 24 months of medical insurance coverage premium costs; and (iii) a lump sum payment equal to $833,333, representing a pro-rated annual target bonus for 2019 through November 1, 2019. Under the terms of the Ayers Mutual Separation Agreement, Mr. Ayers is entitled to continued vesting of his unvested stock options in accordance with the vesting schedule set forth in the applicable award agreement and exercisability for each stock option’s full term. Mr. Ayers’s entitlement to these payments and benefits under the Ayers Mutual Separation Agreement are subject to his ongoing compliance with a standard invention and non-disclosure agreement and non-competition and non-solicitation restrictions for a period until the later of (i) two years following the end of Mr. Ayers’s advisory services to the Company pursuant to the Senior Advisory Agreement described below and/or Board service, and (ii) the date on which all of Mr. Ayers’s outstanding stock options have fully vested. The payments and benefits provided to Mr. Ayers pursuant to the Ayers Mutual Separation Agreement are in lieu of any consideration to which Mr. Ayers was entitled pursuant to his Employment Agreement with the Company, dated January 22, 2002, and his Amended and Restated Executive Employment Agreement with the Company, dated February 13, 2011, and the Ayers Mutual Separation Agreement supersedes those agreements in their entirety.
The following table describes the payments to Mr. Ayers under the Ayers Mutual Separation Agreement in connection with his termination of employment with the Company.
Ayers Severance Payments

Name	Salary (1) ($)	Annual Bonus (2) ($)	Benefits (3) ($)	Continued Vesting of Equity Awards (4) ($)	Total ($)
Jonathan W. Ayers	1,600,000	833,333	40,000	10,580,200	13,053,533

(1)	Amount shown is calculated by multiplying by two the annual base salary in effect on November 1, 2019.

(2)	Represents pro-rated annual target bonus for 2019 through November 1, 2019.

(3)	Represents lump sum payment to compensate Mr. Ayers for approximately 24 months of medical insurance coverage premium costs.

(4)
Mr. Ayers’s unvested stock options will continue to vest in accordance with their terms. This amount represents the intrinsic value of unvested stock options as of November 1, 2019 that will continue to vest following Mr. Ayers’s termination on November 1, 2019 using the closing sale price of the Company’s common stock as of November 1, 2019.

Mr. Ayers continues to serve on our Board and is entitled to receive payment for his service as a non-employee director of the Company, as described above under the heading “Non-Employee Director Compensation” beginning on page 42. In addition, pursuant to the terms of the Senior Advisory Agreement, Mr. Ayers continues to serve the Company as a Senior Advisor in consideration of advisory fees at a rate of $240,000 per year.
For more information regarding the Ayers Mutual Separation Agreement and the Senior Advisory Agreement, please see above under the heading “CEO Transition and CEO Compensation Decisions” beginning on page 57.
Mazelsky Employment Agreement
In connection with the promotion of Mr. Mazelsky to our President and CEO in October 2019, the Company and Mr. Mazelsky entered into the Mazelsky Employment Agreement. This agreement provides, among other things, that if Mr. Mazelsky were to be terminated by IDEXX other than for cause (except within two years following a change in control), he will be entitled to the following severance benefits: (i) base salary continuation for two years following termination, (ii) a lump sum cash payment equal to two years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination, and (iii) continued vesting of any outstanding equity incentive awards that otherwise would have vested during the two-year period following termination, which awards, if stock options, would remain exercisable for a period of 90 days following the end of such two-year period. In addition, any options that were vested immediately prior to such termination date will remain exercisable for a period of 90 days following his termination (or, if Mr.

2020 Proxy Statement | 87

Mazelsky is retirement-eligible (as defined in the applicable equity award agreement) as of such termination date, for a period of 24 months following such termination date).
Under the Mazelsky Employment Agreement, “cause” with respect to Mr. Mazelsky is defined as: (i) willful misconduct or gross negligence in the performance of his duties; (ii) willful failure or refusal to perform reasonably assigned directives of, or internal investigations conducted by or at the direction of, the Board; (iii) an indictment or conviction for a felony or any other crimes (whether or not a felony) involving fraud, theft, breach of trust, or similar acts; (iv) willful or continued failure to comply with Company rules, regulations, policies or procedures; or (v) abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company.
As a condition of receipt of any payments or benefits under the Mazelsky Employment Agreement, Mr. Mazelsky will be required to sign a release in the form attached as an exhibit to the Mazelsky Employment Agreement and to abide by the provisions thereof. The release contains a release and waiver of certain claims Mr. Mazelsky or his heirs and assigns may have against the Company (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. In addition, Mr. Mazelsky’s entitlement to the severance benefits described above are subject to his ongoing compliance with a standard invention and non-disclosure agreement and a non-compete agreement providing for non-competition and non-solicitation restrictions for a period of two years following termination of Mr. Mazelsky’s employment for any reason.
The Mazelsky Employment Agreement also includes change in control provisions pursuant to which, if the employment of Mr. Mazelsky is terminated either by the Company other than for cause or by Mr. Mazelsky for good reason (as defined in the Mazelsky Employment Agreement) within two years following a change in control, he will receive certain payments and benefits, as described below under the heading “Change in Control Agreements.”
The following table describes potential payments to Mr. Mazelsky under the Mazelsky Employment Agreement described above, assuming he was terminated without cause on December 31, 2019 and not in connection with or after a change in control. The actual amounts to be paid out can only be determined in the event of and at the time of its actual termination.
Potential Termination Payments

Name	Salary (1) ($)	Benefits (2) ($)	Continued Vesting of Equity Awards (3) ($)	Total ($)
Jonathan J. Mazelsky	1,700,000	40,091	8,233,774	9,973,865

(1)	Mr. Mazelsky’s salary will be paid by the Company for two years following termination. Amount shown is calculated by multiplying by two the annual base salary in effect on December 31, 2019.

(2)
Amount shown represents the aggregate estimated amount of the employer portion of the costs of continued health benefits for Mr. Mazelsky and his covered dependents for the 24-month period following termination, based on the level of coverage in effect as of December 31, 2019, consisting of the following: (a) medical and dental coverage ($30,732), and (b) premiums paid on behalf of Mr. Mazelsky under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,359).

(3)
Mr. Mazelsky’s stock options and RSUs would continue to vest in accordance with their terms for two years following termination. This amount represents the intrinsic value of unvested stock options and RSUs as of December 31, 2019 that would continue to vest for two years following termination on December 31, 2019 using the closing sale price of the Company’s common stock as of December 31, 2019 to illustrate the potential value at termination.

For more information regarding the Mazelsky Employment Agreement, please see above under the heading “CEO Transition and CEO Compensation Decisions” beginning on page 57.
Except as described above with respect to Mr. Ayers, Mr. Mazelsky and the change in control agreements described below, the Company does not have any contracts, agreements, plans or arrangements with any other executives providing for the payment of severance or other benefits to such officers upon a termination of employment with the Company for any reason, other than arrangements that are generally available to all salaried employees.

88 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Change in Control Agreements
The Company has entered into executive employment agreements (or change in control agreements) with its executives, including each of the NEOs. As described above, the Ayers Mutual Separation Agreement superseded in its entirety the change in control agreement entered into with Mr. Ayers. With respect to Mr. Mazelsky, the terms of his change in control agreement are included in the Mazelsky Employment Agreement.
The existing change in control agreements for all of the NEOs are identical except as described below.
Each change in control agreement, other than the Mazelsky Employment Agreement, has an initial term that automatically renews for successive periods of one year, unless the Company provides notice of nonrenewal to the executive within 120 days prior to the renewal date.
The change in control agreements provide for the Company to make certain payments and provide certain benefits to the NEOs upon a qualifying termination of employment that follows a change in control of the Company, as described further below. For a further discussion of the Company’s reasons for having change in control agreements, refer to the discussion of change in control agreements under “How We Manage Risk and Governance” beginning on page 74.
The change in control agreements define a change in control of the Company as any of the following events (provided, in each case, that with respect to any payments or benefits subject to Section 409A of the Code, the following events must constitute a “change in control event” within the meaning of the applicable Treasury regulation):

•	The acquisition by any person of 35% or more of the shares of common stock or combined voting power of the Company’s outstanding securities;

•
A change in the composition of the Company’s Board such that a majority of the Board no longer consists of incumbent directors, or directors nominated or elected by incumbent directors, who had been directors of the Company during the 24 months prior to the change in composition;

•
A reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (business combination), unless immediately following such business combination:

•
The shareholders of the Company immediately prior to such business combination own more than a majority of the outstanding shares of common stock and the combined voting power of the Company’s outstanding voting securities of the corporation resulting in the business combination in substantially the same proportion as their ownership immediately prior to the transaction;

•	No person owns 20% or more of the stock of the corporation resulting from the business combination; and

•	At least half of the members of the board of the corporation resulting from the business combination were members of the Board at the time of the agreement providing for such business combination; and

•	Approval by the shareholders of a complete liquidation or dissolution of the Company or sale of substantially all of the assets of the Company.
Under each of the change in control agreements (other than the Mazelsky Employment Agreement), for a period of two years following a change in control, the Company may not generally reduce the executive’s annual base salary or target bonus, or the aggregate benefits to which the executive is entitled under incentive plans and welfare benefit plans, below the level to which the executive was entitled prior to the change in control.
If the employment of an executive is terminated either by the Company without “cause,” as defined below, or by the executive for “good reason,” as defined below, within the period of two years following a change in control, then the Company shall provide the following payments and benefits to the executive:

•	For each executive other than Mr. Mazelsky, a prorated payment of the executive’s target bonus for the portion of the year of termination prior to the date of termination;

•
An amount equal to two times (or three times in the case of Mr. Mazelsky) the sum of the executive’s annual base salary plus the average bonus received by the executive for the three full fiscal years preceding the change in control;

•
The continuation of all benefits under welfare, benefit, savings and retirement plans (including, without limitation, medical, dental and life insurance plans) for a period of two years, or, in the case of Mr. Mazelsky, a lump sum cash payment equal to three years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination; and

•	Any other amounts or benefits required to be paid to the executive under any plan, program, policy or practice or contract or agreement of the Company.

2020 Proxy Statement | 89

The Company will also reimburse the executive up to $12,500 per year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment outside the State of Maine until the earlier of two years from termination of the executive’s employment or the date he or she secures full-time employment.
Upon a change in control, each outstanding stock option, RSU or other equity award (each of which is referred to as an equity award) held by an executive shall become immediately exercisable or vested with respect to 25% of the number of shares as to which such equity award otherwise would not then be exercisable or vested. If the executive’s employment is terminated without cause, or by the executive for good reason, within two years following a change in control, all equity awards held by the executive shall become fully vested and exercisable. In addition, the 2018 Plan provides that all equity awards become fully vested and exercisable in the event a successor company in a corporate transaction does not assume or substitute the outstanding awards.
Under the change in control agreements (other than the Mazelsky Employment Agreement), “cause” is defined as the willful failure of the executive to substantially perform the executive’s duties with the Company, or the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. The Mazelsky Employment Agreement defines “cause” as (i) willful misconduct or gross negligence in the performance of his duties; (ii) willful failure or refusal to perform reasonably assigned directives of, or internal investigations conducted by or at the direction of, the Board; (iii) an indictment or conviction for a felony or any other crimes (whether or not a felony) involving fraud, theft, breach of trust, or similar acts; (iv) willful or continued failure to comply with Company rules, regulations, policies or procedures; or (v) abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company.
Under the change in control agreements, “good reason” is defined as one or more of the following conditions arising without the consent of the executive:

•	Any material reduction of the executive’s annual base salary (or, with respect to Mr. Mazelsky, any material reduction of Mr. Mazelsky’s annual bonus opportunity);

•	Any material reduction of the executive’s authority, duties or responsibilities;

•	Any material reduction of the budget over which the executive has authority;

•	A material change in the geographic location at which the executive is employed; or

•	Certain breaches by the Company of the agreement.
Under the change in control agreements with Mr. Mazelsky, Mr. McKeon and Ms. Underberg, if the executive does not hold the same position with the entity surviving any change in control as he or she holds with the Company, then good reason will be deemed to exist. In addition, good reason will be deemed to exist under the change in control agreement with Mr. Mazelsky if Mr. Mazelsky is required to report to a corporate officer or employee instead of directly to the Board.
Any notice of termination for good reason must be given to the Company (or its successor) within 60 days of the initial existence of one or more of the conditions described above. The Company (or its successor) will then be entitled to a period of 30 days during which it may remedy the condition(s) and not be required to pay benefits under the change in control agreement.
Under the change in control agreements, there is no tax “gross-up” provision and the Company is not required to reimburse the executives for any tax liabilities resulting from payments received by them under their change in control agreements.
As a condition of receipt of any payments or benefits under the change in control agreements, the executives will be required to sign a customary release prepared and provided by the Company (or its successor) and to abide by the provisions thereof. The release will contain a release and waiver of any claims the executive or his or her representatives may have against the Company (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.

90 | 2020 Proxy Statement

EXECUTIVE COMPENSATION

The Mazelsky Employment Agreement includes, in addition to change in control and other provisions, a standard non-compete and non-solicit agreement and invention and non-disclosure agreement, and supersedes prior non-compete, non-solicit and invention and non-disclosure agreements between Mr. Mazelsky and the Company. The other change in control agreements do not supersede the standard non-compete and non-solicit agreements and invention and non-disclosure agreements between each executive and the Company. These non-compete and non-solicit agreements provide that, for a period of two years after either, in the case of Mr. Mazelsky, termination for any reason, or, in the case of the other executives, voluntary termination by the executive or termination by the Company with cause, the executive may not engage in any business enterprise that competes with the Company or recruit, solicit or induce any employee of the Company to terminate their employment with the Company. The invention and non-disclosure agreements include standard provisions that all developments made or conceived by the executive during his or her employment by the Company shall be the sole property of the Company and that the executive will not disclose or use for his or her own benefit or the benefit of others the Company’s proprietary information.
The following table describes potential payments to each of our NEOs (other than Mr. Ayers) under the change in control agreements that were in effect as of December 31, 2019. The table assumes a change in control occurred and the officer’s employment was terminated either by the Company without cause or by the officer for good reason on December 31, 2019. The actual amounts to be paid out can only be determined in the event of and at the time of a change in control and a qualifying termination of each NEO.
Potential Change in Control Payments

Name	Salary (1) ($)	Multiple Average of Bonus (1) ($)	Pro-Rated Bonus (1) ($)	Benefits ($)		Outplacement ($)	Accelerated Vesting of Equity Awards (2) ($)	Total ($)
Jonathan J. Mazelsky	2,550,000	1,596,500	—	60,137	(3)	25,000	11,388,563	15,620,200
Brian P. McKeon	1,184,500	1,131,667	444,188	33,805	(4)	25,000	11,876,431	14,695,591
Michael J. Lane	824,000	526,667	247,200	39,017	(5)	25,000	3,836,295	5,498,179
Kathy V. Turner	824,000	573,333	247,200	32,982	(6)	25,000	4,170,623	5,873,138
Sharon E. Underberg	850,000	510,000	233,750	33,619	(7)	25,000	1,057,094	2,709,463

(1)
Amounts shown for Mr. Mazelsky are three times his salary and three times his average annual bonus for the prior three years. Amounts shown for all other NEOs represent two years of such payments. In addition, the NEOs other than Mr. Mazelsky would each be entitled to a pro-rated amount of his or her target bonus for the then-current fiscal year. Salary and bonus payments shall generally be paid in a lump sum on the 90th day following the date of termination (or, in the case of Mr. Mazelsky, on the 60th day following the date of termination), provided that the executive has signed the required release and the statutory period during which the executive is entitled to revoke the release has expired on or before that day. Benefits shall be paid by the Company as stated in notes (3) through (7) below.

(2)
Represents the intrinsic value of accelerated equity awards (stock options and RSUs), calculated based on the exercise price of the underlying awards and the closing sale price of the Company’s common stock as of December 31, 2019.

(3)
Amount shown represents the aggregate estimated amount of the employer portion of the costs of continued health benefits for Mr. Mazelsky and his covered dependents for the 36-month period following termination, based on the level of coverage in effect as of December 31, 2019, payable in a lump sum on the 60th day following the date of termination (provided that Mr. Mazelsky has signed the required release and the statutory period during which Mr. Mazelsky is entitled to revoke the release has expired on or before that day), consisting of the following: (a) medical and dental coverage ($46,099), and (b) premiums paid on behalf of Mr. Mazelsky under the Company’s accidental death and dismemberment, disability and life insurance plans ($14,038).

(4)
Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. McKeon for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($30,733), and (b) premiums paid on behalf of Mr. McKeon under the Company’s accidental death and dismemberment, disability and life insurance plans ($3,072)

(5)
Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Lane for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($30,733), and (b) premiums paid on behalf of Mr. Lane under the Company’s accidental death and dismemberment, disability and life insurance plans ($8,284).

(6)
Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Ms. Turner for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($24,062), and (b) premiums paid on behalf of Ms. Turner under the Company’s accidental death and dismemberment, disability and life insurance plans ($8,920).

(7)
Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Ms. Underberg for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($24,227), and (b) premiums paid on behalf of Ms. Underberg under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,392).

2020 Proxy Statement | 91

General Information about the 2020 Annual Meeting and Voting
The Proxy Statement and How Proxies Work
Our Board is asking for your proxy to vote at the 2020 Annual Meeting because you were a shareholder as of the close of business on March 9, 2020 (Record Date), and are entitled to vote at the 2020 Annual Meeting. This Proxy Statement and the accompanying materials are being provided to you in connection with the solicitation by the Board of proxies to be voted at our 2020 Annual Meeting and at any adjournment or postponement thereof.
Giving us your proxy means that you authorize us to vote your shares at the 2020 Annual Meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the Board in this Proxy Statement. You can vote for or against one or all of the Director nominees or abstain from voting for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted “FOR” each proposal as recommended by the Board of Directors.
Who Can Vote
As of the Record Date, there were 85,224,934 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the 2020 Annual Meeting.
Most of our shareholders hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned in street name:

•
Shareholder of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and these proxy materials are being made available directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2020 Annual Meeting.

•
Beneficial Owner of Shares Held in Street Name: If your shares are held in a brokerage account through a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you through your bank, broker, trustee or nominee. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, trustee, or nominee on how to vote and are also invited to attend the 2020 Annual Meeting. Your bank, broker, trustee or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you have obtained a legal proxy from your bank, broker, trustee or nominee entitling you to vote your shares at the 2020 Annual Meeting.

Notice of Internet Availability (Notice and Access)
Instead of mailing a printed copy of our proxy materials to each shareholder, we are furnishing proxy materials via the Internet. This reduces both the costs and the environmental impact of sending our proxy materials to our shareholders. If you received a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. The Notice of Internet Availability will instruct you how to access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you how to submit your proxy on the Internet and how to vote by telephone.
If you would like to receive a printed or emailed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual shareholder meetings.

92 | 2020 Proxy Statement

ANNUAL MEETING AND VOTING

The Notice of Internet Availability is first being sent to shareholders on or about March 26, 2020. Also on or about March 26, 2020, we will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2020 Annual Meeting, as well as our 2019 Annual Report on Form 10-K filed with the SEC on February 14, 2020.
How to Vote
You can vote online at the virtual 2020 Annual Meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the virtual 2020 Annual Meeting. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting. You can revoke your proxy and change your vote at the 2020 Annual Meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the 2020 Annual Meeting.
We are offering shareholders four methods of voting:

•	You may vote over the Internet;

•	You may vote by telephone;

•
If you are a registered holder of our shares, you may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the prepaid envelope accompanying the paper proxy card; or

•
You may vote online at the virtual 2020 Annual Meeting. If you attend the 2020 Annual Meeting over the Internet, you will be able to vote your shares online, even if you already voted by Internet, telephone or mail. You will need to enter your control number (included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2020 Annual Meeting.

See “How to Vote” on page 8 to determine how to vote your shares by mail, telephone or Internet.
Revoking a Proxy
You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:

•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•
Providing written notice to our Corporate Vice President, General Counsel and Corporate Secretary before or at the 2020 Annual Meeting prior to the voting on any proposal, if you are a registered holder of our shares; or

•	Voting online at the virtual 2020 Annual Meeting.
The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the virtual 2020 Annual Meeting over the Internet will not, by itself, revoke your proxy.
Quorum
In order to transact business at the 2020 Annual Meeting, we must have a quorum. This means that at least a majority of the issued and outstanding shares entitled to vote as of the Record Date must be represented at the 2020 Annual Meeting, either by proxy or in person. Abstentions and broker non-votes (which are described below) are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by us, are not voted and do not count towards establishing a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
Votes Needed
Approval of each of the proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes (which are described below) are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the 2020 Annual Meeting.
Votes will be tabulated by an independent inspector of elections appointed for the 2020 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The preliminary voting results will be announced at the 2020 Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the 2020 Annual Meeting.

2020 Proxy Statement | 93

Broker Non-Votes
If you are a beneficial owner of shares held in “street name” and do not give voting instructions to your bank or brokerage firm, your bank or brokerage firm will be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The following are non-discretionary items on which your bank or brokerage firm may not vote without voting instructions from you:

•	Election of Directors (Proposal One)

•	The Advisory Vote to Approve Executive Compensation (Proposal Three)
In the case of these non-discretionary items for which your bank or brokerage firm does not have voting instructions, the bank or brokerage firm is required to indicate on its proxy that it does not have discretionary authority to vote on these matters, and your shares will be treated as “broker non-votes” with respect to these proposals. Ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered to be a discretionary item on which banks and brokerage firms may vote.
Conduct of the 2020 Annual Meeting
Pursuant to our Amended and Restated By-Laws, the independent Non-Executive Board Chair adopted rules and procedures that he believes are appropriate to ensure that the 2020 Annual Meeting is conducted properly. These Rules of Conduct and Procedures are currently available at our online pre-meeting forum that beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. In addition, these Rules of Conduct and Procedures will also be available at the 2020 Annual Meeting at www.virtualshareholdermeeting.com/IDXX2020.
Pre-Meeting Forum and Submitting Questions
The virtual format for our 2020 Annual Meeting will allow us to implement a pre-meeting forum to communicate more effectively with you. You can access the pre-meeting forum and submit written questions in advance of our 2020 Annual Meeting, vote, and also access copies of the 2020 Annual Meeting’s Rules of Conduct and Procedures, as well as our proxy statement and annual report, by visiting www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders.
Virtual 2020 Annual Meeting
We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our shareholders and the Company. Hosting our 2020 Annual Meeting as a completely virtual meeting will provide easy access for shareholders, facilitate shareholder participation and reduce the environmental impact of our 2020 Annual Meeting. For more information regarding the virtual format, see the discussion under “Virtual Shareholder Meeting” beginning on page 41.

The 2020 Annual Meeting will be conducted over the Internet via live audio webcast at 10:00 a.m., Eastern Time, on Wednesday, May 6, 2020. Shareholders of record as of March 9, 2020, will be able to attend, vote and submit questions during the virtual 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2020. To participate in the virtual annual meeting, you will need the control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. The audio webcast will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

Technical Difficulties Accessing the Virtual Meeting
If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-855-449-0991 (Toll-free)
1-720-378-5962 (Toll line)

The audio webcast will include consideration of the proposals and a live question-and-answer session. During the live question-and-answer session, we will answer questions as they come in and address those submitted in advance at the pre-meeting forum, as time permits. Shareholders accessing the audio webcast will be able to submit questions in writing or, by following instructions on our online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2020, dial in to a toll-free number and verbally ask live questions during the meeting.

94 | 2020 Proxy Statement

ANNUAL MEETING AND VOTING

Voting on Other Matters
If other matters are properly presented for consideration at the 2020 Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we do not know of any other matters to be raised at the 2020 Annual Meeting and the dates by which other matters to be voted on at the 2020 Annual Meeting must have been submitted by our shareholders pursuant to Rule 14a-8 of the Exchange Act or our Amended and Restated By-Laws have passed.
Solicitation of Proxies
We will pay the expenses of the solicitation of proxies by our Board. Proxies can be solicited on our behalf by Directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc. to distribute and solicit proxies and will pay MacKenzie Partners, Inc. a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for its services.
Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of our common stock held in their names and, as required by law, we will reimburse them for their reasonable out-of-pocket expenses for this service.
Householding of Annual Meeting Materials
Some of our shareholders may be participating in the practice of “householding” proxy statements, annual reports and the Notice of Internet Availability. This means that only one copy of such documents may have been sent to multiple shareholders in your household. This reduces printing costs, postage fees and the environmental impact. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number:
Investor Relations
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine, 04092
Telephone: 207-556-8155
If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

2020 Proxy Statement | 95

Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders
Proposals Submitted Under Rule 14a-8
In order to be considered for inclusion in next year’s proxy statement, shareholder proposals submitted pursuant to Rule 14a-8 must be submitted in writing and addressed to and be received by our Corporate Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 by November 26, 2020. The deadline to submit a proposal for inclusion in our proxy materials for the 2020 Annual Meeting has passed.
Proposals Submitted Outside of Rule 14a-8
Our Amended and Restated By-Laws also establish advance notice procedures that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting outside of the process under Rule 14a-8. These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting must be submitted in writing to our Corporate Vice President, General Counsel and Corporate Secretary and received by the deadline indicated below at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Our Amended and Restated By-Laws provide that shareholder nominations or other proposals must include certain information regarding:

•	The shareholder submitting the nomination or proposal;

•	Any nominee for Director; and/or

•	The item of business.
Proxy Access Nominations. In order to properly bring before the 2021 Annual Meeting a shareholder’s nomination of one or more Director candidates to be included in our proxy statement and ballot pursuant to Section 2.8 of our Amended and Restated By-Laws (proxy access nomination), we must receive written notice in writing of your intention to introduce a proxy access nomination at our 2021 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, no earlier than October 27, 2020 and no later than November 26, 2020 (i.e., not less than 120 days or more than 150 days before the first anniversary of the date this Proxy Statement was first released to shareholders in connection with the 2020 Annual Meeting). The adjournment or postponement of the 2020 Annual Meeting (or the public notice thereof) shall not affect the time period required to give notice of a proxy access nomination with respect to the 2021 Annual Meeting.
Other Nominations or Items of Business. In order to properly bring before the 2021 Annual Meeting any Director nomination or any other item of business other than a matter brought pursuant to Rule 14a-8 or a proxy access nomination, we must receive notice in writing of your intention to introduce such nomination or proposed item of business at our 2021 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, not less than 90 days or more than 120 days before the first anniversary of the 2020 Annual Meeting. However, if the date of our 2021 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the date of the 2020 Annual Meeting, then we must receive such notice at the address noted above not earlier than the 120th day before such Annual Meeting; and not later than the close of business on the later of the 90th day before such Annual Meeting or the 10th day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that our 2021 Annual Meeting is held between April 16, 2021 and July 5, 2021, as is currently expected, we must receive the written notice of your intention to introduce a nomination or proposed item of business at our 2021 Annual Meeting, and all supporting information, no earlier than January 6, 2021 and no later than February 5, 2021.

96 | 2020 Proxy Statement

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements
This Proxy Statement and the accompanying materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly the matters described under the headings “Business,” “Risk Factors,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in our 2019 Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, if any, which we incorporate herein by reference.
Other Matters
The Board knows of no other matters to be presented for shareholder action at the 2020 Annual Meeting. If, however, other matters do properly come before the 2020 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
The Board hopes that you will attend the 2020 Annual Meeting. Whether or not you plan to attend the 2020 Annual Meeting, you are urged to vote at your earliest convenience in the manner and method set forth under the section entitled “How to Vote” on page 8.
By order of the Board of Directors,
Sharon E. Underberg
Corporate Vice President,
General Counsel and Corporate Secretary
March 26, 2020

2020 Proxy Statement | 97

Appendix A – Reconciliation of Non-GAAP Financial Measures
We report our results in conformity with U.S. generally accepted accounting principles (GAAP). We use certain non-GAAP financial measures in this Proxy Statement to supplement our consolidated results presented in accordance with GAAP or as part of our executive compensation program. Our reconciliation of these non-GAAP financial measures is included in this Appendix.
While we believe that these non-GAAP financial measures are useful, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.
After-Tax Return on Invested Capital, Excluding Cash and Investments
After-tax return on invested capital, excluding cash and investments, represents our after-tax income from operations for the year ended December 31, 2019, divided by our average invested capital, excluding cash and investments, using the beginning and ending balance sheet values. After-tax return on invested capital, excluding cash and investments, after-tax income from operations and average invested capital, excluding cash and investments, are not measures of financial performance under GAAP and should be considered in addition to, and not as replacements of or superior measures to, return on assets, net income, total assets or other financial measures reported in accordance with GAAP. We believe that reporting after-tax return on invested capital, excluding cash and investments, provides useful information to investors for evaluating the efficiency and effectiveness of our use of capital.
In this Proxy Statement, we report our after-tax return on invested capital, excluding cash and investments, for 2019. The reconciliation of this non-GAAP financial measure is as follows:

Numerator (amounts in thousands)	For the Year Ended December 31, 2019
Income from operations (as reported)	$552,846
After-tax income from operations(1)	$452,882

Denominator (dollar amounts in thousands)	As of December 31, 2019	As of December 31, 2018
Total shareholders’ equity (deficit)	$177,473	$(9,513)
Noncontrolling interest	352	280
Line of credit	288,765	398,937
Long-term debt	698,910	601,348
Deferred income tax assets	(8,100)	(8,481)
Deferred income tax liabilities	33,024	29,267
Total invested capital	$1,190,424	$1,011,838
Less cash and cash equivalents	90,326	123,794
Total invested capital, excluding cash and investments	$1,100,098	$888,044
Average invested capital, excluding cash and investments(2)	$994,071
After-tax return on invested capital, excluding cash and investments	45.6%

(1)
After-tax income from operations represents income from operations reduced by our reported effective tax rate of 18.1% for the year ended December 31, 2019 excluding the impact of non-recurring tax items. See Note 13 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K for information on the impact of these items on our effective tax rate.

(2)	Average invested capital, excluding cash and investments, represents the average of the amount of total invested capital, excluding cash and investments, as of December 31, 2018 and December 31, 2019.

98 | 2020 Proxy Statement

APPENDIX A

Comparable Constant Currency EPS Growth
Comparable constant currency EPS growth represents the percentage change in earnings per share (diluted), as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates and excluding the impact of the Company’s adoption of share-based compensation accounting change under ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (ASU 2016-09) for the periods after its adoption on January 1, 2017 and non-recurring or unusual items. Comparable constant currency EPS growth should be considered in addition to, and not as a replacement of or a superior measure to, earnings per share (diluted) growth reported in accordance with GAAP. We believe that reporting comparable constant currency EPS growth provides useful information to investors by facilitating better period-over-period comparisons of our fundamental earnings per share performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.
In this Proxy Statement, we report the comparable constant currency EPS growth for 2019, which excludes the impact of changes in foreign currency exchange rates, the Company’s adoption of ASU 2016-09 and CEO transition charges. We estimate the net impact of changes in foreign currency exchange rates on adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. In connection with our CEO transition, we entered in a Mutual Separation Agreement with Mr. Ayers, who is our former President, CEO and Board Chair, effective November 1, 2019, and we recognized a charge to operating income of approximately $13.4 million in the fourth quarter of 2019, representing the cost of severance payments and an acceleration of the cost of equity awards, which was offset by a reduction to our provision for income taxes of approximately $1.2 million, resulting in a total charge to net income of approximately $12.2 million, net of tax impacts. For more information regarding the CEO transition and the Mutual Separation Agreement with Mr. Ayers, see “CEO Transition” beginning on page 57 above and “Ayers Mutual Separation Agreement” beginning on page 87 above.
The reconciliation of this non-GAAP financial measure is as follows:

	For the Year Ended December 31, 2019 ($)	For the Year Ended December 31, 2018 ($)	Year-over-Year Growth
Earnings per share (diluted)	4.89	4.26	15%
CEO transition charges	0.14	—
Impact of adoption of ASU 2016-09	(0.22)	(0.24)
Comparable EPS	4.81	4.02	20%
Change from currency	0.05	(0.01)
Comparable constant currency EPS	4.86	4.01	21%

2020 Proxy Statement | 99

Comparable Constant Currency Operating Margin Improvement
Comparable constant currency operating margin improvement represents the percentage change in operating margin, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, and excluding non-recurring or unusual items. Comparable constant currency operating margin improvement should be considered in addition to, and not as a replacement of or a superior measure to, operating margin improvement reported in accordance with GAAP. We believe that reporting comparable constant currency operating margin improvement provides useful information to investors by facilitating better period-over-period comparisons of our fundamental operating margin performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.
In this Proxy Statement, we report the comparable constant currency operating margin improvement for 2019, which excludes the impact of changes in foreign currency exchange rates and CEO transition charges. We estimate the net impact of changes in foreign currency exchange rates on operating margin results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. In connection with our CEO transition, we entered in a Mutual Separation Agreement with Mr. Ayers, who is our former President, CEO and Board Chair, effective November 1, 2019, and we recognized a charge to operating income of approximately $13.4 million in the fourth quarter of 2019, representing the cost of severance payments and an acceleration of the cost of equity awards. For more information regarding the CEO transition and the Mutual Separation Agreement with Mr. Ayers, see “CEO Transition” beginning on page 57 above and “Ayers Mutual Separation Agreement” beginning on page 87 above.
The reconciliation of this non-GAAP financial measure is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	Year-over-Year Change (basis points)
Income from operations	$552,846	$491,335
Operating margin	23.0%	22.2%	80 bps
CEO transition charges	$13,400	$—
Change from currency	$5,343	$—
Comparable constant currency income from operations	$571,589	$491,335
Comparable constant currency operating margin(1)	23.4%	22.2%	120 bps

(1)	Amounts presented may not recalculate to constant currency operating margin or constant currency margin improvement due to rounding.
Free Cash Flow and the Ratio of Free Cash Flow to Net Income
Free cash flow means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company’s investments in property and equipment. Free cash flow should be considered in addition to, and not as a replacement of or a superior measure to, net cash provided by operating activities. We believe that reporting free cash flow provides useful information to investors because free cash flow indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business.
In this Proxy Statement, we report our free cash flow and the ratio of free cash flow to net income for 2019. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2019
Net cash provided by operating activities	$459,158
Investing cash flows attributable to purchases of property and equipment	(154,969)
Free cash flow	$304,189
Net income	$427,792
Ratio of free cash flow to net income (expressed as a percentage)	71%

100 | 2020 Proxy Statement

APPENDIX A

Organic Revenue Growth
Organic revenue growth represents the percentage change in revenue, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, acquisitions and divestitures. Organic revenue growth should be considered in addition to, and not as a replacement of or a superior measure to, revenue growth reported in accordance with GAAP. We believe that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers.
We exclude from organic revenue growth the effect of changes in foreign currency exchange rates because these changes are not under management’s control, are subject to volatility and can obscure underlying business trends. We calculate the impact on revenue resulting from changes in foreign currency exchange rates by applying the difference between weighted average exchange rates dung 2019 and 2018 to foreign-currency-denominated revenues for 2018.
We also exclude from organic revenue growth the effect of certain business acquisitions and divestitures because the nature, size and number of these transactions can vary dramatically from period to period, and because they either require or generate cash as an inherent consequence of the transaction, and therefore can also obscure underlying business and operating trends. Prior to January 1, 2019, we excluded all acquisitions from organic revenue growth. Effective January 1, 2019, we exclude only acquisitions that are considered to be a business from organic revenue growth. We consider acquisitions to be a business when all three elements of inputs, processes and outputs are present, consistent with ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” In a business combination, if substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, we do not consider these assets to be a business, and effective January 1, 2019, we include these acquisitions in organic revenue growth. A typical acquisition that we do not consider a business is a customer list asset acquisition, which does not have all elements necessary to operate a business, such as employees or infrastructure. We believe that the efforts required to convert and retain these acquired customers are similar in nature to our existing customer base and therefore are included in organic revenue growth. This change did not have a material impact on organic revenue growth during 2019.
In this Proxy Statement, we report the Company’s organic revenue growth and CAG Diagnostics recurring revenue organic growth in 2019. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	Net Revenue For the Year Ended December 31, 2019 ($)	Net Revenue For the Year Ended December 31, 2018 ($)	Dollar Change ($)	Percentage Change	Change from Currency	Change from Acquisitions	Organic Revenue Growth(1)
Total Company	2,406,908	2,213,242	193,666	8.8%	(1.8)%	0.2%	10.3%
CAG Diagnostics recurring revenue	1,828,329	1,654,530	173,799	10.5%	(1.6)%	0.2%	11.9%

(1)	Amounts presented may not recalculate due to rounding.

2020 Proxy Statement | 101

This page intentionally left blank.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
IDEXX LABORATORIES, INC. ONE IDEXX DRIVE WESTBROOK, ME 04092

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/IDXX2020
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E58088-P19475	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IDEXX LABORATORIES, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees		For	Against	Abstain
	1a.	Rebecca M. Henderson, PhD	☐	☐	☐

	1b.	Lawrence D. Kingsley	☐	☐	☐

	1c.	Sophie V. Vandebroek, PhD	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.
Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Two).
						☐	☐	☐

3.	Advisory Vote on Executive Compensation. To approve a nonbinding advisory resolution on the Company’s executive compensation (Proposal Three).					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.idexxproxymaterials.com.

E58088-P19475

IDEXX LABORATORIES, INC. Proxy for the 2020 Annual Meeting of Shareholders To Be Held on May 6, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Lawrence D. Kingsley and Sharon E. Underberg, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side of this ballot, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote at the 2020 Annual Meeting to be held at 10:00 AM EDT on Wednesday, May 6, 2020 at www.virtualshareholdermeeting.com/IDXX2020.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side